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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on May 13, 2005

Registration No. 333-123219

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
Registration Statement Under the Securities Act of 1933

TransMontaigne Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4610 (Primary Standard Industrial Classification Code Number)	34-2037221 (I.R.S. Employer Identification No.)
1670 Broadway, Suite 3100 Denver, Colorado 80202 (303) 626-8200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Donald H. Anderson
Chief Executive Officer
TransMontaigne GP L.L.C.
1670 Broadway, Suite 3100
Denver, Colorado 80202
(303) 626-8200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Joshua Davidson Gerald M. Spedale Baker Botts L.L.P. One Shell Plaza, 910 Louisiana Houston, Texas 77002 (713) 229-1234	Thomas P. Mason Vinson & Elkins L.L.P. 1001 Fannin, Suite 2300 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), please check the following box.    / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    / /

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS Subject to Completion May 13, 2005

3,350,000 Common Units

TRANSMONTAIGNE PARTNERS L.P.
Representing Limited Partner Interests

This is an initial public offering of common units representing limited partner interests of TransMontaigne Partners. We intend to distribute to each common unit the minimum quarterly distribution of $0.40 per quarter or $1.60 per year, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses to our general partner. We currently estimate that the initial public offering price per common unit will be between $19.40 and $21.40. The common units are entitled to receive the minimum quarterly distribution before any distribution is paid on the subordinated units.

Prior to this offering, there has been no public market for the common units. The common units have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "TLP."

Investing in our common units involves risk. Please read "Risk factors" beginning on page 17.

These risks include the following:

–>
We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

–>
We depend upon TransMontaigne Inc. for a substantial majority of our revenues, and any reduction in these revenues would reduce our ability to make distributions to unitholders.

–>
We are exposed to the credit risks of TransMontaigne Inc. and our other key customers, and any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to unitholders.

–>
If we do not make acquisitions on economically acceptable terms, any future growth will be limited.

–>
Due to our lack of asset and geographic diversification, adverse developments in our terminals or pipeline operations or operating areas would reduce our ability to make distributions to our unitholders.

–>
TransMontaigne Inc. controls our general partner, which has sole responsibility for conducting our business and managing our operations. TransMontaigne Inc. has conflicts of interest and limited fiduciary duties, which may permit it to favor its own interests to your detriment.

–>
Unitholders have limited voting rights, and are not entitled to elect our general partner or its directors.

–>
Cost reimbursements, which will be determined by our general partner, and fees due our general partner and its affiliates for services provided will be substantial and will reduce our cash available for distribution to you.

–>
Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

–>
You will experience immediate and substantial dilution of $9.19 per common unit.

–>
You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total

Initial public offering price	$	$

Underwriting discount(1)	$	$

Proceeds, before expenses, to TransMontaigne Partners	$	$

(1)
Excludes structuring fees of $                           to be paid to UBS Securities LLC, equal to 0.5% of the gross proceeds of the offering.

To the extent that the underwriters sell more than 3,350,000 common units, the underwriters have the option to purchase up to an additional 502,500 common units on the same terms and conditions as set forth in this prospectus to cover over-allotments of common units, if any.

The underwriters expect to deliver the common units against payment in New York, New York, on or about                           , 2005.

UBS Investment Bank

Citigroup

A.G. Edwards	Wachovia Securities

TRANSMONTAIGNE

East Liverpool
Fairfax
Greater Cincinnati
New Albany
Louisville
Evansville
Owensboro
Henderson
Cape Girardeau
Paducah
Mt. Vernon
RAZORBACK
Rogers
Montvale
Richmond
Norfolk
Greensboro
Selma
Charlotte
Lookout Mountain
Spartanburg
Belton
Rome
Chattahoochee
Athens
Doraville
Atlanta
Griffin
Macon
Birmingham
Arkansas City
Greenville Complex
Americus
Albany
Montgomery
Collins
Meridian
Purvis
Bainbridge
Baton Rouge
Jacksonville
Cape Canaveral
Tampa
Port Manatee
Port Everglades
Miami
Brownsville Complex

TransMontaigne Partners Facilities

- TLP Terminal / Storage Facility
- TLP Pipeline

TransMontaigne Inc. Facilities

- TMG Terminal / Storage Facility

TMG has granted TLP options to purchase additional refined product terminals. As described in this prospectus, these options are exercisable between January 2006 and December 2008, are subject to negotiation of a purchase price and terminaling arrangements and may be conditioned upon obtaining various third party consents. These options are subject to significant conditions and uncertainties and may never be exercised or consummated.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
TransMontaigne Partners
Summary of Risk Factors
Business Strategies
Competitive Strengths
The Transactions
Management of TransMontaigne Partners
Summary of Conflicts of Interest and Fiduciary Duties
The Offering
Summary Historical Financial Data and Pro Forma Financial Data
RISK FACTORS
Risks Inherent in Our Business
We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner
On a pro forma, as adjusted basis, we would not have had sufficient available cash to pay the full minimum quarterly distribution on all units for the year ended June 30, 2004 and for the nine months ended March 31, 2005
We depend upon TransMontaigne Inc. for a substantial majority of our revenues and if those revenues were reduced, there would be a material adverse effect on our results of operations and ability to make distributions to our unitholders
We are subject to the credit risk of TransMontaigne Inc., and TransMontaigne Inc.'s leverage and creditworthiness could adversely affect our ability to grow our business and make distributions to our unitholders
We are exposed to the credit risks of our key third party customers, and any material nonpayment or nonperformance by such customers could reduce our ability to make distributions to our unitholders
TransMontaigne Inc.'s obligations under the terminaling services agreement may be reduced or suspended in some circumstances, which would reduce our ability to make distributions to our unitholders
If TransMontaigne Inc. does not continue to engage us to provide services after the expiration of the terminaling services agreement, or if we are unable to secure comparable alternative arrangements, our ability to make distributions to our unitholders will be adversely affected.
If we do not make acquisitions on economically acceptable terms, any future growth will be limited
Any acquisitions we make are subject to substantial risks, which could reduce our ability to make distributions to our unitholders
Our options to purchase additional refined product terminals from TransMontaigne Inc. are subject to significant risks and uncertainty, and thus may never be exercised, which could limit our ability to grow our business
We may not be able to obtain financing for the exercise of our options to purchase additional refined product terminals from TransMontaigne Inc., which could limit our ability to grow our business

i

Expanding our business by constructing new assets subjects us to risks that the project may not be completed on schedule, and that the costs associated with the project may exceed our expectations, which could cause our cash available for distributions to our unitholders to be less than anticipated
Our revenues from third party customers are generated under contracts that must be renegotiated periodically and that allow the customer to reduce or suspend performance in some circumstances, which could cause our revenues from those contracts to decline and reduce our ability to make distributions to our unitholders
A significant decrease in demand for refined products in the areas served by our terminals and pipeline would reduce our ability to make distributions to our unitholders
Competition from other terminals and pipelines that are able to supply TransMontaigne Inc.'s and its affiliates' customers with refined petroleum products storage capacity at a lower price could reduce our ability to make distributions to our unitholders
Due to our lack of asset and geographic diversification, adverse developments in our terminals or pipeline operations or operating areas would reduce our ability to make distributions to our unitholders
Our operations are subject to governmental laws and regulations relating to the protection of the environment that may expose us to significant costs and liabilities
We could face significant costs and liabilities if third parties with whom we do business do not comply with environmental regulations
Our business involves many hazards and operational risks, including adverse weather conditions which could cause us to incur substantial liabilities
We are not fully insured against all risks incident to our business, and could incur substantial liabilities as a result
We are subject to strict regulations at many of our facilities regarding employee safety, and failure to comply with these regulations could adversely affect our ability to make distributions to our unitholders
Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities
Restrictions in our debt agreements may prevent us from engaging in some beneficial transactions or paying distributions to our unitholders
Terrorist attacks, and the threat of terrorist attacks, have resulted in increased costs to our business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact our ability to make distributions to our unitholders
Rate regulation may not allow us to recover the full amount of increases in the costs of operating our refined product pipeline, which would adversely affect our revenues and cash flow, and our ability to make distributions to our unitholders
If our interstate rates are successfully challenged, we could be required to reduce our tariff, which would reduce our revenues and our ability to make distributions to our unitholders
Risks Inherent in an Investment in Us

TransMontaigne Inc. controls our general partner, which has sole responsibility for conducting our business and managing our operations. TransMontaigne Inc. has conflicts of interest and limited fiduciary duties, which may permit it to favor its own interests to your detriment
TransMontaigne Inc. may engage in competition with us under certain circumstances
Our partnership agreement limits our general partner's fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty
Cost reimbursements, which will be determined by our general partner, and fees due our general partner and its affiliates for services provided will be substantial and will reduce our cash available for distribution to you
Unitholders have limited voting rights, and are not entitled to elect our general partner or its directors
Even if unitholders are dissatisfied, they cannot remove our general partner without its consent
Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units
The control of our general partner may be transferred to a third party without unitholder consent
You will experience immediate and substantial dilution of $9.19 per common unit
We may issue additional units without your approval, which would dilute your ownership interests
Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price
Your liability may not be limited if a court finds that unitholder action constitutes control of our business
Unitholders may have liability to repay distributions
Tax Risks
Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by states. If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced
A successful IRS contest of the federal income tax positions we take may adversely impact the market for our common units, and the costs of any contest will be borne by our unitholders and our general partner
You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us
Tax gain or loss on the disposition of our common units could be different than expected
Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them
We will treat each purchaser of units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units

You likely will be subject to state and local taxes and return filing requirements as a result of investing in our common units
USE OF PROCEEDS
CAPITALIZATION
DILUTION
CASH DISTRIBUTION POLICY
Distributions of Available Cash
Operating Surplus and Capital Surplus
Subordination Period
Distributions of Available Cash from Operating Surplus during the Subordination Period
Distributions of Available Cash from Operating Surplus after the Subordination Period
Incentive Distribution Rights
Percentage Allocations of Available Cash from Operating Surplus
Distributions from Capital Surplus
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
Distributions of Cash Upon Liquidation
CASH AVAILABLE FOR DISTRIBUTION
SELECTED HISTORICAL FINANCIAL DATA OF TRANSMONTAIGNE PARTNERS (PREDECESSOR)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Nature of Revenues and Expenses
Results of Operations—Years Ended June 30, 2002, 2003 and 2004
Results of Operations—Nine Months Ended March 31, 2004 and 2005
Liquidity and Capital Resources
Critical Accounting Policies and Estimates
Subsequent Events
BUSINESS
Overview
Our Relationship with TransMontaigne Inc.
Business Strategies
Competitive Strengths
Industry Overview
Our Operations
TransMontaigne Inc.'s Operations
Competition
Terminals and Pipeline Control Operations
Safety and Maintenance
Safety Regulation
Environmental Matters
Operational Hazards and Insurance
Tariff Regulation
Title to Properties
Employees
Legal Proceedings
MANAGEMENT
Management of TransMontaigne Partners
Directors and Executive Officers
Reimbursement of Expenses of Our General Partner
Executive Compensation
Compensation of Directors
Long-Term Incentive Plan
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Distributions and Payments to Our General Partner and Its Affiliates
Agreements Governing the Transactions
Omnibus Agreement
Terminaling Services Agreement
CONFLICTS OF INTEREST AND FIDUCIARY DUTIES
Conflicts of Interest
Fiduciary Duties
DESCRIPTION OF THE COMMON UNITS
The Units
Transfer Agent and Registrar
Transfer of Common Units
THE PARTNERSHIP AGREEMENT
Organization and Duration
Purpose
Power of Attorney
Capital Contributions
Voting Rights
Limited Liability

Issuance of Additional Securities
Amendment of the Partnership Agreement
Merger, Sale, or Other Disposition of Assets
Termination and Dissolution
Liquidation and Distribution of Proceeds
Withdrawal or Removal of Our General Partner
Transfer of General Partner Interest
Transfer of Ownership Interests in General Partner
Transfer of Incentive Distribution Rights
Change of Management Provisions
Limited Call Right
Meetings; Voting
Status as Limited Partner
Non-citizen Assignees; Redemption
Indemnification
Reimbursement of Expenses
Books and Reports
Right to Inspect Our Books and Records
Registration Rights
UNITS ELIGIBLE FOR FUTURE SALE
MATERIAL TAX CONSEQUENCES
Partnership Status
Limited Partner Status
Tax Consequences of Unit Ownership
Tax Treatment of Operations
Disposition of Common Units
Uniformity of Units
Tax-Exempt Organizations and Other Investors
Administrative Matters
State, Local, Foreign and Other Tax Considerations
INVESTMENT IN TRANSMONTAIGNE PARTNERS BY EMPLOYEE BENEFIT PLANS
UNDERWRITING
Over-Allotment Option
Commissions and Discounts
No Sales of Similar Securities
New York Stock Exchange
Price Stabilization, Short Positions
Determination of Offering Price
Directed Unit Program
Affiliations
VALIDITY OF THE COMMON UNITS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS

APPENDIX A—First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P.
APPENDIX B—Glossary of Terms
APPENDIX C—Pro Forma, As Adjusted, Available Cash from Operating Surplus

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus.

v

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in the common units. You should read the entire prospectus carefully, including the historical and pro forma combined financial statements and notes to those financial statements. The information presented in this prospectus assumes an initial public offering price of $20.40 per common unit, that the underwriters' over-allotment option is not exercised and that a sale of 450,000 subordinated units to an affiliate of Morgan Stanley Capital Group, Inc. has been consummated. You should read "Risk factors" beginning on page 17 for more information about important risks that you should consider before investing in the common units.

We include a glossary of some of the terms used in this prospectus as Appendix B. References in this prospectus to "TransMontaigne Partners," "we," "our," "us" or like terms refer to TransMontaigne Partners L.P. and its subsidiaries. Unless indicated otherwise, references in this prospectus to "TransMontaigne Inc." refer to TransMontaigne Inc. and its subsidiaries.

TRANSMONTAIGNE PARTNERS

TransMontaigne Partners L.P. is a Delaware limited partnership recently formed by TransMontaigne Inc.
We are a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations currently in Florida, Southwest Missouri and Northwest Arkansas. We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc. We handle light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil.

Our existing assets include:

–>
seven refined product terminals located in Florida, with an aggregate active storage capacity of approximately 5.2 million barrels, that provide integrated terminaling services to TransMontaigne Inc., other distribution and marketing companies and the United States government;

–>
a 67-mile, interstate refined products pipeline with a capacity of approximately 30,000 barrels per day, which we refer to as the Razorback Pipeline, that currently transports gasolines and distillates for TransMontaigne Inc. from Mt. Vernon, Missouri to Rogers, Arkansas; and

–>
two refined product terminals, one located in Mt. Vernon, Missouri and the other located in Rogers, Arkansas, with an aggregate storage capacity of approximately 400,000 barrels, that are connected to the Razorback Pipeline and provide integrated terminaling services to TransMontaigne Inc.

We derive revenues from our refined product terminals by charging fees for providing integrated terminaling and related services. We generate revenues from the Razorback Pipeline by charging a tariff for transporting refined products. We do not take ownership of or market products that we handle or transport and, therefore, we are not directly exposed to changes in commodity prices.

The substantial majority of our business is devoted to providing integrated terminaling and pipeline services to TransMontaigne Inc. TransMontaigne Inc., formed in 1995, is a terminaling, distribution and marketing company that supplies, distributes and markets refined petroleum products to refiners, wholesalers, distributors, marketers and industrial and commercial end users throughout the United States, primarily in the Gulf Coast, Midwest and East Coast regions. TransMontaigne Inc. also provides supply chain management services to various customers throughout the United States. Concurrently with the closing of this offering, we will enter into a terminaling services agreement with TransMontaigne Inc. that will expire on December 31, 2011, subject thereafter to automatic one-year renewals if neither party provides notice of termination. Under this agreement, TransMontaigne Inc. will agree to transport on the Razorback Pipeline and throughput in our terminals a volume of refined products that will, at the fee and tariff schedule contained in the agreement, result in minimum revenues to us of $20 million per year.

Pursuant to the terminaling services agreement, TransMontaigne Inc. will rely on us to provide substantially all of the integrated terminaling services it requires to support its operations in Florida, Southwest Missouri and Northwest Arkansas.

For the year ended June 30, 2004, on a pro forma basis, reflecting the tariff and terminaling service fees we initially will charge TransMontaigne Inc. under the terminaling services agreement, we had revenues of approximately $35.8 million and net earnings of approximately $9.8 million. For the nine months ended March 31, 2005, on a pro forma basis, we had revenues of $26.0 million and net earnings of approximately $5.5 million. Please read "—Summary historical financial data and pro forma financial data" beginning on page 13. For the year ended June 30, 2004, TransMontaigne Inc. accounted for approximately $21.7 million, or 60.5%, of our pro forma revenues. For the nine months ended March 31, 2005, TransMontaigne Inc. accounted for approximately $15.9 million, or 60.9%, of our pro forma revenues. Pursuant to the terms of the terminaling services agreement, we expect to continue to derive a substantial majority of our revenues from TransMontaigne Inc. for the foreseeable future.

In April 2005, we entered into a new three-year terminaling services agreement with a marketer of residual fuel oil that is expected to generate approximately $1.3 million in annual revenues.

At the closing of this offering, TransMontaigne Inc. will continue to own and operate the refined product terminals that it does not contribute to us. TransMontaigne Inc. will, however, grant us exclusive options to purchase additional refined product terminals. The assets subject to the options include:

–>
TransMontaigne Inc.'s terminal complex located in Brownsville, Texas with a current aggregate storage capacity of approximately 2.3 million barrels;

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TransMontaigne Inc.'s refined product terminals located at various points along the Plantation and Colonial pipeline corridors, which extend from the Gulf Coast through the Southeast and Mid-Atlantic regions, with a current aggregate storage capacity of approximately 9.0 million barrels; and

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TransMontaigne Inc.'s refined product terminals located along the Mississippi and Ohio River areas, with a current aggregate storage capacity of approximately 3.0 million barrels.

The option with respect to the Brownsville complex will be exercisable for one year beginning in January 2006, the option with respect to the terminals along the Plantation and Colonial pipeline corridors will be exercisable for one year beginning in December 2007, and the option with respect to the terminals along the Mississippi and Ohio River areas will be exercisable for one year beginning in December 2008. The exercise of any of the options will be subject to the negotiation of a purchase price and a terminaling services agreement relating to the terminals proposed to be purchased, and may be conditioned on obtaining various consents.

In addition to owning and operating the refined product terminals not contributed to us, TransMontaigne Inc. will continue to own and operate its distribution and marketing business. A substantial majority of gasolines and distillates for TransMontaigne Inc.'s distribution and marketing business is supplied by Morgan Stanley Capital Group Inc. pursuant to a product supply agreement that terminates on December 31, 2011. Pursuant to this supply agreement, Morgan Stanley is TransMontaigne Inc.'s principal supplier of gasolines and distillates at the terminals we own in Florida. TransMontaigne Inc. will utilize our refined product terminals and the Razorback Pipeline system to facilitate the distribution and marketing of refined petroleum products in Florida, Southwest Missouri and Northwest Arkansas.

TransMontaigne Inc. has a significant interest in our partnership through its indirect ownership of a 46.9% limited partner interest and a 2% general partner interest in us. TransMontaigne Inc.'s common stock trades on the New York Stock Exchange under the symbol "TMG." TransMontaigne Inc. is subject to the information requirements of the Securities Exchange Act of 1934. Please read "Where you can find more information" beginning on page 155.

SUMMARY OF RISK FACTORS

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Those risks are described under the caption "Risk factors" beginning on page 17 and include:

Risks inherent in our business

–>
We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

–>
On a pro forma, as adjusted basis, we would not have had sufficient available cash to pay the full minimum quarterly distribution on all units for the year ended June 30, 2004 and for the nine months ended March 31, 2005.

–>
We depend upon TransMontaigne Inc. for a substantial majority of our revenues and if those revenues were reduced, there would be a material adverse effect on our results of operations and our ability to make distributions to unitholders.

–>
We are subject to the credit risk of TransMontaigne Inc., and TransMontaigne Inc.'s leverage and creditworthiness could adversely affect our ability to grow our business and make distributions to our unitholders.

–>
We are exposed to the credit risks of our key third party customers, and any material nonpayment or nonperformance by such customers could reduce our ability to make distributions to our unitholders.

–>
TransMontaigne Inc.'s obligations under the terminaling services agreement may be reduced or suspended in some circumstances, which would reduce our ability to make distributions to our unitholders.

–>
If TransMontaigne Inc. does not continue to engage us to provide services after the expiration of the terminaling services agreement, or if we are unable to secure comparable alternative arrangements, our ability to make distributions to our unitholders will be adversely affected.

–>
If we do not make acquisitions on economically acceptable terms, any future growth will be limited.

–>
Our options to purchase additional refined product terminals from TransMontaigne Inc. are subject to significant risks and uncertainty, and thus these options may never be exercised, which could limit our ability to grow our business.

–>
Expanding our business by constructing new assets subjects us to risks that the project may not be completed on schedule, and that the costs associated with the project may exceed our expectations, which could cause our revenues and cash available for distributions to our unitholders to be less than anticipated.

–>
Our business involves many hazards and operational risks, including adverse weather conditions, which could cause us to incur substantial liabilities.

–>
Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

–>
Restrictions in our debt agreements may prevent us from engaging in some beneficial transactions or paying distributions to our unitholders.

Risks inherent in an investment in us

–>
TransMontaigne Inc. controls our general partner, which has sole responsibility for conducting our business and managing our operations. TransMontaigne Inc. has conflicts of interest and limited fiduciary duties, which may permit it to favor its own interests to your detriment.

–>
Our partnership agreement limits our general partner's fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

–>
Cost reimbursements, which will be determined by our general partner, and fees due our general partner and its affiliates for services provided will be substantial and will reduce our cash available for distribution to you.

–>
Unitholders have limited voting rights, and are not entitled to elect our general partner or its directors.

–>
Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

–>
You will experience immediate and substantial dilution of $9.19 per common unit.

–>
We may issue additional units without your approval, which would dilute your ownership interests.

Tax risks

–>
Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by states. If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

–>
A successful IRS contest of the federal income tax positions we take may adversely impact the market for our common units, and the costs of any contest will be borne by our unitholders and our general partner.

–>
You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

BUSINESS STRATEGIES

Our primary business objective is to increase distributable cash flow per unit. The most effective means of growing our business and increasing distributions to our unitholders is to expand our asset base and infrastructure, and to increase utilization of our existing infrastructure. We intend to accomplish this by executing the following strategies:

–>
Generate stable cash flows through the use of long-term contracts with our customers, including the terminaling services agreement we will enter into with TransMontaigne Inc. at the closing of this offering.

–>
Pursue strategic and accretive acquisitions in new and existing markets.

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Maximize the benefits of our relationship with TransMontaigne Inc.

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Execute cost-effective expansion and asset enhancement opportunities.

COMPETITIVE STRENGTHS

We believe we are well-positioned to execute our business strategies successfully using the following competitive strengths:

–>
The terminaling services agreement we will enter into with TransMontaigne Inc. will provide us with steady and predictable cash flows.

–>
Our relationship with TransMontaigne Inc., including our exclusive options to purchase additional refined product terminals, enhances our ability to make strategic acquisitions.

–>
We have the financial flexibility to pursue expansion and acquisition opportunities.

–>
We have a substantial presence in Florida, which has above-average population growth and significant cruise ship activity, and is not currently served by any local refinery or interstate refined product pipeline.

–>
Our general partner has a knowledgeable management team with significant experience in the energy industry and in executing acquisition and expansion strategies.

THE TRANSACTIONS

General

At the closing of this offering, the following transactions will occur:

–>
TransMontaigne Inc. will contribute certain of its terminal and pipeline assets and liabilities to us or our subsidiaries.

–>
We will issue to affiliates of TransMontaigne Inc. 622,500 common units and 2,872,266 subordinated units, representing a 46.9% limited partner interest in us.

–>
Subject to the negotiation of definitive terms, we will issue 450,000 subordinated units, representing a 6.1% limited partner interest in us, to an affiliate of Morgan Stanley Capital Group, Inc. in a separate private placement, and will use the proceeds received to fund a portion of the cash payment to TransMontaigne Inc.

–>
We will issue to TransMontaigne GP L.L.C., an indirect wholly owned subsidiary of TransMontaigne Inc., a 2% general partner interest in us and all of our incentive distribution rights, which will entitle our general partner to increasing percentages of the cash we distribute in excess of $0.44 per unit per quarter.

–>
We will issue 3,350,000 common units to the public in this offering, representing a 45.0% limited partner interest in us, and will use the net proceeds to fund a portion of the cash payment to TransMontaigne Inc.

–>
We will borrow $31.5 million under our new credit facility to pay deferred debt issuance costs of $1.0 million and to fund a portion of the cash payment to TransMontaigne Inc.

–>
We will make a cash payment to TransMontaigne Inc. of $98.4 million.

–>
TransMontaigne Inc. will enter into the terminaling services agreement with us.

–>
We will enter into an omnibus agreement with TransMontaigne Inc., our general partner and others which will address, among other things:

–>
our payment of a fee to TransMontaigne Inc. for the provision of various general and administrative services;

–>
TransMontaigne Inc.'s grant to us of exclusive options to purchase additional refined product terminals;

–>
TransMontaigne Inc.'s agreement to offer to sell to us certain newly-acquired or constructed assets; and

–>
TransMontaigne Inc.'s and our mutual indemnification of one another for certain environmental and other liabilities.

Holding company structure

As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we will conduct our operations through subsidiaries. We will have two direct subsidiaries initially: TransMontaigne Operating Company L.P., a limited partnership that will conduct all of our operations through itself and its subsidiaries, and TransMontaigne Operating GP L.L.C., its general partner. TransMontaigne Operating Company L.P. will own 100% of the ownership interests in its subsidiaries.

Organizational structure after the transactions

The following diagram depicts our organizational structure after giving effect to the transactions.

MANAGEMENT OF TRANSMONTAIGNE PARTNERS

TransMontaigne GP L.L.C., our general partner, will manage our operations and activities. Our general partner intends to appoint seven members to its board of directors, three of whom will be independent as defined under the independence standards established by the New York Stock Exchange, three of whom will be directors or executive officers of TransMontaigne Inc., and one of whom will not, at the time of his or her appointment and for as long as he or she remains a director of our general partner, serve as a director or employee of TransMontaigne Inc. or its affiliates, or have a significant commercial relationship, as determined by the board, with TransMontaigne Inc. or its affiliates. All of the executive officers of our general partner currently serve as executive officers or directors of TransMontaigne Inc. For more information about these individuals, please read "Management—Directors and executive officers" beginning on page 95.

Neither our general partner nor its board of directors will be elected by our unitholders. Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect the directors of our general partner.

Pursuant to an omnibus agreement we will enter into with TransMontaigne Inc. and our general partner upon the closing of this offering, TransMontaigne Inc. will receive an annual administrative fee in the amount of $2.8 million for the provision of various general and administrative services for our benefit with respect to the assets contributed to us at the closing of this offering. The omnibus agreement will further provide that we will pay TransMontaigne Inc. an annual insurance reimbursement of $1.0 million for premiums on insurance policies covering the initially-contributed assets. The administrative fee may increase in the second and third years by the percentage increase in the consumer price index, and the insurance reimbursement will increase in accordance with increases in the premiums payable under the relevant policies. In addition, if we acquire or construct additional assets during the term of the agreement, TransMontaigne Inc. will propose a revised administrative fee covering the provision of services for such additional assets. If the conflicts committee of our general partner agrees to the revised administrative fee, TransMontaigne Inc. will provide services for the additional assets pursuant to the agreement. The $2.8 million fee does not include reimbursements for direct expenses TransMontaigne Inc. incurs on our behalf, such as salaries of operational personnel performing services on-site at our terminals and pipeline and the cost of their employee benefits. We also anticipate incurring approximately $2.7 million per year in additional general and administrative costs, including costs related to operating as a separate publicly held entity. Please read "Certain relationships and related party transactions" beginning on page 102.

Our principal executive offices are located at 1670 Broadway, Suite 3100, Denver, Colorado 80202 and our telephone number is (303) 626-8200. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

SUMMARY OF CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

TransMontaigne GP L.L.C., our general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary duty." However, because our general partner is owned by TransMontaigne Services Inc., the officers and directors of TransMontaigne GP L.L.C. also have fiduciary duties to manage the business of TransMontaigne GP L.L.C. in a manner beneficial to TransMontaigne Services Inc. Furthermore:

–>
all of the executive officers and certain of the directors of TransMontaigne GP L.L.C. also serve as executive officers or directors of TransMontaigne Inc.;

–>
TransMontaigne Inc. may engage in competition with us under certain circumstances; and

–>
we have entered into arrangements, and may enter into additional arrangements, with TransMontaigne Inc. related to the provision of services and other matters.

As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read "Conflicts of interest and fiduciary duties" beginning on page 108.

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law. Please read "Description of the common units—Transfer of common units" beginning on page 115.

The offering

Common units offered to the public	3,350,000 common units. 3,852,500 common units if the underwriters exercise their over-allotment option in full.
Units outstanding after this offering	3,972,500 common units and 3,322,266 subordinated units, representing 53.4% and 44.6%, respectively, limited partner interest in us.
Use of proceeds
We intend to use the net proceeds of approximately $63.5 million from this offering, together with borrowings of approximately $31.5 million under our new credit facility and approximately $7.6 million of proceeds received from the separate private placement of subordinated units to an affiliate of Morgan Stanley Capital Group, Inc., to:
	–>	pay $98.4 million in cash to TransMontaigne Inc.;
	–>	pay $3.2 million of expenses associated with the offering and related formation transactions; and
	–>	pay $1.0 million of deferred debt issuance costs incurred in connection with our new credit facility.

The net proceeds from any exercise of the underwriters' over-allotment option will be used to redeem from TransMontaigne Inc. a number of common units equal to the number of common units issued upon exercise of the over-allotment option, at a price per common unit equal to the proceeds per common unit before expenses but after underwriting discounts and commissions.
Cash distributions
We intend to make minimum quarterly distributions of $0.40 per unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. In general, we will pay any cash distributions we make each quarter in the following manner:
	–>	first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.40 plus any arrearages from prior quarters;
	–>	second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.40; and
	–>	third, 98% to all unitholders, pro rata, and 2% to the general partner, until each unit has received a distribution of $0.44.

If cash distributions exceed $0.44 per unit in a quarter, our general partner will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." Please read "Cash distribution policy" beginning on page 40.

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement and in the glossary of terms attached as Appendix B. The amount of available cash may be greater than or less than the minimum quarterly distribution.

We believe that, based on the assumptions listed on page 51 of this prospectus, we will have sufficient cash from operations to make the minimum quarterly distribution of $0.40 on all units for each quarter through June 30, 2006. The amount of pro forma, as adjusted, cash available for distribution generated during the year ended June 30, 2004 would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units and 96.2% of the minimum quarterly distribution on the subordinated units during this period. The amount of pro forma, as adjusted, cash available for distribution generated during the nine months ended March 31, 2005 would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units and 69.9% of the minimum quarterly distribution on the subordinated units during this period. Please read "Cash available for distribution" beginning on page 50 and Appendix C to this prospectus.
Subordinated units
Affiliates of TransMontaigne Inc. will initially own the majority of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period the subordinated units are entitled to receive the minimum quarterly distribution of $0.40 only after the common units have received the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. The subordination period generally will end if we have earned and paid at least $1.60 on each outstanding unit and general partner unit for any three consecutive four-quarter periods ending on or after June 30, 2010, but may end after June 30, 2009 if additional financial tests are met as described on the following page.
When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

Early conversion of subordinated units
If we have earned and paid at least $1.60 on each outstanding unit and general partner unit for any three consecutive four-quarter periods ending on or after June 30, 2008, 25% of the subordinated units will convert into common units at the end of such three-year period. If we meet these tests for any three consecutive four-quarter periods ending on or after June 30, 2009, an additional 25% of the subordinated units will convert into common units. The early conversion of the second 25% of the subordinated units may not occur until at least one year after the early conversion of the first 25% of subordinated units.

In addition, if we have earned and paid at least $2.00 (125% of the annualized minimum quarterly distribution) on each outstanding unit and general partner unit for any two consecutive four-quarter periods ending on or after June 30, 2008, an additional 25% of the subordinated units will convert into common units at the end of such two-year period. This additional early conversion is a one-time occurrence.

In addition, if we have earned and paid at least $2.24 (140% of the annualized minimum quarterly distribution) on each outstanding unit and general partner unit for any two consecutive four-quarter periods ending on or after June 30, 2009, an additional 25% of the subordinated units will convert into common units at the end of such two-year period. This additional early conversion is a one-time occurrence.

For example, if we earn and pay at least $1.60 on each outstanding unit and general partner unit for each of the three four-quarter periods ending June 30, 2008, and if we earn and pay at least $2.00 on each outstanding unit and general partner unit for each of the two four-quarter periods ending June 30, 2008, 50% of the subordinated units will convert into common units with respect to the quarter ending June 30, 2008. If we then earn and pay at least $1.60 on each outstanding unit and general partner unit for each of the three consecutive four-quarter periods ending June 30, 2009, and if we earn and pay at least $2.24 on each outstanding unit and general partner unit for each of the two four-quarter periods ending June 30, 2009, the remaining 50% of the subordinated units will convert into common units.
Issuance of additional units
We can issue an unlimited number of units without the consent of our unitholders. Please read "Units eligible for future sale" beginning on page 131 and "The partnership agreement—Issuance of additional securities" beginning on page 120.

Limited voting rights
Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, our general partner and its affiliates will own an aggregate of 47.9% of our common and subordinated units. This will give our general partner the practical ability to prevent its involuntary removal. Please read "The partnership agreement—Voting rights" beginning on page 118.
Limited call right
If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the year ended December 31, 2008, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.60 per unit, we estimate that your allocable federal taxable income per year will be no more than $0.32 per unit. Please read "Material tax consequences—Tax consequences of unit ownership—Ratio of taxable income to distributions" beginning on page 136 for the basis of this estimate.
Exchange listing	The common units have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "TLP."

Summary historical financial data and pro forma financial data

The following table sets forth summary historical financial data of TransMontaigne Partners (Predecessor), the predecessor to TransMontaigne Partners, and pro forma financial data of TransMontaigne Partners, in each case for the periods and as of the dates indicated.

 Historical Results.    The summary historical financial data for TransMontaigne Partners (Predecessor) for the years ended June 30, 2002, 2003 and 2004 are derived from the audited combined financial statements of TransMontaigne Partners (Predecessor) that are included in this prospectus. The summary historical financial data for TransMontaigne Partners (Predecessor) for the nine months ended March 31, 2004 and 2005 are derived from the unaudited combined financial statements of TransMontaigne Partners (Predecessor) that are included in this prospectus. In reviewing this data, you should be aware of the following:

Our historical revenues include only actual amounts received by TransMontaigne Partners (Predecessor) from:

–>
third parties who utilized our Florida terminals; and

–>
TransMontaigne Inc. for use of our Razorback Pipeline system and Florida terminals.

In addition, our historical results of operations reflect the impact of the following acquisitions:

–>
the purchase of five of the Florida terminals being contributed to us, with aggregate active storage capacity of approximately 4.4 million barrels, completed in February 2003; and

–>
the purchase of the 40% interest TransMontaigne Partners (Predecessor) did not own in the Razorback Pipeline, completed in June 2002.

 Pro Forma Results.    The summary pro forma financial data presented below as of March 31, 2005, and for the year ended June 30, 2004 and the nine months ended March 31, 2005, are derived from the unaudited pro forma combined financial statements of TransMontaigne Partners that are included in this prospectus. The pro forma financial data give pro forma effect to:

–>
the contribution of certain terminal and pipeline operations of TransMontaigne Inc. to us in exchange for the issuance by us to TransMontaigne Inc. and its affiliates of 622,500 common units, 2,872,266 subordinated units, the 2% general partner interest in us represented by 148,873 general partner units, and the incentive distribution rights;

–>
the issuance by us of 3,350,000 common units to the public at an assumed initial offering price of $20.40 per common unit resulting in aggregate gross proceeds to us of $68.3 million;

–>
the payment of estimated underwriting discount and structuring fees of $4.8 million and offering expenses of $3.2 million;

–>
subject to the negotiation of definitive terms, the issuance by us of subordinated units to an affiliate of Morgan Stanley Capital Group, Inc. in a separate private placement at an assumed price of $16.83 per subordinated unit, resulting in proceeds to us of $7.6 million;

–>
the borrowing of $31.5 million by us under a new credit facility to be effective concurrently with the closing of this offering;

–>
the payment of $1.0 million of deferred debt issuance costs incurred in connection with our new credit facility;

–>
the payment of $98.4 million in cash to TransMontaigne Inc.; and

–>
our execution of a terminaling services agreement and an omnibus agreement with TransMontaigne Inc.

The pro forma financial statements do not give effect to an estimated $2.7 million in additional general and administration expenses we expect to incur as a result of being a separate public entity.

The pro forma combined balance sheet assumes that the offering and the related transactions occurred as of March 31, 2005, and the pro forma combined statements of operations assume that the offering and the related transactions occurred as of July 1, 2003.

The pro forma financial data for the year ended June 30, 2004 and the nine months ended March 31, 2005 reflect the revenues that would have been recorded in such periods using historical volumes and the pipeline tariff and terminaling service fees as if the terminaling services agreement had been in effect for the entire periods. Please read "Management's discussion and analysis of financial condition and results of operations—Subsequent events—Terminaling services agreement" beginning on page 66.

 Non-GAAP and Other Financial Information.    The following table presents a non-GAAP financial measure: earnings before interest, taxes, depreciation and amortization, or EBITDA. We explain this measure below under "—Non-GAAP Financial Measure" and reconcile it to net earnings and cash flow from operating activities, our most directly comparable financial measures calculated and presented in accordance with GAAP.

The following table should be read together with, and is qualified in its entirety by reference to, the historical and unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with "Management's discussion and analysis of financial condition and results of operations" beginning on page 55.

						TransMontaigne Partners L.P.
	TransMontaigne Partners (Predecessor)
						Pro Forma
	Years ended June 30,			Nine months ended March 31,
							Nine months ended March 31, 2005
						Year ended June 30, 2004
	2002(1)	2003(2)	2004	2004	2005

	(dollars in thousands, except per unit amounts)
Statement of Operations Data:
Revenues	$8,901	$17,043	$34,329	$25,553	$26,312	$35,846	$26,047
Direct operating costs and expenses	(2,894)	(5,874)	(14,123)	(10,379)	(11,545)	(14,123)	(11,545)

Net operating margin	6,007	11,169	20,206	15,174	14,767	21,723	14,502
Costs and expenses:
Allocated general and administrative	(1,400)	(2,500)	(3,300)	(2,475)	(2,475)	(2,800)	(2,100)
Allocated insurance	(200)	(500)	(900)	(675)	(750)	(1,000)	(750)
Depreciation and amortization	(1,728)	(3,588)	(5,903)	(4,346)	(4,551)	(6,515)	(5,010)
Gain on disposition of assets, net	—	—	6	6	—	6	—

Operating income	2,679	4,581	10,109	7,684	6,991	11,414	6,642
Other income (expense):
Interest income (expense), net	—	—	6	—	—	(1,569)	(1,181)
Minority interest share in earnings of Razorback Pipeline	(525)	—	—	—	—	—	—

Net earnings	$2,154	$4,581	$10,115	$7,684	$6,991	$9,845	$5,461

Pro forma net earnings per limited partner unit						$1.32	$0.73

Other Financial Data:
EBITDA	$4,407	$8,169	$16,012	$12,030	$11,542	$17,929	$11,652
Net cash provided by operating activities	$4,545	$8,469	$16,532	$11,526	$11,352
Net cash (used) by investing activities	$(7,115)	$(95,949)	$(3,256)	$(2,237)	$(2,119)
Net cash provided (used) by financing activities	$2,592	$87,448	$(13,292)	$(9,298)	$(9,221)
Additions to property, plant and equipment:
Maintain existing facilities	$—	$372	$1,955	$1,628	$739
Expansion and acquisition of facilities	$7,115	$95,577	$1,327	$635	$1,380
	June 30,
					Pro Forma March 31, 2005
				March 31, 2005
	2002(1)	2003(2)	2004

	(dollars in thousands)
Balance Sheet Data:
Property, plant and equipment, net	$29,985	$120,153	$118,012	$115,955	$115,955
Total assets	$30,286	$123,806	$120,886	$118,351	$119,351
Equity	$29,805	$121,834	$118,657	$116,427	$85,927

(1)
Effective June 30, 2002, TransMontaigne Partners (Predecessor) acquired the remaining 40% interest that it did not own in the Razorback Pipeline.

(2)
The combined financial statements include the results of operations of the Coastal Fuels assets that will be contributed to TransMontaigne Partners from the closing date of the acquisition by TransMontaigne Inc. (February 28, 2003).

NON-GAAP FINANCIAL MEASURE

EBITDA is used as a supplemental financial measure by external users of our financial statements, such as investors and commercial banks, to assess:

–>
the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

–>
the ability of our assets to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;

–>
our operating performance and return on invested capital as compared to those of other companies in the midstream energy sector, without regard to financing methods and capital structure;

–>
the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities; and

–>
with certain negotiated adjustments, our compliance with certain financial covenants included in our debt agreements.

EBITDA should not be considered an alternative to net earnings, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net earnings and operating income, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA to the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

						TransMontaigne Partners L.P.
	TransMontaigne Partners (Predecessor)
						Pro Forma
	Years ended June 30,			Nine months ended March 31,
							Nine months ended March 31, 2005
						Year Ended June 30, 2004
	2002	2003	2004	2004	2005

	(dollars in thousands)
Reconciliation of EBITDA to Net Earnings:
Net earnings	$2,154	$4,581	$10,115	$7,684	$6,991	$9,845	$5,461
Add:
Depreciation and amortization	1,728	3,588	5,903	4,346	4,551	6,515	5,010
Interest expense	—	—	—	—	—	1,575	1,181
Minority interest share in earnings of Razorback Pipeline	525	—	—	—	—	—	—
Deduct—interest income	—	—	(6)	—	—	(6)	—

EBITDA	$4,407	$8,169	$16,012	$12,030	$11,542	$17,929	$11,652

Reconciliation of EBITDA to Net cash provided by operating activities:
Net cash provided by operating activities	$4,545	$8,469	$16,532	$11,526	$11,352
Add—gain on disposition of assets, net	—	—	6	6	—
Deduct—interest income	—	—	(6)	—	—
Changes in operating assets and liabilites	(138)	(300)	(520)	498	190

EBITDA	$4,407	$8,169	$16,012	$12,030	$11,542

Risk factors

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were actually to occur, our business, financial condition, or results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

RISKS INHERENT IN OUR BUSINESS

We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

We may not have sufficient available cash from operating surplus each quarter to pay the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

–>
the terminaling service fees and tariffs we charge;

–>
the volume of refined products throughput at our terminals and transported in our pipeline; and

–>
the level of our operating costs, including payments to our general partner.

In addition, the actual amount of cash we will have available for distribution will depend on other factors such as:

–>
the level of capital expenditures we make;

–>
the restrictions contained in our credit facility;

–>
our debt service requirements;

–>
the cost of acquisitions, if any;

–>
fluctuations in our working capital needs;

–>
our ability to borrow under our credit facility to make distributions to our unitholders; and

–>
the amount, if any, of cash reserves established by our general partner.

If the assumptions set forth in "Cash available for distribution" are not realized, we may not be able to pay the minimum quarterly distribution or any amount on the common units, in which event the market price of the common units may decline materially. You should be aware that the amount of cash we have available for distribution depends primarily on our cash flow, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

On a pro forma, as adjusted basis, we would not have had sufficient available cash to pay the full minimum quarterly distribution on all units for the year ended June 30, 2004 and for the nine months ended March 31, 2005.

The amount of available cash we need to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the general partner interest to be outstanding immediately after this offering is approximately $11.9 million. Our pro forma, as adjusted, available cash from operating surplus generated during the year ended June 30, 2004 would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units, but insufficient by $0.2 million to pay the full minimum quarterly distribution on the subordinated units during that period. Our pro forma, as adjusted, available cash from operating surplus generated during the nine months ended March 31, 2005 would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units, but insufficient by $1.2 million to pay the full minimum quarterly distribution on the subordinated units during that period. For a calculation of our ability to make distributions to unitholders based on our pro forma results in the year ended June 30, 2004 and the nine months ended March 31, 2005, please read "Cash available for distribution" beginning on page 50 and Appendix C.

We depend upon TransMontaigne Inc. for a substantial majority of our revenues and if those revenues were reduced, there would be a material adverse effect on our results of operations and ability to make distributions to our unitholders.

For the year ended June 30, 2004 and the nine months ended March 31, 2005, TransMontaigne Inc. accounted for approximately 60.5% and 60.9%, respectively, of our pro forma revenues. We expect to continue to derive a substantial majority of our revenues from TransMontaigne Inc. for the foreseeable future. Because of TransMontaigne Inc.'s position as a major customer of our business, events which adversely affect TransMontaigne Inc.'s creditworthiness or business operations may adversely affect our financial condition or results of operations. If TransMontaigne Inc. is unable to meet its minimum revenue commitment for any reason, then our revenues would decline and our ability to make distributions to our unitholders would be reduced. Therefore, we are indirectly subject to the business risks of TransMontaigne Inc., many of which are similar to the business risks we face. In particular, these business risks include the following:

–>
TransMontaigne Inc.'s inability to negotiate distribution and marketing contracts on favorable terms;

–>
contract non-performance by TransMontaigne Inc.'s customers;

–>
Morgan Stanley's failure to perform under its product supply agreement with TransMontaigne Inc., which would adversely affect TransMontaigne Inc.'s ability to acquire supplies of gasoline and distillates and deliver them to its customers on a timely basis;

–>
a material decline in refined petroleum product supplies, which could increase TransMontaigne Inc.'s terminaling, storage and throughput costs on a per-barrel basis; and

–>
various operational risks to which TransMontaigne Inc.'s business is subject.

While Morgan Stanley supplies TransMontaigne Inc. with a substantial majority of its light refined products pursuant to the product supply agreement, it does not supply heavy refined products such as residual fuel oils. The availability of supplies of heavy refined products is essential to TransMontaigne Inc.'s operations. A material decline in heavy refined product supplies could adversely affect TransMontaigne Inc.'s revenues from contract sales. Such a material decline in product supplies may be caused by natural disasters, adverse weather conditions, terrorist attacks and other events beyond TransMontaigne Inc.'s control.

Because the substantial majority of our active terminal storage capacity will be utilized by TransMontaigne Inc. pursuant to the terminaling services agreement, we do not expect to materially increase our revenues from third party customers in the near term unless we undertake significant acquisition or construction projects. Therefore, we do not expect our dependence on TransMontaigne Inc. for a substantial majority of our revenues to decrease in the near future.

We are subject to the credit risk of TransMontaigne Inc., and TransMontaigne Inc.'s leverage and creditworthiness could adversely affect our ability to grow our business and make distributions to our unitholders.

TransMontaigne Inc. had approximately $nil million in outstanding borrowings under a senior secured working capital credit facility and $200.0 million aggregate principal amount of non-investment grade senior subordinated notes as of March 31, 2005. Though we will have no indebtedness rated by any credit rating agency at the closing of this offering, we may have rated debt in the future. Credit rating agencies such as Standard & Poor's and Moody's may consider TransMontaigne Inc.'s debt ratings when assigning ours, because of TransMontaigne Inc.'s ownership interest in and control of us, the strong operational links between TransMontaigne Inc. and us, and our reliance on TransMontaigne Inc. for a substantial majority of our revenues. If one or more credit rating agencies were to downgrade the outstanding indebtedness of TransMontaigne Inc., we could experience an increase in our borrowing costs or difficulty accessing capital markets. Such a development could adversely affect our ability to grow our business and to make distributions to unitholders.

We are exposed to the credit risks of our key third party customers, and any material nonpayment or nonperformance by such customers could reduce our ability to make distributions to our unitholders.

In addition to our dependence on TransMontaigne Inc., we are subject to risks of loss resulting from nonpayment or nonperformance by our third party customers. Some of our customers may be highly leveraged and subject to their own operating and regulatory risks. Any material nonpayment or nonperformance by our other key customers could require us to pursue substitute customers for our affected assets or provide alternative services. There can be no assurance that any such efforts would be successful or would provide similar fees. Additionally, we may incur substantial costs if modifications to our terminals are required in order to attract substitute customers or provide alternative services. These events would reduce our ability to make distributions to our unitholders. We derived approximately 24.1% and 24.8% of our pro forma revenues for the year ended June 30, 2004 and the nine months ended March 31, 2005, respectively, from a contract with Trigeant EP, Ltd., a marketer of asphalt products to the housing, transportation and construction industries. In April 2005, Trigeant assigned its terminaling services contract with us to Gulf Atlantic Refining & Marketing, LP.

TransMontaigne Inc.'s obligations under the terminaling services agreement may be reduced or suspended in some circumstances, which would reduce our ability to make distributions to our unitholders.

Some of the circumstances under which TransMontaigne Inc.'s obligations under the terminaling services agreement may be permanently reduced are within the exclusive control of TransMontaigne Inc. Any such permanent reduction would reduce our ability to make distributions to our unitholders. For example, if we and TransMontaigne Inc. cannot agree on a surcharge to cover substantial and unanticipated capital expenditures at any of our terminals in order to comply with new laws or regulations, and if we are not able to direct the affected refined products to mutually acceptable alternative terminaling assets that we own, either party will have the right to remove the assets from the terminaling services agreement, and TransMontaigne Inc.'s minimum revenue commitment will be correspondingly reduced. Additionally, the fees payable to us under the terminaling services agreement will not be adjusted for the effects of inflation. Substantial inflation would decrease the value of TransMontaigne Inc.'s minimum revenue commitment to us under the agreement, and could adversely affect our ability to make distributions. TransMontaigne Inc.'s obligations would be temporarily suspended during the occurrence of a force majeure event that is outside the control of the parties in some circumstances. Please read "Business—Our relationship with TransMontaigne Inc.—Terminaling services agreement" beginning on page 70.

If TransMontaigne Inc. does not continue to engage us to provide services after the expiration of the terminaling services agreement, or if we are unable to secure comparable alternative arrangements, our ability to make distributions to our unitholders will be adversely affected.

TransMontaigne Inc.'s obligations under the terminaling services agreement expire on December 31, 2011, subject thereafter to automatic one-year renewals if neither party provides notice of termination. After the expiration of the terminaling services agreement, we cannot assure you that TransMontaigne Inc. will continue to engage us to provide services, that the terms of any renegotiated agreement will be as favorable as the agreement it replaces, or that we will be able to generate additional revenues from third parties. To the extent TransMontaigne Inc. does not extend or renew the terminaling services agreement, or if we extend or renew the terminaling services agreement on less favorable terms, our financial condition and ability to make distributions to our unitholders may be adversely affected. While the majority of our assets service TransMontaigne Inc.'s existing distribution and marketing business in Florida, Southwest Missouri and Northwest Arkansas and are well-situated to suit TransMontaigne Inc.'s needs, TransMontaigne Inc. could decide to obtain services from our competitors, many of whom have facilities in the same geographic areas as ours.

If we do not make acquisitions on economically acceptable terms, any future growth will be limited.

Our ability to grow and to increase distributions to unitholders is dependent principally on our ability to make acquisitions that result in an increase in adjusted operating surplus per unit. Our acquisition strategy is based, in part, on our expectation of ongoing divestitures of refined product terminal and pipeline assets by large industry participants. A material decrease in such divestitures would limit our opportunities for future acquisitions and could adversely affect our operations and cash flows available for distribution to our unitholders.

In addition, we may be unable to make such accretive acquisitions for any of the following reasons, among others:

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because we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, or acceptable throughput contracts with them or TransMontaigne Inc.;

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because we are unable to raise financing for such acquisitions on economically acceptable terms; or

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because we are outbid by competitors, some of which are substantially larger than us and have greater financial resources and lower costs of capital than we do.

If we consummate future acquisitions, our capitalization and results of operations may change significantly. You will not have an opportunity to evaluate the economics, financial and other relevant information that we will consider in making acquisitions.

Any acquisitions we make are subject to substantial risks, which could reduce our ability to make distributions to our unitholders.

Even if we consummate acquisitions that we believe will be accretive, they may in fact result in no increase or even a decrease in adjusted operating surplus per unit. Any acquisition involves potential risks, including risks that we may:

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fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

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decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

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significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;

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encounter difficulties operating in new geographic areas or new lines of business;

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incur or assume unanticipated liabilities, losses or costs associated with the business or assets acquired, including upon exercise of our options with TransMontaigne Inc., for which we are not indemnified or for which the indemnity is inadequate;

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be unable to hire, train or retain qualified personnel to manage and operate our growing business and assets;

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less effectively manage our historical assets, due to the diversion of management's attention from other business concerns; or

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incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

If any acquisitions we ultimately consummate do not generate expected increases in adjusted operating surplus, our ability to make distributions to our unitholders will be reduced.

Our options to purchase additional refined product terminals from TransMontaigne Inc. are subject to significant risks and uncertainty, and thus these options may never be exercised, which could limit our ability to grow our business.

At the closing of this offering, TransMontaigne Inc. will grant us exclusive options to purchase additional refined product terminals. The exercise of any of the options will be subject to the negotiation of a purchase price and a terminaling services agreement relating to the terminals proposed to be purchased, and may be conditioned on obtaining various consents. Such consents may include consents of the holders of TransMontaigne Inc.'s equity or debt securities or governmental consents. We can offer no assurance that we will be able to successfully negotiate a purchase price or that any necessary consents will be obtained. Additionally, the conflicts committee of our general partner may conclude that it does not wish to cause us to exercise these options when they become exercisable, and their decision will not be subject to unitholder approval. The conflicts committee may reach this conclusion for a variety of reasons, including:

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the acquisition of the assets would not result in an increase in adjusted operating surplus per unit;

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environmental or other liabilities associated with the terminals could reduce the likelihood of the assets increasing adjusted operating surplus per unit;

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general economic conditions could make the operation of the assets less profitable; or

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a determination, on the basis of advice of counsel, that the assets produce an amount of income that is not "qualifying income" within the meaning of Section 7704 of the Internal Revenue Code that makes the acquisition undesirable (please read "Material tax consequences—Partnership status" beginning on page 134).

If the conflicts committee elects not to cause us to exercise an option, or if for any other reason the exercise of an option is not consummated, TransMontaigne Inc. or another purchaser of the relevant assets may use the assets to compete with us.

Furthermore, if we do exercise any of the options, the acquisition will be subject to the same risks described in "—If we do not make acquisitions on economically acceptable terms, any future growth will be limited."

We may not be able to obtain financing for the exercise of our options to purchase additional refined product terminals from TransMontaigne Inc., which could limit our ability to grow our business.

Even if the conflicts committee concludes that exercising one of the options would be beneficial to us, we may be unable to obtain the financing necessary to exercise the option. To fund the exercise of an option, we would be required to use cash from operations or incur borrowings or raise capital through the sale of debt or additional equity securities. Use of cash from operations will reduce cash available for distributions to unitholders. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Even if we are successful in obtaining necessary funds, the terms of such financings could limit our ability to pay cash distributions to unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant unitholder dilution and would increase the aggregate amount of cash required to meet our minimum quarterly distribution to unitholders, which could have a material adverse effect on our ability to make cash distributions.

Expanding our business by constructing new assets subjects us to risks that the project may not be completed on schedule, and that the costs associated with the project may exceed our expectations, which could cause our cash available for distributions to our unitholders to be less than anticipated.

The construction of additions or modifications to our existing terminal and pipeline systems, and the construction of new terminals and pipelines, involves numerous regulatory, environmental, political, legal and operational uncertainties beyond our control and requires the expenditure of significant amounts of capital. If we undertake these projects, they may not be completed on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we construct a terminal, the construction may occur over an extended period of time, and we will not receive any material increases in revenues until the project is completed. Moreover, we may construct facilities to capture anticipated future growth in consumption of refined products in a market in which such growth does not materialize.

Our revenues from third party customers are generated under contracts that must be renegotiated periodically and that allow the customer to reduce or suspend performance in some circumstances, which could cause our revenues from those contracts to decline and reduce our ability to make distributions to our unitholders.

Some of our contract-based revenues from customers other than TransMontaigne Inc. are generated under contracts with terms which allow the customer to reduce or suspend performance under the contract in specified circumstances, such as the occurrence of a catastrophic event to our or the customer's operations. The occurrence of an event which results in a material reduction or suspension of our customer's performance could reduce our ability to make distributions to our unitholders.

Some of our contracts with third party customers have terms of one year or less. As these contracts expire, they must be extended and renegotiated or replaced. We may not be able to extend, renegotiate or replace these contracts when they expire, and the terms of any renegotiated contracts may not be as favorable as the contracts they replace. In particular, our ability to extend or replace contracts could be harmed by competitive factors we cannot control, such as those described below under "—Competition from other terminals and pipelines that are able to supply TransMontaigne Inc.'s and its affiliates' customers with refined petroleum products at a lower price could reduce our ability to make distributions to our unitholders." If we cannot successfully renew significant contracts or must renew them on less favorable terms, our revenues from these arrangements could decline and our ability to make distributions to our unitholders could suffer.

A significant decrease in demand for refined products in the areas served by our terminals and pipeline would reduce our ability to make distributions to our unitholders.

A sustained decrease in demand for refined products in the areas served by our terminals and pipeline could significantly reduce our revenues and, therefore, reduce our ability to make or increase distributions to our unitholders. Factors that could lead to a decrease in market demand include:

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a recession or other adverse economic condition that results in lower spending by consumers on gasolines, distillates, and travel;

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an increase in the market price of crude oil that leads to higher refined product prices;

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higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasolines or other refined products;

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a decline in demand in the cruise ship industry, which is a significant source of revenue to TransMontaigne Inc.; and

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a shift by consumers to more fuel-efficient or alternative fuel vehicles or an increase in fuel economy, whether as a result of technological advances by manufacturers, pending legislation proposing to mandate higher fuel economy, or otherwise.

Competition from other terminals and pipelines that are able to supply TransMontaigne Inc.'s and its affiliates' customers with refined petroleum products storage capacity at a lower price could reduce our ability to make distributions to our unitholders.

We face competition from other terminals and pipelines that may be able to supply TransMontaigne Inc. and other distribution and marketing customers with integrated terminaling services on a more competitive basis. We compete with national, regional and local terminal and pipeline companies, including the major integrated oil companies, of widely varying sizes, financial resources and experience. These competitors include BP p.l.c., Chevron U.S.A. Inc., CITGO Petroleum

Corporation, Exxon Mobil Corporation, Amerada Hess Corporation, Magellan Midstream Partners, L.P., Marathon Ashland Petroleum, LLC, Motiva Enterprises LLC, Murphy Oil Corporation and terminals in the Caribbean. Several of our competitors conduct portions of their operations through publicly traded partnerships with structures similar to ours, including Sunoco, Inc. and its affiliate Sunoco Logistics Partners L.P., Holly Corporation and its affiliate Holly Energy Partners, L.P., Valero Energy Corporation and its affiliate Valero L.P., and Kinder Morgan, Inc. and its affiliate Kinder Morgan Energy Partners, L.P. Our ability to compete could be harmed by factors we cannot control, including:

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price competition from terminal and pipeline companies, some of which are substantially larger than us and have greater financial resources, and control substantially greater refined product storage capacity, than we do;

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the perception that another company can provide better service; and

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the availability of alternative supply points, or supply points located closer to TransMontaigne Inc.'s customers' operations.

If we are unable to compete with services offered by other petroleum enterprises, our ability to make distributions to our unitholders may be adversely affected.

Due to our lack of asset and geographic diversification, adverse developments in our terminals or pipeline operations or operating areas would reduce our ability to make distributions to our unitholders.

We rely exclusively on the revenues generated from our terminals and pipeline operations. Furthermore, all of our assets are located in Florida or in Southwest Missouri and Northwest Arkansas. Due to our lack of diversification in asset type and location, an adverse development in these businesses or areas, including adverse developments due to catastrophic events or weather and decreases in demand for petroleum products, would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Our operations are subject to governmental laws and regulations relating to the protection of the environment that may expose us to significant costs and liabilities.

The risk of substantial environmental costs and liabilities is inherent in terminal and pipeline operations and we may incur substantial environmental costs and liabilities. Our operations and activities are subject to significant federal, state and local laws and regulations relating to the protection of the environment, and the possibility exists that new, stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary, some of which may be material. Various governmental authorities, including the U.S. Environmental Protection Agency, have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Joint and several strict liability may be incurred without regard to fault, or the legality of the original conduct, under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act and the analogous state laws for the remediation of contaminated areas. Private parties, including the owners of properties located near our terminal facilities or through which our pipeline system passes, also may have the right to pursue legal actions to enforce compliance, as well as seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

We currently own, operate, or lease numerous properties and facilities that for many years have been used for industrial activities, including refined product terminaling operations. Owners, tenants or users of these properties may have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former terminal operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities, and our ability to make distributions to our unitholders could suffer as a result. Please read "Business—Environmental matters" beginning on page 87 for more information.

We could face significant costs and liabilities if third parties with whom we do business do not comply with environmental regulations.

Because we and our customers rely on marine transportation of refined product to our terminals in Florida, our operations could be adversely affected if the third parties that ship refined product to our terminals incur additional costs or liabilities associated with marine environmental regulation. Third party shippers adversely affected by environmental regulation could increase their charges or discontinue service altogether.

Our business involves many hazards and operational risks, including adverse weather conditions, which could cause us to incur substantial liabilities.

Our operations are subject to the many hazards inherent in the transportation and terminaling of petroleum products, including:

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explosions, fires, accidents;

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extreme weather conditions, such as hurricanes, tropical storms, and rough seas, which are common in Florida;

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damage to pipelines, storage tanks and related equipment;

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leaks or releases of petroleum products into the environment; and

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acts of terrorism or vandalism.

If any of these events were to occur, we could suffer substantial losses because of personal injury or loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage resulting in curtailment or suspension of our related operations. In addition, mechanical malfunctions, faulty measurement or other errors may result in significant costs or lost revenues.

We are not fully insured against all risks incident to our business, and could incur substantial liabilities as a result.

In accordance with typical industry practice, we do not have any property insurance on the Razorback Pipeline. Furthermore, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, our insurance carriers require broad exclusions for losses due to terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position and ability to make distributions to unitholders.

We share some insurance policies, including our general liability policy, with TransMontaigne Inc. These policies contain caps on the insurer's maximum liability under the policy, and claims made by either of TransMontaigne Inc. or us are applied against the caps. The possibility exists that, in any event in which we wish to make a claim under a shared insurance policy, our claim could be denied or only partially satisfied due to claims made by TransMontaigne Inc. against the policy cap.

We are subject to strict regulations at many of our facilities regarding employee safety, and failure to comply with these regulations could adversely affect our ability to make distributions to our unitholders.

The workplaces associated with the terminals and pipeline we operate are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local government authorities, and local residents. Failure to comply with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances, could adversely affect our ability to make distributions to our unitholders if we are subjected to fines or significant compliance costs.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

Assuming we had completed this offering and the related transactions on March 31, 2005, our pro forma combined indebtedness would have been $31.5 million. In addition, we anticipate having capacity to borrow under our new credit facility that we expect to be effective upon completion of this offering. Following this offering, we will continue to have the ability to incur additional debt, subject to limitations in our credit facility. Our level of debt could have important consequences to us, including the following:

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our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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we will need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

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our debt level will make us more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

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our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. Our ability to service debt under our credit facility also will depend on market interest rates, since we anticipate that the interest rates applicable to our borrowings will fluctuate with LIBOR or the prime rate. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We may not be able to effect any of these actions on satisfactory terms, or at all.

Restrictions in our debt agreements may prevent us from engaging in some beneficial transactions or paying distributions to our unitholders.

Our new credit facility contains covenants limiting our ability to make distributions to unitholders. In addition, our credit facility contains various covenants that limit, among other things, our ability to incur indebtedness, grant liens or enter into a merger, consolidation or sale of assets. Furthermore, our credit facility contains covenants requiring us to maintain certain financial ratios and tests. Any subsequent refinancing of our current debt may have similar or greater restrictions. Please read "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Senior secured credit facility" beginning on page 64.

Terrorist attacks, and the threat of terrorist attacks, have resulted in increased costs to our business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact our ability to make distributions to our unitholders.

The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the threat of future terrorist attacks, on the energy transportation industry in general, and on us in particular, is not known at this time. Increased security measures taken by us as a precaution against possible terrorist attacks have resulted in increased costs to our business. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terrorism.

Rate regulation may not allow us to recover the full amount of increases in the costs of operating our refined product pipeline, which would adversely affect our revenues and cash flow, and our ability to make distributions to our unitholders.

The primary rate-making methodology of the Federal Energy Regulatory Commission, or FERC, is price indexing. We use this methodology in our refined product pipeline operations. The indexing method allows a pipeline to increase its rates by a percentage equal to the change in the producer price index for finished goods. If the index falls, we will be required to reduce our rates that are based on the FERC's price indexing methodology if they exceed the new maximum allowable rate. In addition, changes in the index might not be large enough to fully reflect actual increases in our costs. The FERC's rate-making methodologies may limit our ability to set rates based on our true costs or may delay the use of rates that reflect increased costs. Any of the foregoing would adversely affect our revenues and cash flow, and our ability to make distributions to our unitholders.

If our interstate rates are successfully challenged, we could be required to reduce our tariff, which would reduce our revenues and our ability to make distributions to our unitholders.

Under the Energy Policy Act adopted in 1992, the rates on the Razorback Pipeline were deemed just and reasonable, or "grandfathered." As that Act applies to our rates, a person challenging a grandfathered rate must, as a threshold matter, establish that a substantial change has occurred since the date of enactment of the Act, in either the economic circumstances or the nature of the service that formed the basis for the rate. A complainant might assert that the creation of the partnership itself constitutes such a change, an argument that has not previously been specifically addressed by the FERC. If the FERC were to find a substantial change in circumstances, then our existing rates could be subject to detailed review. If our rates were found to be in excess of levels justified by our cost of service, the FERC could order us to reduce our rates. Any such reductions would result in lower revenues and cash flows and would reduce our ability to make distributions to our unitholders.

RISKS INHERENT IN AN INVESTMENT IN US

TransMontaigne Inc. controls our general partner, which has sole responsibility for conducting our business and managing our operations. TransMontaigne Inc. has conflicts of interest and limited fiduciary duties, which may permit it to favor its own interests to your detriment.

Following the offering, TransMontaigne Services Inc., a wholly owned subsidiary of TransMontaigne Inc., will own and control our general partner. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to its owner, TransMontaigne Services Inc. Furthermore, three of our general partner's directors, and all of its executive officers, are directors or officers of TransMontaigne Inc. Therefore, conflicts of interest may arise between TransMontaigne Inc. and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving those conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. Please read "—Our partnership agreement limits our general partner's fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty" beginning on page 30.

The following are potential conflicts of interest:

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TransMontaigne Inc., as a user of our pipeline and terminals, has an economic incentive not to cause us to seek a higher tariff or higher terminaling service fees, even if such higher rates or terminaling service fees would reflect rates that could be obtained in arm's-length, third-party transactions;

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TransMontaigne Inc. may engage in competition with us under certain circumstances. Please read "—TransMontaigne Inc. may engage in competition with us under certain circumstances" beginning on page 29;

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neither our partnership agreement nor any other agreement requires TransMontaigne Inc. to pursue a business strategy that favors us. TransMontaigne Inc.'s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of TransMontaigne Inc., which may be contrary to our interests;

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our general partner is allowed to take into account the interests of parties other than us, such as TransMontaigne Inc., in resolving conflicts of interest;

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some officers of TransMontaigne Inc. who will provide services to us also will devote significant time to the businesses of TransMontaigne Inc., and will be compensated by TransMontaigne Inc. for the services rendered to it;

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our general partner has limited its liability and reduced its fiduciary duties, and also has restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

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our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities, and reserves, each of which can affect the amount of cash that is distributed to our unitholders;

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our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not, which determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units;

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our general partner may use an amount, initially equal to $11.9 million, which would not otherwise constitute operating surplus, in order to permit the payment of cash distributions on the subordinated units or incentive distribution rights;

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our general partner determines which costs incurred by TransMontaigne Inc. are reimbursable by us;

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our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

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our general partner intends to limit its liability regarding our contractual and other obligations;

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our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 80% of the common units;

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our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including the terminaling services agreement with TransMontaigne Inc.; and

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our general partner decides whether to retain separate counsel, accountants, or others to perform services for us.

Please read "Certain relationships and related party transactions—Omnibus agreement" beginning on page 104 and "Conflicts of interest and fiduciary duties" beginning on page 108.

TransMontaigne Inc. may engage in competition with us under certain circumstances.

Pursuant to the omnibus agreement, TransMontaigne Inc. will agree to offer to sell to us certain tangible assets it acquires or constructs (including assets subject to lease or joint venture arrangements controlled by TransMontaigne Inc. and extending for more than five years, to the extent of TransMontaigne Inc.'s interest in the assets) related to the storage, transportation or terminaling of refined petroleum products in the United States, provided such assets generate qualifying income as defined in Section 7704 of the Internal Revenue Code. At our request, TransMontaigne Inc. will be required to make such an offer within two years of the date of purchase or construction completion. If we decline any such offer, TransMontaigne Inc. will be free to use the asset to compete with us or to sell the asset without restriction. If we indicate our desire to purchase the assets, but we and TransMontaigne Inc. do not agree to all of the terms of the transaction, including the purchase price, to the terms of a terminaling services agreement or to other purchase and sale terms after negotiating in good faith, TransMontaigne Inc. would have the right to seek an alternative purchaser willing to pay at least 105% of the purchase price we proposed. If an alternative transaction on such terms has not been consummated within six months, we would have the right to purchase the assets at the purchase price we originally proposed. The obligation to offer does not apply to assets acquired by TransMontaigne Inc. in an asset exchange transaction, or to:

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any business operated by TransMontaigne Inc. or any of its subsidiaries at the closing of this offering;

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any business conducted by TransMontaigne Inc. with the approval of the conflicts committee of our general partner;

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tangible assets acquired by TransMontaigne Inc., including as part of a larger acquisition of other assets, if the fair value of the tangible assets, as determined in good faith by the board of directors of TransMontaigne Inc., does not exceed $10.0 million; and

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tangible assets, or capital improvements of tangible assets, constructed by TransMontaigne Inc., including as part of a larger construction project, if the construction cost of the tangible assets or capital improvements, as determined in good faith by the board of directors of TransMontaigne Inc., does not exceed $10.0 million.

In addition, any offer to sell tangible assets will be conditioned on obtaining various consents. Such consents may include consents of the holders of TransMontaigne Inc.'s equity or debt securities. In the event that TransMontaigne Inc. or its affiliates no longer control our partnership or there is a change of control of TransMontaigne Inc., TransMontaigne Inc.'s obligation to offer to sell assets to us will terminate.

Our partnership agreement limits our general partner's fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

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permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership;

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provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

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generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

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provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

By purchasing a common unit, a common unitholder will become bound by the provisions in the partnership agreement, including the provisions discussed above (please read "Description of the common units—Transfer of common units" beginning on page 115). Please read "Conflicts of interest and fiduciary duties—Fiduciary duties" beginning on page 112.

Cost reimbursements, which will be determined by our general partner, and fees due our general partner and its affiliates for services provided will be substantial and will reduce our cash available for distribution to you.

Payments to our general partner will be substantial and will reduce the amount of available cash for distribution to unitholders. For three years following this offering, we will pay TransMontaigne Inc. an administrative fee of $2.8 million per year for the provision by TransMontaigne Inc. or its affiliates of various general and administrative services for our benefit with respect to the assets contributed to us at the closing of this offering. Additionally, we will pay TransMontaigne Inc. an annual insurance reimbursement of $1.0 million for premiums on insurance policies covering the initially-contributed assets. Our general partner and its affiliates will be entitled to reimbursement for all other direct expenses they incur on our behalf, including the salaries of and the cost of employee benefits for employees working on-site at our terminals and pipeline. Our general partner will determine the amount of these expenses. Our general partner and its affiliates also may provide us other services for which we will be charged fees as determined by our general partner. Please read "Conflicts of interest and fiduciary duties—Conflicts of interest" beginning on page 108.

Unitholders have limited voting rights, and are not entitled to elect our general partner or its directors.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders do not elect our general partner or its board of directors, and will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen by the members of our general partner. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

The unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of the offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove our general partner. Following the closing of this offering, our general partner and its affiliates will own 47.9% of our common and subordinated units. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Additionally, any or all of the provisions of the omnibus agreement, other than the indemnification provisions, will be terminable by TransMontaigne Inc. at its option if our general partner is removed without cause and units held by our general partner and its affiliates are not voted in favor of that removal. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders' dissatisfaction with our general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders' voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

The control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective limited liability company interests in our general partner to a third party. The new members of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

You will experience immediate and substantial dilution of $9.19 per common unit.

The assumed initial public offering price of $20.40 per unit exceeds pro forma net tangible book value of $11.21 per unit. Based on an assumed initial public offering price of $20.40 per unit, you will incur immediate and substantial dilution of $9.19 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with generally accepted accounting principles. Please read "Dilution" beginning on page 39.

We may issue additional units without your approval, which would dilute your ownership interests.

Our general partner, without the approval of our unitholders, may cause us to issue an unlimited number of additional units.

The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

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our unitholders' proportionate ownership interest in us will decrease;

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the amount of cash available for distribution on each unit may decrease;

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because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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the relative voting strength of each previously outstanding unit may be diminished; and

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the market price of the common units may decline.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You also may incur a tax liability upon a sale of your units. At the completion of this offering and assuming no exercise of the over-allotment option, our general partner and its affiliates will own 15.7% of the common units. At the end of the subordination period, assuming no additional issuances of common units, our general partner and its affiliates will own 47.9% of the common units. For additional information about this call right, please read "The partnership agreement—Limited call right" beginning on page 127.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for our obligations as if you were a general partner if:

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a court or government agency determined that we were conducting business in a state but had not complied with that particular state's partnership statute; or

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your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

Please read "The partnership agreement—Limited liability" beginning on page 119 for a discussion of the implications of the limitations of liability on a unitholder.

Unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Purchasers of units who become limited partners are liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to the purchaser of units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

TAX RISKS

You should read "Material tax consequences" beginning on page 133 for a more complete discussion of the expected material federal income tax consequences of owning and disposing of our common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by states. If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

The anticipated after-tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you, likely causing a substantial reduction in the value of the common units.

Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to entity-level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced. The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount and the target distribution amounts will be reduced to reflect the impact of that law on us.

A successful IRS contest of the federal income tax positions we take may adversely impact the market for our common units, and the costs of any contest will be borne by our unitholders and our general partner.

We have not requested any ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from our counsel's conclusions expressed in this prospectus. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, the costs of any contest with the IRS will result in a reduction in cash available for distribution to our unitholders and our general partner and, thus, will be borne indirectly by our unitholders and our general partner.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Tax gain or loss on the disposition of our common units could be different than expected.

If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. The American Jobs Creation Act of 2004 generally treats income derived from the ownership of publicly traded partnerships as qualifying income to a regulated investment company, effective for taxable years of the regulated investment company beginning after the date of enactment, October 22, 2004. For taxable years of a regulated investment company beginning on or before the date of enactment, very little of our income will be qualifying income to the regulated investment company. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We will treat each purchaser of units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material tax consequences—Uniformity of units" beginning on page 144 for a further discussion of the effect of the depreciation and amortization positions we will adopt.

You likely will be subject to state and local taxes and return filing requirements as a result of investing in our common units.

In addition to federal income taxes, you will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You likely will be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We initially will own property and conduct business in Florida, Arkansas and Missouri. Of those states, Florida does not currently impose a state income tax. We may own property or conduct business in other states or foreign countries in the future. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our common units.

Use of proceeds

We expect to receive net proceeds of approximately $63.5 million from the sale of 3,350,000 common units offered by this prospectus, after deducting underwriting discounts and structuring fees but before paying estimated offering expenses.

We intend to use the net proceeds of this offering, together with proceeds of approximately $7.6 million from the separate private placement of 450,000 subordinated units to an affiliate of Morgan Stanley Capital Group, Inc. and borrowings of approximately $31.5 million under our new credit facility, to:

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pay $98.4 million in cash to TransMontaigne Inc.;

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pay $3.2 million of expenses associated with the offering and related formation transactions; and

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pay $1.0 million of deferred debt issuance costs incurred in connection with our new credit facility.

The net proceeds from any exercise of the underwriters' over-allotment option will be used to redeem from TransMontaigne Inc. a number of common units equal to the number of common units issued upon exercise of the over-allotment option, at a price per common unit equal to the proceeds per common unit before expenses but after underwriting discounts and commissions.

Capitalization

The following table shows:

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our historical capitalization as of March 31, 2005; and

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our pro forma capitalization as of March 31, 2005, adjusted to reflect the offering of the common units, the separate private placement of subordinated units to an affiliate of Morgan Stanley Capital Group, Inc., the borrowing under our credit facility and the application of the net proceeds in the manner described under "Use of proceeds."

This table is derived from, should be read together with and is qualified in its entirety by reference to our historical and pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus.

	As of March 31, 2005
	Actual	Pro forma

	(in thousands)
Credit facility	$—	$31,500

Equity:
TransMontaigne Partners (Predecessor)	116,427	—
TransMontaigne Partners L.P.:
Held by public:
Common units	—	60,356
Held by an affiliate of Morgan Stanley Capital Group, Inc.:
Subordinated units	—	7,574
Held indirectly by TransMontaigne Inc.:
Common units	—	3,075
Subordinated units	—	14,187
General partner interest	—	735

Total equity	116,427	85,927

Total capitalization	$116,427	$117,427

Dilution

Dilution is the amount by which the offering price will exceed the net tangible book value per unit after the offering. Based on an assumed initial public offering price of $20.40 per common unit, on a pro forma basis as of March 31, 2005, after giving effect to the offering of common units and the related transactions, our net tangible book value was approximately $83.5 million, or $11.21 per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$20.40
Pro forma net tangible book value per unit before the offering(1)	$4.54
Increase in net tangible book value per unit attributable to purchasers in the offering	6.67

Less: Pro forma net tangible book value per unit after the offering(2)		11.21

Immediate dilution in net tangible book value per common unit to purchasers in the offering		$9.19

(1)
Determined by dividing the number of units (622,500 common units, 2,872,266 subordinated units and a 2% general partner interest represented by 148,873 general partner units) to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us into the net tangible book value of the contributed assets and liabilities.

(2)
Determined by dividing the total number of units (3,972,500 common units, 3,322,266 subordinated units and a 2% general partner interest represented by 148,873 general partner units) to be outstanding after the offering into our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering and the related transactions.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates in respect of their units, by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus and by an affiliate of Morgan Stanley Capital Group, Inc. in respect of its subordinated units.

	Units acquired		Total consideration
	Number	Percent	Amount	Percent

			(in thousands)
General partner and its affiliates(1)(2)	3,643,639	48.9%	$17,997	19.2%
New investors	3,350,000	45.0%	68,340	72.8%
Affiliate of Morgan Stanley Capital Group, Inc.	450,000	6.1%	7,574	8.0%

Total	7,443,639	100.0%	$93,911	100.0%

(1)
Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own 622,500 common units, 2,872,266 subordinated units and a 2% general partner interest represented by 148,873 general partner units.

(2)
The assets contributed by our general partner and its affiliates were recorded at historical cost in accordance with accounting principles generally accepted in the United States. Book value of the consideration provided by our general partner and its affiliates, as of March 31, 2005, after giving effect to the application of the net proceeds of the offering, is as follows:

		(In thousands)

Book value of net assets contributed		$116,427
Less:	Payment to TransMontaigne Inc. from net proceeds of the offering, the sale of units to an affiliate of Morgan Stanley Capital Group, Inc. and borrowings under the credit facility	(98,430)

Total consideration		$17,997

Cash distribution policy

DISTRIBUTIONS OF AVAILABLE CASH

 General.    Within approximately 45 days after the end of each quarter, beginning with the quarter ending June 30, 2005, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through June 30, 2005 based on the actual length of the period.

 Definition of Available Cash.    Available cash generally means, for each quarter, all cash on hand at the end of the quarter:

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less the amount of cash reserves established by our general partner to:

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provide for the proper conduct of our business;

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comply with applicable law, any of our debt instruments, or other agreements; or

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provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

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plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter.

 Minimum Quarterly Distribution.    Common units are entitled to receive distributions from operating surplus of $0.40 per unit per quarter, or $1.60 per unit per year, before any such distributions are paid on our subordinated units. We cannot guarantee you that we will be able to pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our new credit facility.

 General Partner Interest and Incentive Distribution Rights.    As of the date of this offering, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. This general partner interest will be represented by 148,873 general partner units. The general partner's initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash we distribute from operating surplus in excess of $0.44 per unit. The maximum distribution of 50% includes distributions paid to our general partner on its 2% general partner interest, and assumes that our general partner maintains its general partner interest at 2%. The maximum distribution of 50% does not include any distributions that our general partner may receive on units that it owns.

OPERATING SURPLUS AND CAPITAL SURPLUS

 General.    All cash distributed to unitholders will be characterized as either "operating surplus" or "capital surplus." We distribute available cash from operating surplus and available cash from capital surplus in different ways. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus as of the end of the quarter before that distribution. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not currently anticipate that we will make any distributions from capital surplus in the foreseeable future.

 Definition of Operating Surplus.    We define operating surplus in the glossary, and at any particular point in time it generally means, on a cumulative basis:

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our "generated operating surplus," as defined below, since the closing of the offering; plus

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an amount equal to four times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter. This amount, which initially equals $11.9 million, does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and borrowings, that would otherwise be distributed as capital surplus.

We also define generated operating surplus in the glossary, and for any period it generally means:

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all of our cash receipts during that period, excluding cash from borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; less

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all of our operating expenditures during that period, including taxes, reimbursements of our general partner, interest payments, maintenance capital expenditures and non-pro rata repurchases of our units, but excluding payments of principal and premium on borrowings, distributions to unitholders and expansion capital expenditures; less

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the amount of all increases made during that period in cash reserves established by our general partner to provide funds for future operating expenditures; plus

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the amount of all decreases made during that period in cash reserves established by our general partner to provide funds for future operating expenditures.

Maintenance capital expenditures reduce operating surplus, from which we pay the minimum quarterly distribution, but expansion capital expenditures do not. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the operating capacity or revenues of existing assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage, and pipeline integrity and safety and to address environmental regulations. Expansion capital expenditures represent capital expenditures to expand the operating capacity and revenues of existing or new assets, whether through construction or acquisition. Expansion capital expenditures include expenditures to acquire assets to grow our business and to expand existing facilities, such as projects that increase throughput capacity on our pipeline and in our terminals. The officers and directors of our general partner will determine how to allocate a capital expenditure for the acquisition or expansion of our assets between maintenance capital expenditures and expansion capital expenditures.

 Definition of Capital Surplus.    We also define capital surplus in the glossary, and it will generally be generated only by:

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borrowings;

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sales of debt and equity securities; and

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sales or other dispositions of assets for cash, other than sales or dispositions of inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

SUBORDINATION PERIOD

 General.    During the subordination period, which we define below and in the glossary, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.40 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

 Definition of Subordination Period.    We define the subordination period in the glossary. The subordination period will extend until the first day of any quarter beginning after June 30, 2010 that each of the following tests are met:

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distributions of available cash from operating surplus on each outstanding common unit, subordinated unit and general partner unit equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

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the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the general partner units during those periods; and

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there are no arrearages in payment of the minimum quarterly distribution on the common units.

In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

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the subordination period will end and each subordinated unit will immediately convert into one common unit;

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any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

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our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

In addition, in such circumstances any or all of the provisions of the omnibus agreement, other than the indemnification provisions, will be terminable by TransMontaigne Inc. at its option.

 Early Conversion of Subordinated Units.    Before the end of the subordination period, a portion of the subordinated units may convert into common units on a one-for-one basis immediately after the distribution of available cash to partners in respect of any quarter ending on or after:

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June 30, 2008 with respect to 25% of the subordinated units; and

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June 30, 2009 with respect to an additional 25% of the subordinated units.

The early conversions will occur if, at the end of the applicable quarter, each of the three tests described above for terminating the subordination period are met. However, the early conversion of the second 25% of the subordinated units may not occur until at least one year following the early conversion of the first 25% of the subordinated units.

In addition to the early conversion of subordinated units described above, 25% of the subordinated units may convert into common units on a one-for-one basis prior to the end of the subordination period if at the end of a quarter ending on or after June 30, 2008 each of the following occurs:

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distributions of available cash from operating surplus on each outstanding common unit, subordinated unit and general partner unit equaled or exceeded $2.00 (125% of the annualized minimum quarterly distribution) for each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date;

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the "adjusted operating surplus" (as defined below) generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of a distribution of $2.00 (125% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units on a fully diluted basis and the general partner units during those periods; and

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there are no arrearages in payment of the minimum quarterly distribution on the common units.

This additional early conversion is a one time occurrence.

Finally, 25% of the subordinated units may convert into common units on a one-for-one basis prior to the end of the subordination period if at the end of a quarter ending on or after June 30, 2009 each of the following occurs:

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distributions of available cash from operating surplus on each outstanding common unit and subordinated unit and general partner unit equaled or exceeded $2.24 (140% of the annualized minimum quarterly distribution) for each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date;

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the "adjusted operating surplus" (as defined below) generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of a distribution of $2.24 (140% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units on a fully diluted basis and the general partner units during those periods; and

–>
there are no arrearages in payment of the minimum quarterly distribution on the common units.

This additional early conversion is a one time occurrence.

For example, if we earn and pay at least $1.60 on each outstanding unit and general partner unit for each of the three four-quarter periods ending June 30, 2008, and if we earn and pay at least $2.00 on each outstanding unit and general partner unit for each of the two four-quarter periods ending June 30, 2008, 50% of the subordinated units will convert into common units with respect to the quarter ending June 30, 2008. If we then earn and pay at least $1.60 on each outstanding unit and general partner unit for each of the three consecutive four-quarter periods ending June 30, 2009, and if we earn and pay at least $2.00 on each outstanding unit and general partner unit for each of the two four-quarter periods ending June 30, 2009, the remaining 50% of the subordinated units will convert into common units.

In the event of our early conversion of subordinated units, unless all of the holders of the subordinated units agree to a different allocation, the subordinated units that are to be converted into common units will be allocated among the holders of subordinated units pro rata based on the number of subordinated units held by each such holder.

 Definition of Adjusted Operating Surplus.    We define adjusted operating surplus in the glossary and for any period it generally means:

–>
generated operating surplus with respect to that period; plus

–>
any decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to that period; less

–>
any decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

–>
any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

 Effect of Expiration of the Subordination Period.    Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS DURING THE SUBORDINATION PERIOD

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

–>
First, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

–>
Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

–>
Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

–>
Thereafter, in the manner described in "—Incentive distribution rights" beginning on page 45.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS AFTER THE SUBORDINATION PERIOD

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

–>
First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

–>
Thereafter, in the manner described in "—Incentive distribution rights" beginning on page 45.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

INCENTIVE DISTRIBUTION RIGHTS

Incentive distribution rights are a non-voting limited partner interest that represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

If for any quarter:

–>
we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

–>
we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

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First, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.44 per unit for that quarter (the "first target distribution");

–>
Second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.50 per unit for that quarter (the "second target distribution");

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Third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.60 per unit for that quarter (the "third target distribution"); and

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Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

PERCENTAGE ALLOCATIONS OF AVAILABLE CASH FROM OPERATING SURPLUS

The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal percentage interest in distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total quarterly distribution," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume our general partner has contributed any additional capital to maintain its 2% general partner interest and has not transferred its incentive distribution rights.

	Total quarterly distribution	Marginal percentage interest in distributions
	Target amount	Unitholders	General partner

Minimum Quarterly Distribution	$0.40	98%	2%
First Target Distribution	up to $0.44	98%	2%
Second Target Distribution	above $0.44 up to $0.50	85%	15%
Third Target Distribution	above $0.50 up to $0.60	75%	25%
Thereafter	above $0.60	50%	50%

DISTRIBUTIONS FROM CAPITAL SURPLUS

 How Distributions from Capital Surplus Will Be Made.    We will make distributions of available cash from capital surplus, if any, in the following manner:

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First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price;

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Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

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Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

 Effect of a Distribution from Capital Surplus.    The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered capital." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered capital. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered capital is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to our general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume our general partner has not transferred the incentive distribution rights.

ADJUSTMENT TO THE MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

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the minimum quarterly distribution;

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target distribution levels;

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the unrecovered initial unit price;

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the number of common units issuable during the subordination period without a unitholder vote; and

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the number of common units into which a subordinated unit is convertible.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered capital would each be reduced to 50% of its initial level, the number of common units issuable during the subordination period without a unitholder vote would double and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

 General.    If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

 Manner of Adjustments for Gain.    The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

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First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

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Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

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Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

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Fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

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Fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

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Sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

–>
Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

 Manner of Adjustments for Losses.    If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

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First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

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Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

–>
Thereafter, 100% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

 Adjustments to Capital Accounts.    We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our partners' capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

 Cash available for distribution

We intend to pay each quarter, to the extent we have sufficient available cash from operating surplus, the minimum quarterly distribution of $0.40 per unit, or $1.60 per year, on all the common units and subordinated units. The amounts of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter and for four quarters on the common units, the subordinated units, and the general partner units to be outstanding immediately after this offering are approximately:

	One Quarter	Four Quarters

	(in thousands)
Common units and related distribution on general partner units	$1,621	$6,486
Subordinated units and related distribution on general partner units	$1,356	$5,424

Total	$2,977	$11,910

Pro forma, as adjusted, available cash from operating surplus during the year ended June 30, 2004 and for the nine months ended March 31, 2005 would not have been sufficient to pay the minimum quarterly distribution on all units.

If we had completed the transactions contemplated in this prospectus on July 1, 2003, pro forma available cash from operating surplus generated during the year ended June 30, 2004 and the nine-month period ended March 31, 2005 would have been approximately $14.4 million and $9.7 million, respectively. Pro forma available cash from operating surplus is derived from the pro forma financial statements in the manner described in Appendix C and represents available cash from operating surplus generated during the respective periods on a pro forma basis. Pro forma available cash from operating surplus reflects the effect of the terminaling services agreement and the administrative fee and insurance reimbursement under the omnibus agreement, but not the incremental general and administrative expenses we expect to incur as a result of being a public entity.

We therefore calculate pro forma, as adjusted, available cash from operating surplus in order to reflect these additional incremental general and administrative expenses. These expenses include costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees and equity-based compensation awarded to key employees and consultants of TransMontaigne Services Inc., and non- employee directors of our general partner. We estimate our initial incremental general and administrative expenses to be $2.7 million annually.

If we had completed the transactions contemplated in this prospectus on July 1, 2003, pro forma, as adjusted, available cash from operating surplus generated during the year ended June 30, 2004 would have been approximately $11.7 million. This amount would have been sufficient to allow us to pay the full minimum quarterly distribution on all the common units and 96.2% of the minimum quarterly distribution on the subordinated units for that period. If we had completed the transactions contemplated in this prospectus on July 1, 2004, pro forma, as adjusted, available cash from operating surplus generated during the nine-month period ended March 31, 2005 would have been approximately $7.7 million. This amount would have been sufficient to allow us to pay the full minimum quarterly distribution on all the common units and approximately 69.9% of the minimum quarterly distribution on the subordinated units for that period.

The reduction in pro forma, as adjusted, available cash from operating surplus during the nine-month period ended March 31, 2005 was attributable to TransMontaigne Inc. distributing and transporting fewer barrels of discretionary inventories during this period. Due to concerns expressed by rating agencies regarding TransMontaigne Inc.'s level of debt borrowings to support its discretionary inventory volumes, the overall high level of commodity prices, and the possibility of an increase in the cost of managing the commodity price risk associated with its discretionary inventories, TransMontaigne Inc. distributed and transported fewer barrels of product during the nine months ended March 31, 2005. During the three months ended September 30, 2004, TransMontaigne Inc. decided to explore the possibility of outsourcing its light oils origination activities with the objectives of reducing inventory volumes and related debt borrowings. On November 4, 2004, TransMontaigne Inc. executed a product supply agreement with Morgan Stanley Capital Group, Inc. Since the commencement of TransMontaigne Inc.'s product supply agreement with Morgan Stanley Capital Group, Inc. in January 2005, volumes distributed and transported by TransMontaigne Inc. have returned to historical averages.

The pro forma financial statements, from which pro forma available cash generated from operating surplus is derived, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, available cash from operating surplus as defined in the partnership agreement is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. A more complete explanation of the pro forma adjustments can be found in the Notes to Pro Forma Financial Statements. We derived the amounts of pro forma, as adjusted, available cash from operating surplus shown above in the manner described in Appendix C. As a result, the amount of pro forma, as adjusted, available cash from operating surplus should only be viewed as a general indication of the amount of available cash from operating surplus that we might have generated had we been formed in earlier periods.

We believe we will have sufficient cash from operating surplus following the offering to pay the minimum quarterly distribution on all units through June 30, 2006.

We believe that, following completion of the offering, we will have sufficient available cash from operating surplus to allow us to make the full minimum quarterly distribution on all the outstanding units for each quarter through June 30, 2006. Our belief is based on a number of specific assumptions, including the assumptions that:

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we will realize the pipeline tariffs and terminaling service fees provided in our terminaling services agreement with TransMontaigne Inc., based on the following:

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average daily gasoline and distillate volumes throughput at our Florida terminals will be no less than 80,000 barrels per day;

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average daily volumes shipped on the Razorback Pipeline will be no less than 12,000 barrels per day;

–>
we will continue to realize our historical average annualized third party revenues of approximately $13.9 million;

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our direct operating costs and expenses for the twelve months ended June 30, 2006 will be approximately $15.5 million;

–>
our maintenance capital expenditures for the twelve months ended June 30, 2006 will be approximately $2.0 million;

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our payment of an annual administrative fee of $2.8 million and an annual insurance reimbursement of $1.0 million to TransMontaigne Inc. pursuant to the omnibus agreement;

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our incremental general and administrative expenses for the twelve months ended June 30, 2006 will be approximately $2.7 million;

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no material accidents, releases, or similar unanticipated and material events will occur; and

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market, regulatory, and overall economic conditions will not change substantially.

While we believe that these assumptions are reasonable in light of management's current beliefs concerning future events, the assumptions underlying the projections are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash from operating surplus that we could generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all units, in which event the market price of the common units may decline materially. When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading "Risk factors" beginning on page 17 and elsewhere in this prospectus. We do not undertake any obligation to release publicly the results of any future revisions we may make to the foregoing or to update the foregoing to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

Selected historical financial data of TransMontaigne Partners (Predecessor)

The following table sets forth selected historical financial data of TransMontaigne Partners (Predecessor), the predecessor to TransMontaigne Partners, for the periods and as of the dates indicated.

 Historical Results.    The selected historical financial data for TransMontaigne Partners (Predecessor) for the years ended June 30, 2000 and 2001 are derived from unaudited combined financial statements of TransMontaigne Partners (Predecessor) that are not included in this prospectus. The selected historical financial data for TransMontaigne Partners (Predecessor) for the years ended June 30, 2002, 2003 and 2004 are derived from the audited combined financial statements of TransMontaigne Partners (Predecessor) that are included in this prospectus. The selected historical financial data for TransMontaigne Partners (Predecessor) for the nine months ended March 31, 2004 and 2005 are derived from the unaudited combined financial statements of TransMontaigne Partners (Predecessor) that are included in this prospectus. In reviewing this data, you should be aware of the following.

Our historical revenues included only actual amounts received by TransMontaigne Partners (Predecessor) from:

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third parties who utilized our Florida terminals; and

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TransMontaigne Inc. for use of our Razorback Pipeline system and Florida terminals.

In addition, our historical results of operations reflect the impact of the following acquisitions:

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the purchase of five of the Florida terminals being contributed to us, with aggregate active storage capacity of approximately 4.4 million barrels, completed in February 2003; and

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the purchase of the 40% interest TransMontaigne Partners (Predecessor) did not own in the Razorback Pipeline, completed in June 2002.

The following selected financial data for each of the years in the five-year period ended June 30, 2004 and the nine months ended March 31, 2004 and 2005, have been derived from our combined financial statements. You should not expect the results for any prior periods to be indicative of the results that may be achieved in future periods. You should read the following information together with our historical combined financial statements and related notes and with "Management's discussion and analysis of financial condition and results of operations" beginning on page 55.

	TransMontaigne Partners (Predecessor)
	Years ended June 30,					Nine months ended March 31,
	2000	2001	2002(1)	2003(2)	2004	2004	2005

	(dollars in thousands)
Statement of Operations Data:
Revenues	$7,310	$7,105	$8,901	$17,043	$34,329	$25,553	$26,312
Direct operating costs and expenses	(2,677)	(2,401)	(2,894)	(5,874)	(14,123)	(10,379)	(11,545)

Net operating margin	4,633	4,704	6,007	11,169	20,206	15,174	14,767

Costs and expenses:
Allocated general and administrative	(1,400)	(1,400)	(1,400)	(2,500)	(3,300)	(2,475)	(2,475)
Allocated insurance	(200)	(200)	(200)	(500)	(900)	(675)	(750)
Depreciation and amortization	(1,579)	(1,749)	(1,728)	(3,588)	(5,903)	(4,346)	(4,551)
Gain on disposition of assets, net	—	—	—	—	6	6	—

Operating income	1,454	1,355	2,679	4,581	10,109	7,684	6,991
Other income (expense):
Interest income	—	—	—	—	6	—	—
Minority interest share in earnings of Razorback Pipeline	(571)	(538)	(525)	—	—	—	—

Net earnings	$883	$817	$2,154	$4,581	$10,115	$7,684	$6,991

Other Financial Data:
Net cash provided by operating activities	$2,960	$3,249	$4,545	$8,469	$16,532	$11,526	$11,352
Net cash (used) by investing activities	$(1,472)	$(318)	$(7,115)	$(95,949)	$(3,256)	$(2,237)	$(2,119)
Net cash provided (used) by financing activities	$(1,513)	$(2,951)	$2,592	$87,448	$(13,292)	$(9,298)	$(9,221)
	June 30,
						March 31, 2005
	2000	2001	2002(1)	2003(2)	2004

	(dollars in thousands)
Balance Sheet Data:
Property, plant and equipment, net	$26,030	$24,603	$29,985	$120,153	$118,012	$115,955
Total assets	$26,353	$24,874	$30,286	$123,806	$120,886	$118,351
Equity	$26,129	$24,534	$29,805	$121,834	$118,657	$116,427

(1)
Effective June 30, 2002, TransMontaigne Partners (Predecessor) acquired the remaining 40% interest that it did not own in the Razorback Pipeline system.

(2)
The combined financial statements include the results of operations of the Coastal Fuels assets that will be contributed to TransMontaigne Partners from the closing date of the acquisition by TransMontaigne Inc. (February 28, 2003).

Management's discussion and analysis of financial condition and results of operations

You should read the following discussion of the financial condition and results of operations of TransMontaigne Partners (Predecessor) in conjunction with the historical combined financial statements of TransMontaigne Partners (Predecessor) and the pro forma financial statements of TransMontaigne Partners L.P. included elsewhere in this prospectus.

OVERVIEW

We are a refined petroleum products terminaling and pipeline company based in Denver, Colorado, formed by TransMontaigne Inc. to own and operate certain terminal and pipeline assets of TransMontaigne Inc., which we refer to as the "contributed assets". Specifically, the contributed assets are composed of:

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seven refined product terminals located in Florida, with an aggregate active storage capacity of approximately 5.2 million barrels, that provide integrated terminaling services to TransMontaigne Inc., other distribution and marketing companies and the United States government;

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a 67-mile, interstate refined products pipeline with a capacity of approximately 30,000 barrels per day, which we refer to as the Razorback Pipeline, that currently transports gasolines and distillates for TransMontaigne Inc. from Mt. Vernon, Missouri to Rogers, Arkansas; and

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two refined product terminals, one located in Mt. Vernon, Missouri and the other located in Rogers, Arkansas, with an aggregate storage capacity of approximately 400,000 barrels, that are connected to the Razorback Pipeline and provide integrated terminaling services to TransMontaigne Inc.

We conduct our operations in the United States in Florida, Southwest Missouri and Northwest Arkansas and provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined products and crude oil, including TransMontaigne Inc. We handle light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil.

The substantial majority of our business is devoted to providing terminaling and pipeline services to TransMontaigne Inc. TransMontaigne Inc. accounted for approximately 96%, 70% and 59% of TransMontaigne Partners (Predecessor)'s revenues for the years ended June 30, 2002, 2003 and 2004, respectively. TransMontaigne Inc., formed in 1995, is a terminaling, distribution and marketing company that supplies, distributes and markets refined petroleum products to refiners, wholesalers, distributors, marketers and industrial and commercial end users throughout the United States, primarily in the Gulf Coast, Midwest and East Coast regions. TransMontaigne Inc. also provides supply chain management services to various customers throughout the United States. TransMontaigne Inc. will rely on us to provide substantially all the integrated terminaling services it requires to support its operations in Florida, Southwest Missouri and Northwest Arkansas. Pursuant to the terms of a terminaling services agreement we and TransMontaigne Inc. will execute at the closing of this offering, we expect to continue to derive a substantial majority of our revenues from TransMontaigne Inc. for the foreseeable future. TransMontaigne Inc. has a significant interest in our partnership through its indirect ownership of a 46.9% limited partner interest and a 2% general partner interest in us.

We do not take ownership of or market products that we handle or transport and, therefore, we are not directly exposed to changes in commodity prices. The volume of product that is handled, transported and stored through or in our terminals and pipeline is directly affected by the level of supply and demand in the wholesale markets served by our terminals and pipeline. Overall supply of refined products is influenced by the products' absolute prices, the availability of capacity on delivering pipelines and vessels, fluctuating refinery margins and the markets' perception of future product prices. The demand for gasoline in Northwest Arkansas and Southwest Missouri peaks during the summer driving season, which extends from April to September, and declines during the fall and winter months. The demand for gasoline in Florida typically peaks in the winter season due to the influx of visitors to the state. The demand for marine fuels typically peaks in the winter months due to the increase in the number of cruise ships originating from the Florida ports. Despite these seasonalities, the overall impact to the volume of product throughput in our terminals and pipeline is not material.

Prices for refined petroleum products increased significantly during the year ended June 30, 2004 and the nine months ended March 31, 2005. Prices for unleaded gasoline increased throughout the period from approximately $0.80 per gallon to in excess of $1.60 per gallon. Prices for distillates increased throughout the period from approximately $0.75 per gallon to in excess of $1.60 per gallon. Due to concerns expressed by rating agencies regarding TransMontaigne Inc.'s level of debt borrowings to support its discretionary inventory volumes, the overall high level of commodity prices, and the possibility of an increase in the cost of managing the commodity price risk associated with its discretionary inventories, TransMontaigne Inc. distributed and transported fewer barrels of product during the nine months ended March 31, 2005. During the three months ended September 30, 2004, TransMontaigne Inc. decided to explore the possibility of outsourcing its light oils origination activities with the objectives of reducing inventory volumes and related debt borrowings. On November 4, 2004, TransMontaigne Inc. executed a product supply agreement with Morgan Stanley Capital Group, Inc. Since the commencement of TransMontaigne Inc.'s product supply agreement with Morgan Stanley Capital Group, Inc. in January 2005, volumes distributed and transported by TransMontaigne Inc. have returned to historical averages.

The assets, liabilities and results of operations of TransMontaigne Partners (Predecessor) reflect the assets, liabilities and results of operations of the contributed assets during the periods presented as described below.

NATURE OF REVENUES AND EXPENSES

We derive revenues from our refined product terminals by charging fees for providing integrated terminaling and related services. We generate revenues from the Razorback Pipeline by charging a tariff for transporting refined products. The fees we charge, our other sources of revenue and our direct operating costs and expenses are described below.

 Throughput and additive injection fees.    We earn throughput fees for each barrel of product that is distributed at our terminals by our customers. Terminal throughput fees are based on the volume of product distributed at the facility's truck loading racks, generally at a standard rate per barrel of product. We provide injection services in connection with the delivery of product at our terminals. These fees generally are based on the volume of product injected and delivered over the rack at our terminals.

 Terminaling Storage Fees.    We provide storage capacity at our terminals to TransMontaigne Inc. and third parties. Terminaling storage fees generally are based on a per barrel of storage capacity per month rate and will vary with the duration of the agreement and the type of product.

 Pipeline Transportation Fees.    We earn pipeline transportation fees at our Razorback Pipeline based on the volume of product transported and the distance from the origin point to the delivery point. The tariff on the Razorback Pipeline is regulated by the FERC.

 Other Revenue.    In addition to providing storage and distribution services at our terminal facilities, we also provide ancillary services including heating and mixing of stored products and product transfer services. We also recognize gains from the sale of product to TransMontaigne Inc. resulting from the excess of product deposited by our customers into our terminals over the amount of product that the customer is contractually permitted to withdraw from those terminals.

 Direct Operating Costs and Expenses.    The direct operating costs and expenses of our operations include the directly related wages and employee benefits, utilities, communications, maintenance and repairs, property taxes, rent, vehicle expenses, environmental compliance costs, materials and supplies.

RESULTS OF OPERATIONS—YEARS ENDED JUNE 30, 2002, 2003 AND 2004

In reviewing the historical results of operations of TransMontaigne Partners (Predecessor) that are discussed below, you should be aware of the following:

TransMontaigne Partners (Predecessor)'s historical revenues include only actual amounts received from:

–>
third parties who utilized our Florida terminals; and

–>
TransMontaigne Inc. for use of our Razorback Pipeline system and Florida terminals.

In addition, TransMontaigne Partners (Predecessor)'s historical results of operations reflect the impact of the following acquisitions:

–>
the purchase of five of the Florida terminals being contributed to us with aggregate active storage capacity of approximately 4.4 million barrels, completed in February 2003; and

–>
the purchase of the 40% interest in the Razorback Pipeline it did not own, completed in June 2002.

We reported net earnings of approximately $2.2 million for the year ended June 30, 2002, compared to net earnings of approximately $4.6 million for the year ended June 30, 2003, and net earnings of approximately $10.1 million for the year ended June 30, 2004. Selected results of operations data for each of the quarters in the three-year period ended June 30, 2004, are summarized below (in thousands):

	Three months ended
	September 30, 2001	December 31, 2001	March 31, 2002	June 30, 2002	Year ended June 30, 2002

Revenues	$1,776	$1,972	$2,554	$2,599	$8,901
Direct operating costs and expenses	(570)	(739)	(743)	(842)	(2,894)

Net operating margins	$1,206	$1,233	$1,811	$1,757	6,007

Allocated general and administrative					(1,400)
Allocated insurance expense					(200)
Depreciation and amortization					(1,728)

Operating income					2,679
Other income (expense), net					(525)

Net earnings					$2,154

	Three months ended
	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	Year ended June 30, 2003

Revenues	$2,032	$2,336	$4,457	$8,218	$17,043
Direct operating costs and expenses	(518)	(476)	(1,429)	(3,451)	(5,874)

Net operating margins	$1,514	$1,860	$3,028	$4,767	11,169

Allocated general and administrative					(2,500)
Allocated insurance expense					(500)
Depreciation and amortization					(3,588)

Operating income					4,581
Other income (expense), net					—

Net earnings					$4,581

	Three months ended
	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	Year ended June 30, 2004

Revenues	$8,787	$7,999	$8,767	$8,776	$34,329
Direct operating costs and expenses	(3,805)	(2,895)	(3,679)	(3,744)	(14,123)

Net operating margins	$4,982	$5,104	$5,088	$5,032	20,206

Allocated general and administrative					(3,300)
Allocated insurance expense					(900)
Depreciation and amortization					(5,903)
Gain on disposition of assets, net					6

Operating income					10,109
Other income (expense), net					6

Net earnings					$10,115

The net operating margins for the year ended June 30, 2002 were approximately $6.0 million, compared to approximately $11.2 million for the year ended June 30, 2003 and $20.2 million for the year ended June 30, 2004. The increase of approximately $5.2 million in net operating margins for 2003 as compared to 2002 was due principally to the net operating margins generated by the assets acquired from an affiliate of El Paso Corporation, which we refer to as the Coastal Fuels assets, of approximately $3.9 million and an increase in net operating margins of approximately $1.0 million at our historical Florida facilities. The increase of approximately $9.0 million in net operating margins for 2004 as compared to 2003 was due principally to the increase in net operating margins generated by the Coastal Fuels assets of approximately $8.5 million. The results of operations of the Coastal Fuels assets that will be contributed to us, principally five of the Florida terminals, are included from the closing date of the acquisition by TransMontaigne Inc. (February 28, 2003). For the years ended June 30, 2003 and 2004, the Coastal Fuels assets to be contributed by TransMontaigne Inc. to us generated revenues of approximately $7.8 million and $23.8 million, respectively, and net operating margins of approximately $4.0 million and $12.6 million, respectively.

Our net operating margins are as follows (in thousands):

	Years ended June 30,
	2002	2003	2004

Throughput and additive injection fees, net	$5,388	$7,360	$10,617
Terminaling storage fees	955	6,135	17,711
Pipeline transportation fees	2,040	2,032	2,141
Other	518	1,516	3,860

Revenue	8,901	17,043	34,329
Less direct operating costs and expenses	(2,894)	(5,874)	(14,123)

Net operating margins	$6,007	$11,169	$20,206

 Throughput and additive injection fees, net.    Terminal throughput and additive injection fees, net were approximately $5.4 million, $7.4 million and $10.6 million for the years ended June 30, 2002, 2003 and 2004, respectively. The increase of approximately $2.0 million in throughput fees for 2003 as compared to 2002 was due principally to increases of approximately $1.2 million as a result of our acquisition of the Coastal Fuels assets, and approximately $0.8 million at our historical Florida facilities. The increase of approximately $3.2 million in throughput fees for 2004 as compared to 2003 was due principally to increases of approximately $2.4 million as a result of the acquisition of the Coastal Fuels assets, and approximately $0.8 million at our historical Florida facilities. For the years ended June 30, 2002, 2003 and 2004, we averaged approximately 55,300 barrels, 69,000 barrels and 92,100 barrels per day of throughput volumes, respectively, at our terminals.

Included in the terminal throughput fees for the years ended June 30, 2002, 2003 and 2004, are fees charged to TransMontaigne Inc. of approximately $5.4 million, $7.2 million and $10.5 million, respectively.

 Terminaling Storage Fees.    Terminaling storage fees were approximately $1.0 million, $6.1 million and $17.7 million for the years ended June 30, 2002, 2003 and 2004, respectively. The increase of approximately $5.1 million in terminaling storage fees for 2003 as compared to 2002 was due principally to an increase of approximately $5.9 million from the acquisition of the Coastal Fuels assets offset by a decrease of approximately $0.6 million at our Razorback Pipeline terminals. The increase of approximately $11.6 million in terminaling storage fees for 2004 as compared to 2003 was due principally to an increase of approximately $11.6 million from the acquisition of the Coastal Fuels assets.

Included in the terminaling storage fees for the years ended June 30, 2002, 2003 and 2004 are fees charged to TransMontaigne Inc. of approximately $0.6 million, $2.4 million and $7.2 million, respectively.

 Pipeline Transportation Fees.    For the years ended June 30, 2002, 2003 and 2004, we earned pipeline transportation fees of approximately $2.0 million, $2.0 million and $2.1 million, respectively. For the years ended June 30, 2002, 2003 and 2004, we averaged approximately 11,900 barrels, 11,800 barrels and 12,400 barrels per day of transported product on the Razorback Pipeline.

Included in pipeline transportation fees for the years ended June 30, 2002, 2003 and 2004, are fees charged to TransMontaigne Inc. of approximately $2.0 million, $2.0 million, and $2.1 million, respectively.

 Other Revenue.    For the years ended June 30, 2002, 2003 and 2004, other revenue was approximately $0.5 million, $1.5 million and $3.9 million, respectively. The increase of approximately $1.0 million in other revenue for 2003 as compared to 2002 was due principally to an increase of approximately $0.7 million from our acquisition of the Coastal Fuels assets. The increase of approximately $2.4 million in other revenue for 2004 as compared to 2003 was due principally to an increase of approximately $2.0 million from our acquisition of the Coastal Fuels assets and an increase of approximately $0.6 million at our Razorback Pipeline terminals.

Included in other revenue for the years ended June 30, 2002, 2003 and 2004 are fees charged to TransMontaigne Inc. of approximately $0.5 million, $0.3 million and $0.3 million, respectively.

 Direct Operating Costs and Expenses.    For the years ended June 30, 2002, 2003 and 2004, the direct operating costs and expenses of our operations were approximately $2.9 million, $5.9 million and $14.1 million, respectively. The direct operating costs and expenses of our operations are as follows (in thousands):

	Years ended June 30,
	2002	2003	2004

Wages and employee benefits	$761	$1,985	$4,449
Utilities and communication charges	332	856	1,738
Repairs and maintenance	609	1,054	3,733
Office, rentals and property taxes	433	949	2,015
Vehicles and fuel costs	31	147	206
Environmental compliance costs	114	307	626
Other	614	576	1,356

Direct operating costs and expenses	$2,894	$5,874	$14,123

The increase of approximately $3.0 million in direct operating costs and expenses for 2003 as compared to 2002 was due principally to the addition of the Coastal Fuels assets which resulted in approximately $3.8 million of additional direct operating costs and expenses offset by a decrease of approximately $0.7 million at our Razorback Pipeline system. The increase of approximately $8.2 million in direct operating costs and expenses for 2004 as compared to 2003 was due principally to the addition of the Coastal Fuels assets, which resulted in approximately $7.4 million of additional direct operating costs and expenses, an increase of approximately $0.4 million at our historical Florida terminals, and an increase of approximately $0.4 million at our Razorback Pipeline system.

 Costs and expenses.    The accompanying combined financial statements include allocated general and administrative charges from TransMontaigne Inc. for allocations of indirect corporate overhead to cover costs of centralized corporate functions such as legal, accounting, treasury, insurance administration and claims processing, health, safety and environmental, information technology, human resources, credit, payroll, taxes, engineering and other corporate services. The allocated general and administrative expenses were approximately $1.4 million, $2.5 million and $3.3 million for the years ended June 30, 2002, 2003 and 2004, respectively. The accompanying combined financial statements also include allocated insurance charges from TransMontaigne Inc. for allocations of insurance premiums to cover costs of insuring activities such as property casualty, pollution, automobile, directors and officers, and other insurable risks. The allocated insurance expenses were approximately $0.2 million, $0.5 million and $0.9 million for the years ended June 30, 2002, 2003 and 2004, respectively.

Depreciation and amortization expense for the years ended June 30, 2002, 2003 and 2004, was $1.7 million, $3.6 million and $5.9 million, respectively. The increase of approximately $1.9 million in depreciation and amortization expense for 2003 as compared to 2002 was principally related to depreciation and amortization expense on the Coastal Fuels assets and current year additions to property, plant, and equipment. The increase of approximately $2.3 million in depreciation and amortization expense for 2004 as compared to 2003 was principally related to depreciation and amortization expense on the Coastal Fuels assets and current year additions to property, plant, and equipment.

RESULTS OF OPERATIONS—NINE MONTHS ENDED MARCH 31, 2004 AND 2005

Selected results of operations data for each of the quarters in the nine-month periods ended March 31, 2004 and 2005 are summarized below (in thousands):

	Three months ended			Nine months ended
	September 30, 2003	December 31, 2003	March 31, 2004	March 31, 2004

Revenues	$8,787	$7,999	$8,767	$25,553
Direct operating costs and expenses	(3,805)	(2,895)	(3,679)	(10,379)

Net operating margins	$4,982	$5,104	$5,088	15,174

Allocated general and administrative				(2,475)
Allocated insurance expense				(675)
Depreciation and amortization				(4,346)
Gain on disposition of assets, net				6

Operating income				7,684
Other income (expense), net				—

Net earnings				$7,684

	Three months ended			Nine months ended
	September 30, 2004	December 31, 2004	March 31, 2005	March 31, 2005

Revenues	$8,363	$8,265	$9,684	$26,312
Direct operating costs and expenses	(3,909)	(3,785)	(3,851)	(11,545)

Net operating margins	$4,454	$4,480	$5,833	14,767

Allocated general and administrative				(2,475)
Allocated insurance expense				(750)
Depreciation and amortization				(4,551)

Operating income				6,991
Other income (expense), net				—

Net earnings				$6,991

The net operating margins for the nine months ended March 31, 2004, were approximately $15.2 million, compared to approximately $14.8 million for the nine months ended March 31, 2005. The decrease of approximately $0.4 million in net operating margins for 2005 as compared to 2004 was due principally to an increase in direct operating costs and expenses of approximately $1.2 million offset by an increase in revenues of approximately $0.8 million.

Our net operating margins are as follows (in thousands):

	Nine months ended March 31,
	2004	2005

Throughput and additive injection fees, net	$7,855	$8,288
Terminaling storage fees	13,221	13,801
Pipeline transportation fees	1,571	1,632
Other	2,906	2,591

Revenue	25,553	26,312
Less direct operating costs and expenses	(10,379)	(11,545)

Net operating margins	$15,174	$14,767

 Throughput and additive injection fees, net.    Terminal throughput and additive injection fees, net were approximately $7.9 million and $8.3 million for the nine months ended March 31, 2004 and 2005, respectively. The increase of approximately $0.4 million is due principally to an increase in the rates charged for each barrel of product that is distributed at our terminals offset by a decrease in throughput volumes. For the nine months ended March 31, 2004 and 2005, we averaged approximately 93,100 barrels and 88,300 barrels per day of throughput volumes, respectively, at our terminals.

Included in the terminal throughput fees for the nine months ended March 31, 2004 and 2005, are fees charged to TransMontaigne Inc. of approximately $7.8 million and $8.2 million, respectively.

 Terminaling Storage Fees.    Terminaling storage fees were approximately $13.2 million and $13.8 million for the nine months ended March 31, 2004 and 2005, respectively. The increase of approximately $0.6 million is due principally to additional storage capacity leased to TransMontaigne Inc. at our Florida terminals for approximately $0.3 million and an increase in storage rates charged to existing customers.

Included in the terminaling storage fees for the nine months ended March 31, 2004 and 2005 are fees charged to TransMontaigne Inc. of approximately $5.4 million and $5.9 million, respectively.

 Pipeline Transportation Fees.    For the nine months ended March 31, 2004 and 2005, we earned pipeline transportation fees of approximately $1.6 million and $1.6 million, respectively. For the nine months ended March 31, 2004 and 2005, we averaged approximately 12,100 barrels and 12,000 barrels per day of transported product on the Razorback Pipeline.

Included in pipeline transportation fees for the nine months ended March 31, 2004 and 2005 are fees charged to TransMontaigne Inc. of approximately $1.6 million and $1.6 million, respectively.

 Other Revenue.    For the nine months ended March 31, 2004 and 2005, other revenue was approximately $2.9 million and $2.6 million, respectively. The decrease of approximately $0.3 million in other revenue for 2005 as compared to 2004 was due principally to a decrease of approximately $0.3 million at the Coastal Fuels assets.

Included in other revenue for the nine months ended March 31, 2004 and 2005 are fees charged to TransMontaigne Inc. of approximately $0.2 million and $0.4 million, respectively.

 Direct Operating Costs and Expenses.    For the nine months ended March 31, 2004 and 2005, the direct operating costs and expenses of our operations were approximately $10.4 million and

$11.5 million, respectively. The direct operating costs and expenses of our operations are as follows (in thousands):

	Nine months ended March 31,
	2004	2005

Wages and employee benefits	$3,403	$3,711
Utilities and communication charges	1,363	1,233
Repairs and maintenance	2,625	3,799
Office, rentals and property taxes	1,498	1,644
Vehicles and fuel costs	150	182
Environmental compliance costs	418	340
Other	922	636

Direct operating costs and expenses	$10,379	$11,545

The increase of approximately $1.2 million in direct operating costs and expenses for 2005 as compared to 2004 was due principally to approximately $0.2 million in costs incurred to complete the integrity testing of our Razorback Pipeline and an increase of approximately $1.0 million in direct operating costs and expenses at our Coastal Fuels assets.

 Costs and expenses.    Allocated general and administrative expenses were approximately $2.5 million and $2.5 million for the nine months ended March 31, 2004 and 2005, respectively. Allocated insurance expenses were approximately $0.7 million and $0.8 million for the nine months ended March 31, 2004 and 2005, respectively.

Depreciation and amortization expense for the nine months ended March 31, 2004 and 2005, was approximately $4.3 million and $4.6 million, respectively. The increase of $0.3 million in depreciation and amortization expense for 2005 as compared to 2004 is principally related to depreciation and amortization expense on current year additions to property, plant, and equipment.

LIQUIDITY AND CAPITAL RESOURCES

Our primary liquidity needs are to fund our capital expenditures and our working capital requirements. To date, investments and advances from TransMontaigne Inc. are our primary means of funding our liquidity needs. Our principal sources of funds to meet our liquidity needs in the future will be cash generated by operations, borrowings under our new credit facility and debt and equity offerings.

Capital expenditures for the year ended June 30, 2004 and the nine months ended March 31, 2005, were approximately $3.3 million and $2.1 million, respectively, for terminal and pipeline facilities and assets to support these facilities. Excluding acquisitions, budgeted capital expenditures for the remainder of the year ending June 30, 2005 are estimated to be less than $1.0 million, which includes less than $0.5 million of capital expenditures to maintain our existing facilities. Future capital expenditures will depend on numerous factors, including the availability, economics and cost of appropriate acquisitions which we identify and evaluate; the economics, cost and required regulatory approvals with respect to the expansion and enhancement of existing systems and facilities; customer demand for the services we provide; local, state and federal governmental regulations; environmental compliance requirements; and the availability of debt financing and equity capital on acceptable terms.

 Contractual obligations and contingencies.    We have contractual obligations that are required to be settled in cash. The amounts of our contractual obligations at June 30, 2004 are as follows (in thousands):

	Years ending June 30,
	2005	2006	2007	2008	2009	Thereafter

Additions to property, plant and equipment under contract	$877	$—	$—	$—	$—	$—
Operating leases—property and equipment	140	140	127	122	117	88

Total contractual obligations to be settled in cash	$1,017	$140	$127	$122	$117	$88

 Senior Secured Credit Facility.    On May 6, 2005, we entered into a $75 million senior secured credit facility. We expect to borrow approximately $31.5 million under this credit facility at the closing of this offering. Based on the "total leverage ratio" covenant described below, we expect to have approximately $27.1 million of borrowing capacity under this credit facility after the closing of this offering. The credit facility provides for a maximum borrowing line of credit equal to $75 million. Borrowings under the credit facility bear interest (at our option) based on a base rate plus an applicable margin, or LIBOR plus an applicable margin; the applicable margins are a function of the total leverage ratio (as defined). Interest on loans under the credit facility will be due and payable periodically, based on the applicable interest rate and related interest period, generally either one, two or three months. In addition, we will pay a commitment fee ranging from 0.375% to 0.50% per annum on the total amount of the unused commitments. Borrowings under the credit facility are secured by a lien on our assets, including cash, accounts receivable, inventory, general intangibles, investment property, contract rights and real property, except for our real property located in Florida. The terms of the credit facility include covenants that restrict our ability to make capital expenditures and cash distributions.

The credit facility also contains customary representations and warranties (including those relating to corporate organization and authorization, compliance with laws, absence of defaults, material agreements and litigation) and customary events of default (including those relating to monetary defaults, covenant defaults, cross defaults and bankruptcy events). The primary financial covenants contained in the credit facility are a total leverage ratio test (not to exceed four times) and an interest coverage ratio test (not to be less than three times). These financial covenants are based on a defined financial performance measure within the credit facility known as "Consolidated EBITDA."

The credit facility makes certain assumptions about our Consolidated EBITDA and interest expense for the periods prior to the completion of this offering. Those assumptions are reflected in the following pro forma calculation of the "total leverage ratio" contained in the credit facility.

	Three Months Ended
					Year Ended June 30, 2005
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005

Financial performance debt covenant test:
Consolidated funded indebtedness					$31,500
Consolidated EBITDA	$3,663	$3,663	$3,663	$3,663	$14,652
Total leverage ratio					2.15	x

If we were to fail the total leverage ratio covenant, or any other covenant contained in the credit facility, we would seek a waiver from our lenders under such facility. If we were unable to obtain a waiver from our lenders and the default remained uncured after any applicable grace period, we would be in breach of the credit facility, and the lenders would be entitled to declare all outstanding borrowings immediately due and payable. We have no outstanding letters of credit.

We believe that our future cash expected to be provided by operating activities, available borrowing capacity under our credit facility, and our relationship with institutional lenders and equity investors should enable us to meet our planned capital and liquidity requirements through at least the maturity date of our credit facility (May 2010).

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

A summary of the significant accounting policies that we have adopted and followed in the preparation of our historical combined financial statements is detailed in Note 1 of Notes to the historical combined financial statements. Certain of these accounting policies require the use of estimates. We have identified the following estimates that, in our opinion, are subjective in nature, require the exercise of judgment, and involve complex analysis. These estimates are based on our knowledge and understanding of current conditions and actions that we may take in the future. Changes in these estimates will occur as a result of the passage of time and the occurrence of future events. Subsequent changes in these estimates may have a significant impact on our financial condition and results of operations.

 Allowance for Doubtful Accounts.    At June 30, 2004, our allowance for doubtful accounts was approximately $0.1 million. Our allowance for doubtful accounts represents the amount of trade receivables that we do not expect to collect. The valuation of our allowance for doubtful accounts is based on our analysis of specific individual customer balances that are past due and, from that analysis, we estimate the amount of the receivable balance that we do not expect to collect. That estimate is based on various factors, including our experience in collecting past due amounts from the customer being evaluated, the customer's current financial condition, the current economic environment and the economic outlook for the future.

 Accrued Environmental Obligations.    At June 30, 2004, we were not aware of any existing conditions that may cause us to incur significant expenditures in the future for the remediation of potentially contaminated sites caused by past operations. As such, we have not reflected in the accompanying combined financial statements any liabilities for environmental obligations to be incurred in the future based on existing conditions. Estimates of our environmental obligations are subject to change due to a number of factors and judgments involved in the estimation process, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation, technology changes affecting remediation methods, alternative remediation methods and strategies, and changes in environmental laws and regulations. Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

SUBSEQUENT EVENTS

 Initial Public Offering and Related Transactions.    You should review our pro forma combined financial statements to more fully understand the impact that the TransMontaigne Partners' initial public offering and related transactions will have on our financial condition and results of operations. Most importantly, the pro forma financial statements give pro forma effect to:

–>
the contribution of certain terminal and pipeline operations of TransMontaigne Inc. to us in exchange for the issuance by us to TransMontaigne Inc. and its affiliates of 622,500 common units,

  2,872,266 subordinated units, the 2% general partner interest in us represented by 148,873 general partner units, and the incentive distribution rights;

–>
the issuance by us of 3,350,000 common units to the public at an assumed initial offering price of $20.40 per common unit resulting in aggregate gross proceeds to us of $68.3 million;

–>
subject to the negotiation of definitive terms, the issuance by us of 450,000 subordinated units to an affiliate of Morgan Stanley Capital Group, Inc. in a separate private placement at an assumed price of $16.83 per unit resulting in proceeds to us of $7.6 million;

–>
the payment of estimated underwriting discount and structuring fees of $4.8 million and offering expenses of $3.2 million;

–>
the borrowing of $31.5 million by us under a new credit facility;

–>
the payment of $1.0 million of deferred debt issuance costs incurred in connection with our new credit facility;

–>
the payment of $98.4 million in cash to TransMontaigne Inc.; and

–>
our execution of a terminaling services agreement and an omnibus agreement with TransMontaigne Inc. (as discussed below).

The pro forma financial statements do not give effect to an estimated $2.7 million in additional general and administrative expenses we expect to incur as a result of being a separate public entity.

 Terminaling Services Agreement.    Concurrently with the closing of this offering, we will enter into a terminaling services agreement with TransMontaigne Inc. that will expire on December 31, 2011, subject thereafter to automatic one-year renewals if neither party provides notice of termination. Under this agreement, TransMontaigne Inc. will agree to transport on the Razorback Pipeline and throughput in our terminals a volume of refined products that will, at the fee and tariff schedule contained in the agreement, result in minimum revenues to us of $20 million per year. In exchange for TransMontaigne Inc.'s minimum revenue commitment, we will agree to provide TransMontaigne Inc. approximately 2.0 million barrels of light oil storage capacity and approximately 1.4 million barrels of heavy oil storage capacity at our Florida terminals.

TransMontaigne Inc.'s minimum revenue commitment will apply only to our initial assets, and may not be spread among assets we subsequently acquire. If TransMontaigne Inc. fails to meet its minimum revenue commitment in any quarter, it will be required to pay us in cash the amount of any shortfall within 15 days following receipt of an invoice from us. A shortfall payment may be applied as a credit in the following four quarters after TransMontaigne Inc.'s minimum obligations are met.

Furthermore, if new laws or regulations that affect terminals generally are enacted that require us to make substantial and unanticipated capital expenditures at any of our terminals, we will have the right to negotiate a monthly surcharge to be paid by TransMontaigne Inc. for the use of our terminals to cover TransMontaigne Inc.'s pro rata portion of the cost of complying with these laws or regulations, after we have made efforts to mitigate their effect. We and TransMontaigne Inc. will negotiate in good faith to agree on the level of the monthly surcharge. If we and TransMontaigne Inc. cannot agree on a surcharge, and if we are not able to direct the affected refined products to mutually acceptable alternative terminaling assets that we own, either party will have the right to remove the assets from the terminaling services agreement, and TransMontaigne Inc.'s minimum revenue commitment will be correspondingly reduced. The surcharge will not apply in respect of routine capital expenditures.

 Omnibus Agreement.    Under an omnibus agreement with TransMontaigne Inc., we will pay TransMontaigne Inc. an annual administrative fee, in the amount of $2.8 million, for the provision of various general and administrative services for our benefit for three years with respect to the assets contributed to us at the closing of this offering. The omnibus agreement will further provide that we will pay TransMontaigne Inc. an annual insurance reimbursement of $1.0 million for premiums on insurance policies covering the initially-contributed assets. The administrative fee may increase in the second and third years by the percentage increase in the consumer price index for the immediately preceding year, and the insurance reimbursement will increase in accordance with increases in the premiums payable under the relevant policies. In addition, if we acquire or construct additional assets during the term of the agreement, TransMontaigne Inc. will propose a revised administrative fee covering the provision of services for such additional assets. If the conflicts committee of our general partner agrees to the revised administrative fee, TransMontaigne Inc. will provide services for the additional assets pursuant to the agreement. The $2.8 million administrative fee includes expenses incurred by TransMontaigne Inc. to perform centralized corporate functions, such as legal, accounting, treasury, insurance administration and claims processing, health, safety and environmental, information technology, human resources, credit, payroll, taxes, engineering and other corporate services, to the extent such services are not outsourced by TransMontaigne Inc. The fee does not include reimbursements for direct expenses TransMontaigne Inc. incur on our behalf, such as salaries of operational personnel performing services on-site at our terminals and pipeline and the cost of their employee benefits, including 401(k), pension and health insurance benefits. In addition, we anticipate incurring additional general and administrative costs, including costs relating to operating as a separate publicly held entity, such as costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees and equity-based compensation awarded to key employees and consultants of TransMontaigne Services Inc., and non-employee directors of our general partner. We estimate these additional costs, which are not included in our historical costs, will be approximately $2.7 million per year.

In addition, pursuant to the omnibus agreement, TransMontaigne Inc. will grant us exclusive options to purchase additional refined product terminals. The assets subject to the options include:

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TransMontaigne Inc.'s terminal complex located in Brownsville, Texas with a current aggregate storage capacity of approximately 2.3 million barrels;

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TransMontaigne Inc.'s refined product terminals located at various points along the Plantation and Colonial pipeline corridors, which extend from the Gulf Coast through the

Southeast and Mid-Atlantic regions, with a current aggregate storage capacity of approximately 9.0 million barrels; and

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TransMontaigne Inc.'s refined product terminals located along the Mississippi and Ohio River areas, with a current aggregate storage capacity of approximately 3.0 million barrels.

The option with respect to the Brownsville complex will be exercisable for one year beginning in January 2006, the option with respect to the terminals along the Plantation and Colonial pipeline corridors will be exercisable for one year beginning in December 2007, and the option with respect to the terminals along the Mississippi and Ohio River areas will be exercisable for one year beginning in December 2008. The exercise of any of the options will be subject to the negotiation of a purchase price and a terminaling services agreement relating to the terminals proposed to be purchased, and may be conditioned on obtaining various consents.

The omnibus agreement also contains TransMontaigne Inc.'s agreement to offer to sell to us certain newly-acquired or constructed assets, and TransMontaigne Inc.'s and our mutual agreement to indemnify one another for certain liabilities. Any or all of the provisions of the omnibus agreement, other than the indemnification provisions, will be terminable by TransMontaigne Inc. at its option if our general partner is removed without cause and units held by our general partner and its affiliates are not voted in favor of that removal. Please read "Certain relationships and related party transactions—Omnibus agreement" beginning on page 104.

Business

OVERVIEW

TransMontaigne Partners L.P. is a Delaware limited partnership recently formed by TransMontaigne Inc. We are a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations currently in Florida, Southwest Missouri and Northwest Arkansas. We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc. We handle light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil.

Our existing assets include:

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seven refined product terminals located in Florida, with an aggregate active storage capacity of approximately 5.2 million barrels, that provide integrated terminaling services to TransMontaigne Inc., other distribution and marketing companies and the United States government;

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a 67-mile, interstate refined products pipeline with a capacity of approximately 30,000 barrels per day, which we refer to as the Razorback Pipeline, that currently transports gasolines and distillates for TransMontaigne Inc. from Mt. Vernon, Missouri to Rogers, Arkansas; and

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two refined product terminals, one located in Mt. Vernon, Missouri and the other located in Rogers, Arkansas, with an aggregate storage capacity of approximately 400,000 barrels, that are connected to the Razorback Pipeline and provide integrated terminaling services to TransMontaigne Inc.

We do not take ownership of or market products that we handle or transport and, therefore, we are not directly exposed to changes in commodity prices.

OUR RELATIONSHIP WITH TRANSMONTAIGNE INC.

General

The substantial majority of our business is devoted to providing integrated terminaling and pipeline services to TransMontaigne Inc. TransMontaigne Inc., formed in 1995, is a terminaling, distribution and marketing company that supplies, distributes and markets refined petroleum products to refiners, wholesalers, distributors, marketers and industrial and commercial end users throughout the United States, primarily in the Gulf Coast, Midwest and East Coast regions. TransMontaigne Inc. also provides supply chain management services to various customers throughout the United States. TransMontaigne Inc. relies on us to provide substantially all of the integrated terminaling services it requires to support its operations in Florida, Southwest Missouri and Northwest Arkansas. Pursuant to the terms of a terminaling services agreement we and TransMontaigne Inc. will execute at the closing of this offering, we expect to continue to derive a substantial majority of our revenues from TransMontaigne Inc. for the foreseeable future.

In April 2005, we entered into a new three-year terminaling services agreement with a marketer of residual fuel oil that is expected to generate approximately $1.3 million in annual revenues.

After the closing of this offering, TransMontaigne Inc. will continue to own its remaining refined product terminals, including those subject to our exclusive options to purchase, and its distribution and marketing business. TransMontaigne Inc. has a significant interest in our partnership through its indirect ownership of an 46.9% limited partner interest and a 2% general partner interest in us. TransMontaigne Inc.'s common stock trades on the New York Stock Exchange under the symbol "TMG." TransMontaigne Inc. is subject to the information requirements of the Securities Exchange Act of 1934. Please read "Where you can find more information" beginning on page 155.

Exclusive Options to Purchase Additional Refined Product Terminals

Pursuant to the omnibus agreement, TransMontaigne Inc. will grant us exclusive options to purchase additional refined product terminals. In the event we exercise our option, we would seek to enter into a terminaling services agreement with TransMontaigne Inc.

The assets and operations subject to the option include:

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TransMontaigne Inc.'s terminal complex located in Brownsville, Texas with a current aggregate storage capacity of approximately 2.3 million barrels;

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TransMontaigne Inc.'s refined product terminals located at various points along the Plantation and Colonial pipeline corridors, which extend from the Gulf Coast through the Southeast and Mid-Atlantic regions, with a current aggregate storage capacity of approximately 9.0 million barrels; and

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TransMontaigne Inc.'s refined product terminals located along the Mississippi and Ohio River areas, with a current aggregate storage capacity of approximately 3.0 million barrels.

The option with respect to the Brownsville complex will be exercisable for one year beginning in January 2006, the option with respect to the terminals along the Plantation and Colonial pipeline corridors will be exercisable for one year beginning in December 2007, and the option with respect to the terminals along the Mississippi and Ohio River areas will be exercisable for one year beginning in December 2008.

The exercise of any of the options will be subject to the negotiation of a purchase price and a terminaling services agreement relating to the terminals proposed to be purchased, and may be conditioned on obtaining various consents. Such consents may include consents of the holders of TransMontaigne Inc.'s equity or debt securities or governmental consents.

The exercise price would be determined according to a process in which, within 45 days of our notification that we wish to exercise the option, TransMontaigne Inc. would propose to our general partner the terms on which it would be willing to sell the asset, including the terms of a terminaling services agreement. Within 45 days after TransMontaigne's delivery of its proposed terms, we would propose a cash purchase price for the assets. If we and TransMontaigne Inc. cannot agree on a purchase price after negotiating in good faith for 60 days, TransMontaigne Inc. would have the right to seek an alternative purchaser willing to pay at least 105% of the purchase price we proposed; if an alternative transaction on such terms has not been consummated within six months, we would have the right to purchase the assets at the price we originally proposed. If we do not exercise this right, TransMontaigne Inc. would be free to retain or sell the assets without restriction.

To fund the exercise of an option, we would be required to use cash from operations, incur borrowings or raise capital through the sale of debt or additional equity securities. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering, as well as by adverse market conditions. Incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant unitholder dilution and would increase the aggregate amount of cash required to meet our minimum quarterly distribution to unitholders.

The omnibus agreement also will provide that, in some circumstances, TransMontaigne Inc. will be required to offer to sell us tangible assets it acquires or constructs. Please read "Certain relationships and related party transactions—Omnibus agreement—Obligation to offer to sell acquired or constructed assets" beginning on page 105.

Terminaling Services Agreement

Concurrently with the closing of this offering, we will enter into a terminaling services agreement with TransMontaigne Inc. that will expire on December 31, 2011. Under this agreement, TransMontaigne Inc. will agree to transport on the Razorback Pipeline and throughput in our terminals a volume of refined products that will, at the fee and tariff schedule contained in the agreement, result in minimum revenues to us of $20 million per year. In exchange for TransMontaigne Inc.'s minimum revenue commitment, we will agree to provide TransMontaigne Inc. approximately 2.0 million barrels of light oil storage capacity and approximately 1.4 million barrels of heavy oil storage capacity at certain of our Florida terminals.

TransMontaigne Inc.'s minimum revenue commitment will apply only to our initial assets and may not be spread among assets we subsequently acquire. If TransMontaigne Inc. fails to meet its minimum revenue commitment in any quarter, it will be required to pay us in cash the amount of any shortfall within 15 days following receipt of an invoice from us. A shortfall payment may be applied as a credit in the following four quarters after TransMontaigne Inc.'s minimum obligations are met.

Furthermore, if new laws or regulations that affect terminals generally are enacted that require us to make substantial and unanticipated capital expenditures at any of our terminals, we will have the right to negotiate a monthly surcharge to be paid by TransMontaigne Inc. for the use of our terminals, to cover TransMontaigne Inc.'s pro rata portion of the cost of complying with these laws or regulations, after we have made efforts to mitigate their effect. We and TransMontaigne Inc. will negotiate in good faith to agree on the level of the monthly surcharge. If we and TransMontaigne Inc. cannot agree on a surcharge, and if we are not able to direct the affected refined products to mutually acceptable alternative terminaling assets that we own, either party will have the right to remove the assets from the terminaling services agreement, and TransMontaigne Inc.'s minimum revenue commitment will be correspondingly reduced. The surcharge will not apply in respect of routine capital expenditures.

TransMontaigne Inc. has agreed not to challenge, or to cause others to challenge or assist others in challenging, our tariff in effect during the term of the terminaling services agreement. This agreement does not prevent other future shippers from challenging our tariff. At the end of the agreement, TransMontaigne Inc. will be free to challenge, or to cause other parties to challenge or assist others in challenging, our tariff in effect at that time.

We will be responsible for all refined product losses in excess of 0.10% of the refined product we receive from TransMontaigne Inc. at our terminals. We will be entitled to retain all product gains, including 0.10% of the refined product we receive from TransMontaigne Inc. at our terminals.

TransMontaigne Inc.'s obligations would be temporarily suspended during the occurrence of a force majeure event that is outside the control of the parties, which renders performance impossible with respect to an asset for at least 30 days. If a force majeure event continues for 30 days or more and results in a diminution in the storage capacity we make available to TransMontaigne Inc. pursuant to the terminaling services agreement, TransMontaigne Inc.'s minimum revenue commitment would be reduced proportionately for the duration of the force majeure event. If such a force majeure event continues for twelve consecutive months or more, we and TransMontaigne Inc. will each have the right to terminate the terminaling services agreement.

After the initial term, the terminaling services agreement will automatically renew for subsequent one-year periods, subject to either party's right to terminate with six months' notice. TransMontaigne Inc.'s obligations under the terminaling services agreement will not terminate if TransMontaigne Inc. no longer owns our general partner. The terminaling services agreement may be assigned by TransMontaigne Inc. only with the consent of the conflicts committee of our general partner. Upon termination of the agreement, TransMontaigne Inc. will have a right of first refusal giving it the right to enter into a new terminaling services agreement with us, pursuant to which TransMontaigne Inc. will have the right to obtain any commercial terms offered to us by a third party, provided it pays no less than 105% of the fees offered by the third party.

After the expiration of the terminaling services agreement, we cannot assure you that TransMontaigne Inc. will continue to engage us to provide services, that the terms of any renegotiated agreement will be as favorable as the agreement it replaces, or that we will be able to generate additional revenues from third parties. To the extent TransMontaigne Inc. does not extend or renew the terminaling services agreement, or if we extend or renew the terminaling services agreement on less favorable terms, our financial condition and ability to make distributions to our unitholders may be adversely affected. While the majority of our assets service TransMontaigne Inc.'s existing distribution and marketing business and are well-situated to suit TransMontaigne Inc.'s needs, TransMontaigne Inc. could decide to obtain services from our competitors, many of whom have facilities in the same geographic areas as ours.

TransMontaigne Inc. will have a right of first refusal to purchase any petroleum product storage capacity that is put into commercial service after the closing of this offering or is subject to a contract which terminates or becomes terminable by us (excluding a contract renewable solely at the option of our customer), provided that TransMontaigne Inc. agrees to pay 105% of the fees offered by the third party customer.

BUSINESS STRATEGIES

Our primary business objective is to increase distributable cash flow per unit. The most effective means of growing our business and increasing distributions to our unitholders is to expand our asset base and infrastructure, and to increase utilization of our existing infrastructure. We intend to accomplish this by executing the following strategies:

 Generate stable cash flows through the use of long-term contracts with our customers, including the terminaling services agreement we will enter into with TransMontaigne Inc. at the closing of this offering.    We generate revenues from customers who pay us fees based on the volume of refined products throughput at our terminals or transported in our pipeline. We have no direct commodity price risk because we do not own any of the products throughput at our terminals or transported on our pipeline. In order to ensure stable cash flows, we will enter into a long-term terminaling services agreement pursuant to which TransMontaigne Inc. will agree to pay us a guaranteed minimum amount of revenues. For the twelve months ended June 30, 2004, TransMontaigne Inc. accounted for approximately $21.7 million of our pro forma revenues, as compared to its $20.0 million annual minimum revenue commitment. We believe that the fee-based nature of our business, our minimum revenue commitment from TransMontaigne Inc., and the long-term nature of our contracts with customers will provide us with stable cash flows.

 Pursue strategic and accretive acquisitions in new and existing markets.    We plan to pursue acquisitions from third parties of petroleum product transportation and terminaling assets that are complementary to those we currently own. We also may purchase assets outside our existing area of operations. In many cases, we would expect to pursue these acquisitions jointly with TransMontaigne Inc. We also will have the right under the omnibus agreement to purchase certain assets TransMontaigne Inc. purchases or constructs in the future, subject to the negotiation of satisfactory terms and obtaining required consents. We expect that TransMontaigne Inc. will operate the assets it offers to us pursuant to the omnibus agreement for a period of up to two years, during which time TransMontaigne Inc.'s distribution and marketing operations will seek to increase the utilization of the assets as well as its knowledge of the areas in which the assets operate. We believe we will benefit from TransMontaigne Inc.'s operation of such assets because we anticipate TransMontaigne Inc. will be more likely to enter into a long-term terminaling services agreement with us once it has gained greater operating and market knowledge with respect to the assets. In light of the recent industry trend of large energy companies divesting their distribution and logistic assets, we believe there will continue to be significant acquisition opportunities.

We believe that our affiliation with TransMontaigne Inc. will provide us with a competitive advantage in situations where we jointly pursue acquisition opportunities or where we purchase assets previously purchased or constructed by TransMontaigne Inc. As is frequently the case in the energy industry, potential acquisition opportunities may have an element of commodity price risk inherent in their pre-acquisition operations. We expect to be able to pursue such acquisitions jointly with TransMontaigne Inc. in a manner that minimizes commodity price exposure to us. In these circumstances, TransMontaigne Inc. or one of its affiliates may assume most or all of the direct commodity price exposure inherent in the acquired business and incorporate these risks into its overall distribution and marketing operations. As a result of this affiliation, we believe we will be able to aggressively pursue acquisitions that otherwise would not be attractive to us or other competing potential acquirers because of the commodity price risk inherent in the target's operations.

 Maximize the benefits of our relationship with TransMontaigne Inc.    TransMontaigne Inc. will grant us exclusive options to purchase additional refined product terminals. These options will be exercisable for one-year periods beginning in January 2006, December 2007 and December 2008. These options provide us an opportunity to acquire additional assets and expand our operations in a manner which allows us to achieve substantial utilization of our assets by linking our infrastructure with TransMontaigne Inc.'s distribution and marketing business. In addition, our relationship with TransMontaigne Inc. will provide us with access to a significant pool of management talent and strong relationships throughout the energy industry that we intend to utilize to implement our strategies. TransMontaigne Inc. intends to utilize our partnership as a primary growth vehicle for its terminaling and transportation business. For this reason, we expect to have the opportunity to participate with TransMontaigne Inc. in considering transactions that we would not be able to aggressively pursue on our own.

 Execute cost-effective expansion and asset enhancement opportunities.    We continually evaluate opportunities to expand our existing asset base and we will consider constructing new refined product terminals in high-growth areas in Florida and elsewhere. Over the last twelve months, we have placed approximately 155,000 barrels of additional storage capacity into commercial service at our Florida terminals, and will continue to evaluate adding new tanks or bringing out-of-service tankage into commercial service in order to meet increasing demand for integrated terminaling services.

COMPETITIVE STRENGTHS

We believe we are well-positioned to execute our business strategies successfully using the following competitive strengths:

 The terminaling services agreement we will enter into with TransMontaigne Inc. will provide us with steady and predictable cash flows.    We are well-positioned to focus our efforts to execute our strategy of expanding our asset base because our existing operations generate predictable revenues. Under the terminaling services agreement, TransMontaigne Inc. has agreed to pay us fees to transport refined products on the Razorback Pipeline and to receive integrated terminaling services through December 31, 2011, with a guaranteed minimum amount of revenues each year. For the twelve months ended June 30, 2004, TransMontaigne Inc. accounted for approximately $21.7 million of our pro forma revenues, as compared to its $20.0 million annual minimum revenue commitment.

 Our relationship with TransMontaigne Inc., including our exclusive options to purchase additional refined product terminals, enhances our ability to make strategic acquisitions.    Our exclusive options offer us an attractive means of expanding our asset base by allowing us to purchase from TransMontaigne Inc. additional refined product terminals that complement our existing operations. The assets subject to the options are linked to TransMontaigne Inc.'s distribution and marketing operations, thereby allowing us to achieve substantial utilization of the assets. In addition, TransMontaigne Inc. generally is required to offer us the opportunity to buy terminal and pipeline assets it purchases or constructs in the future. In connection with any purchase of assets from TransMontaigne Inc., pursuant to the exclusive options or otherwise, we expect to have the opportunity to negotiate an appropriate terminaling services agreement with TransMontaigne Inc. relating to the new assets. We believe the value of any terminaling assets we acquire will be enhanced if we can concurrently obtain a long-term terminaling services agreement with TransMontaigne Inc., and therefore our efforts to make strategic acquisitions will be improved by our ability to jointly pursue these acquisitions with TransMontaigne Inc.

 We have the financial flexibility to pursue expansion and acquisition opportunities.    We have a $75.0 million credit facility that expires in May 2010, of which we will have approximately $27.1 million of borrowing capacity available for general partnership purposes, including capital expenditures and acquisitions, following this offering. In combination with our ability to issue new partnership units, we have significant resources to finance expansion projects and acquisitions.

 We have a substantial presence in Florida, which has above-average population growth and significant cruise ship activity, and is not currently served by any local refinery or interstate refined product pipeline.    Seven of our terminals serve TransMontaigne Inc.'s and our other customers' operations in metropolitan areas in Florida, which we believe to be an attractive area for the following reasons:

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Refined petroleum products are largely distributed in Florida through terminals with waterborne access, such as our terminals, because Florida has no refineries or interstate refined product pipelines.

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Florida's population is one of the fastest-growing in the United States, resulting in additional potential demand for refined petroleum products.

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The ports served by our terminals are among the top cruise ship ports in the United States, with year-round demand.

 Our general partner has a knowledgeable management team with significant experience in the energy industry and in executing acquisition and expansion strategies.    The members of our general partner's management team have an average of more than 20 years' experience in the energy industry, each having held senior management positions in several major publicly-traded energy companies during their respective careers. Please read "Management—Directors and executive officers" beginning on page 95. As a result, the members of the management team possess significant experience with regard to the implementation of acquisition, operating and growth strategies in many facets of the energy industry, including crude oil marketing and transportation; natural gas and natural gas liquid gathering, processing, transportation and marketing; propane storage, transportation and marketing; and refined petroleum product storage, transportation and marketing. In addition, over the course of their respective careers, members of the management team have established strong, long-standing relationships within the energy industry, which we believe will enable us to grow and expand our business through both acquisition and internal expansion.

INDUSTRY OVERVIEW

Refined product terminaling and pipeline companies, such as TransMontaigne Partners, facilitate the movement of refined products to consumers around the country. Consumption of refined products in the United States exceeds domestic production, which necessitates the importing of refined products from other countries. Moreover, a substantial majority of the petroleum product refining that occurs in the United States is concentrated in the Gulf Coast region, which necessitates the transportation of domestic production to other areas, such as the East Coast, Midwest and West Coast regions of the country. Terminaling and pipeline companies receive, store, blend, treat and distribute refined products, both domestic and imported, as they are transported from refineries to retailers and end-users.

 Refining.    Refineries in the Gulf Coast region refine crude oil into various "light oils" and "heavy oils." Light oils include gasolines and distillates, such as diesel fuels, heating oils and jet fuels. Heavy oils include residual fuel oils and asphalt. These products have various characteristics, such as sulfur content, octane level, vapor pressure, and chemical characteristics. Refined products of a specific grade, such as unleaded gasoline, are substantially identical in composition from one refinery to another and are referred to as being "fungible." Refined products initially are stored at the refineries' own storage facilities. The refineries then schedule for delivery some of their product output to satisfy their own retail delivery obligations—at branded gasoline stations, for example—and sell the remainder of their product output to independent distribution and marketing companies, such as TransMontaigne Inc., for resale.

 Transportation.    For an independent distribution and marketing company such as TransMontaigne Inc. to distribute product in the wholesale markets, it must first schedule that product, at least five to eight days in advance, for shipment by tankers or barges or on common carrier pipelines to a terminal.

Product reaches Florida primarily through marine terminals, as there are no interstate pipelines transporting refined products into the state. Product is transported to marine terminals by tankers or barges. Since there are economies of scale in transporting products by vessel, marine terminals with larger storage capacities for various commodities have the ability to offer their customers lower per-barrel freight costs to a greater extent than do terminals with smaller storage capacities.

Product reaches Southwest Missouri and Northwest Arkansas by inland terminals, such as our Mt. Vernon and Rogers terminals. Product is transported to inland terminals primarily by common carrier pipelines. Common carrier pipelines are pipelines with published tariffs that are regulated by the FERC or state authorities. These pipelines ship product in batches, with each batch consisting of fungible product owned by several different companies. As a batch of product is shipped on a pipeline, each terminal operator along the way draws the volume of fungible product that is scheduled for that facility as the batch passes in the pipeline. Consequently, each terminal operator must monitor the type of product in the common carrier pipeline to determine when to draw product scheduled for delivery to that terminal. In addition, both the common carrier pipeline and the terminal operator monitor the volume of product drawn to ensure that the amount scheduled for delivery at that location is actually received.

At both inland and marine terminals, the various refined petroleum products are segregated and stored in tanks. Because the characteristics of gasoline are required to be changed at least twice per year in many locations to meet government regulations, regular unleaded gasoline produced for winter cannot be stored in a tank together with regular unleaded gasoline produced for summer. Our nine terminal facilities include 96 active tanks with an aggregate storage capacity of approximately 5.6 million barrels.

 Delivery.    Most terminals have a tanker truck loading facility commonly referred to as a "rack." Often, commercial and industrial end-users and independent retailers will rely on independent trucking companies to pick up product at the rack and transport it to the end-user or retailer at its location. Each truck holds an aggregate of approximately 8,000 gallons (approximately 190 barrels) of various products in different compartments. The driver will swipe a magnetic card that identifies the customer purchasing the product, the carrier and the driver as well as the products to be pumped into the truck. A computerized system electronically reviews the credentials of the carrier, including insurance and certain mandated certifications, the credit of the customer and confirms the customer is within scheduled allocation limits. When all conditions are verified as being current and correct, the system authorizes the delivery of the product to the truck. As product is being loaded into the truck, additives are injected into products, including all gasolines, to conform to government specifications and individual customer requirements. If a truck is loading gasoline for retail sale by an independent gasoline station, generic additives will be added to the gasoline as it is loaded into the truck. If the gasoline is for delivery to a branded retail gasoline station, the proprietary additive compound of that particular retailer will be added to the gasoline as it is loaded. The type and amount of additive are electronically and mechanically controlled by equipment located at the truck loading rack. Approximately one to two gallons of additive are added to an 8,000 gallon truckload of gasoline. Currently, TransMontaigne Inc. dispenses between 1,300 to 1,700 truckloads of refined products at its terminals on a daily basis. Between 400 and 500 of these truckloads are dispensed at the terminals to be contributed to us at the closing of this offering.

At marine terminals, the product will be stored in tanks and may be delivered to tanker trucks over a rack in the same manner as at an inland terminal. Product also may be delivered to cruise ships and other vessels, known as bunkering, either at the dock, through a pipeline or truck, or by barge. Cruise ships typically purchase approximately 6,000 to 8,000 barrels, the equivalent of approximately 42 truckloads, of product per refueling. Bunker fuel is a mixture of residual fuel oil and distillate. Each large vessel generally requires its own mixture of bunker fuel to match the distinct characteristics of that ship's engines and turbines. Because the mixture for each ship requires precision to mix and deliver, cruise ships often prefer to refuel in United States ports with experienced companies.

OUR OPERATIONS

Our existing assets are located in Florida, Southwest Missouri and Northwest Arkansas. We use our terminaling assets to, among other things:

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receive refined products from the vehicle making delivery on behalf of our customers, usually a pipeline, ship, barge or railcar, and transfer those products to the tanks located at our terminals;

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store the refined products for our customers;

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monitor the volume of the refined products stored in our tanks;

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distribute the refined products out of our terminals in small lots or truckloads via the truck racks and other distribution equipment located at our terminals; and

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heat residual fuel oils and asphalt stored in our tanks, and provide other ancillary services related to the throughput process.

We derive revenues from our refined product terminals from terminaling fees paid by our customers for these services. We generate revenues at the Razorback Pipeline by charging a tariff regulated by the FERC, based on the volume of product transported and the distance from the origin point to the delivery point. We expect that TransMontaigne Inc. will account for a substantial majority of our refined product terminal revenues and all of our Razorback Pipeline revenues, initially and for the foreseeable future.

Florida Operations

Our Florida assets include seven refined product terminals. At our Florida terminals, we handle refined products and crude oil on behalf of, and provide integrated terminaling services to, TransMontaigne Inc., other companies engaged in the distribution and marketing of refined products and crude oil, and the United States government. All of our Florida terminals receive refined products and crude oil from waterborne vessels on behalf of our customers. The customers TransMontaigne Inc. serves from our Florida terminals consist principally of wholesale and retail marketers of refined products, cruise ships, an electric utility and industrial and commercial end-users. The principal products that we handle at our Florida terminals are light refined products such as gasolines, distillates (including heating oils), and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil.

TransMontaigne Inc. purchased our terminals located in Jacksonville, Cape Canaveral, Port Everglades (North), Fisher Island and Port Manatee in its February 2003 acquisition of Coastal Fuels Marketing, Inc. from an affiliate of El Paso Corporation.

The following chart sets forth information about our existing assets in Florida:

	Active Storage Capacity (shell bbls)		Number of Active Tanks	Supply Modes	Delivery Modes	Products Handled

Port Everglades
Port Everglades—North	1,600,000		24	Vessel, rail, truck	Pipeline, truck, rail, vessel	Gasolines, distillates, residual fuel oils, asphalt, jet fuels
Port Everglades—South	370,000	(1)	10	Vessel	Pipeline, truck, vessel	Gasolines, distillates
Jacksonville(2)	280,000		10	Vessel, rail	Truck, rail	Asphalt
Cape Canaveral	730,000		16	Vessel	Truck, vessel	Gasolines, distillates, residual fuel oils, asphalt
Port Manatee(3)	1,150,000		9	Vessel	Truck, vessel	Distillates, residual fuel oils, asphalt
Fisher Island	670,000		12	Vessel	Vessel	Residual fuel oils, marine fuels
Tampa(4)	420,000		6	Vessel	Pipeline, truck, vessel	Gasolines, distillates

(1)
Reflects TransMontaigne Partners' ownership interest net of CITGO Petroleum Corporation's ownership interest.

(2)
The Jacksonville terminal also has six idle tanks with an aggregate storage capacity of approximately 110,000 barrels, which were idle when purchased in February 2003.

(3)
The Port Manatee terminal also has seven idle tanks with an aggregate storage capacity of approximately 380,000 barrels, which were idle when purchased in February 2003.

(4)
The Tampa terminal also has one idle tank with an aggregate storage capacity of 80,000 barrels.

The following map shows our Florida operations:

 Port Everglades Terminals.    Our Port Everglades terminals are located near Fort Lauderdale, and include our Port Everglades (North) terminal and our Port Everglades (South) terminal.

 Port Everglades (North) Terminal.    Our Port Everglades (North), Florida marine terminal has 24 active tanks with an aggregate storage capacity of approximately 1,600,000 barrels and operates another two tanks with an aggregate storage capacity of approximately 500,000 barrels. The terminal is connected by pipeline to four ship berths for receiving refined products, and is equipped with three truck racks, one for residual fuel oil, one for light refined products and one for asphalt. The terminal receives gasolines, distillates, jet fuels, residual fuel oils and asphalt from ships and barges on behalf of our customers for delivery via (a) our truck racks to our customers for redistribution to locations throughout south Florida, including Miami, Fort Lauderdale and West Palm Beach; (b) barges to our customers for redistribution to bunker fuel and residual oil customers and gasoline, distillate and jet fuel customers, primarily in the Bahamas; (c) TransMontaigne Inc.'s proprietary pipeline delivery system for delivery of bunker fuels to cruise ships and other vessels in Port Everglades; and (d) the Buckeye Pipeline for jet fuel delivery to the Fort Lauderdale and Miami Airports. The terminal also receives crude oil through a separate truck rack for delivery to ships or barges, and has facilities for the receipt and delivery of refined products to and from railcars. The Port Everglades (North) terminal has room for an additional 1.0 million barrels of storage capacity. Our customers include a marketer of asphalt, the United States Government, major oil companies and TransMontaigne Inc. TransMontaigne Inc. markets gasolines, distillates and residual fuel oils from the terminal to wholesale and retail marketers of refined products, cruise ships, shipping companies and the utility industry.

 Port Everglades (South) Terminal.    Our Port Everglades (South), Florida marine terminal has 10 active tanks with an aggregate storage capacity of approximately 370,000 barrels and is connected by pipeline to our Port Everglades (North) terminal. CITGO Petroleum Corporation owns varying percentage interests, ranging from 25% to 50%, in specific assets at the terminal. We operate the terminal, and we provide terminaling services to CITGO for the assets it owns at the terminal. The terminal is connected by pipeline to four ship berths for receiving refined products and is equipped with a truck rack that can load up to eight trucks simultaneously. The terminal receives gasolines and distillates from ships and barges for delivery via our truck rack for redistribution to locations throughout southern Florida, including Miami, Fort Lauderdale and West Palm Beach. TransMontaigne Inc. currently is our only customer at the terminal. TransMontaigne Inc. markets gasolines and distillates from the terminal to wholesale and retail marketers of refined products.

Pursuant to the terminaling services agreement we will commit to provide TransMontaigne Inc. no less than 1,047,000 barrels of light oil storage capacity and 421,000 barrels of heavy oil storage capacity at the two terminals. Competition to our Port Everglades terminals includes other terminals located in Port Everglades owned by BP p.l.c., Chevron U.S.A. Inc., CITGO Petroleum Corporation, Exxon Mobil Corporation, Amerada Hess Corporation, Marathon Ashland Petroleum, LLC and Motiva Enterprises LLC.

 Jacksonville Terminal.    Our Jacksonville, Florida terminal is located on the St. Johns River, north of downtown Jacksonville. It has 10 active tanks with an aggregate storage capacity of approximately 280,000 barrels, has six idle tanks with an aggregate storage capacity of approximately 110,000 barrels and is equipped with a truck rack. Each of the idle tanks was idle when purchased from an affiliate of El Paso Corporation in February 2003. If demand increases these idle tanks could be returned to commercial service, but to do so could require significant capital expenditures. The terminal stores asphalt and provides integrated terminaling services for a marketer of asphalt pursuant to a contract which extends through 2013. This terminal receives asphalt via rail and our ship berth for delivery via our truck rack to our customer for redistribution to locations throughout northern Florida and southern Georgia. The terminaling services agreement initially will not require us to commit to provide terminaling storage capacity at this terminal to TransMontaigne Inc. Competition to our terminal includes the local Kaneb and Westway terminals.

 Cape Canaveral Terminal.    Our Cape Canaveral, Florida terminal is located on the central portion of the east coast of Florida, and is the only marine terminal located in Cape Canaveral that handles refined products. It has 16 active tanks with an aggregate storage capacity of approximately 730,000 barrels, has access to two ship berths for receiving refined products and is equipped with a truck rack. The terminal receives gasolines, distillates, residual fuel oils and asphalt from ships and barges for delivery via our truck rack to our customers for redistribution to locations throughout central Florida, including Orlando, and via barges to TransMontaigne Inc. for delivery to cruise ships and a power plant. Our customers include TransMontaigne Inc. and a marketer of asphalt. TransMontaigne Inc. supplies gasolines, distillates and residual fuel oils from the terminal to wholesale and retail marketers of refined products, cruise ships, shipping companies and the utility industry. Pursuant to the terminaling services agreement we will commit to provide TransMontaigne Inc. no less than 441,000 barrels of light oil storage capacity and 146,000 barrels of heavy oil storage capacity at the terminal. Competition to our terminal includes the Central Florida Pipeline terminal in Taft, an asphalt terminal in West Palm Beach and various terminals in Jacksonville and Port Everglades.

 Port Manatee Terminal.    Our Port Manatee, Florida terminal is located on the west coast of Florida, south of Tampa. It has nine active tanks with an aggregate storage capacity of approximately 1,150,000 barrels, has seven idle tanks with an aggregate storage capacity of approximately 380,000 barrels and is equipped with a truck rack. Each of the idle tanks was idle when purchased from an affiliate of El Paso Corporation in February 2003. If demand increases these idle tanks could be returned to commercial service, but to do so could require significant capital expenditures. The terminal has access to four ship berths for receiving refined products. The terminal receives distillates, residual fuel oils and asphalt from ships and barges for delivery via our truck rack to our customers for redistribution to locations throughout southwestern Florida, including Sarasota and Fort Myers, and via barges to residual fuel oil customers. Our customers include TransMontaigne Inc., a marketer of residual fuel oil and a marketer of asphalt. Pursuant to the terminaling services agreement we will commit to provide TransMontaigne Inc. no less than 80,000 barrels of light oil storage capacity and 386,000 barrels of heavy oil storage capacity at the terminal. Competition to our terminal includes the various terminals in the Tampa area owned by BP p.l.c., Chevron U.S.A. Inc., CITGO Petroleum Corporation, Amerada Hess Corporation, Kinder Morgan, Inc. and its affiliate Kinder Morgan Energy Partners, L.P., Marathon Ashland Petroleum, LLC, Motiva Enterprises LLC and Murphy Oil Corporation, as well as our Tampa terminal.

 Fisher Island Terminal.    Our Fisher Island, Florida marine terminal is located on Fisher Island adjacent to the Port of Miami. It has 12 active tanks with an aggregate storage capacity of approximately 670,000 barrels. We also own separate ship berths for receiving refined products at the terminal. The terminal receives residual fuel oils and marine distillates from ships and barges on behalf of our customers for redistribution via barges to residual fuel oil customers and bunker fuel customers. TransMontaigne Inc. currently is our only customer at the terminal. TransMontaigne Inc. supplies marine fuels to cruise ships and shipping companies located within the Port of Miami, and residual fuel oils to the utility industry. Pursuant to the terminaling services agreement we will commit to provide TransMontaigne Inc. no less than 487,000 barrels of heavy oil storage capacity at the terminal. Competition to our terminal includes other terminals located in Port Everglades, our Port Everglades (North) terminal and terminals located in the Caribbean.

 Tampa Terminal.    Our Tampa, Florida marine terminal is located within the Port of Tampa. It has six active tanks with an aggregate storage capacity of approximately 420,000 barrels, one idle tank with aggregate storage capacity of 80,000 barrels and is equipped with a truck rack. The terminal has access to a ship berth for receiving refined products. The terminal receives gasolines and distillates from ships and barges for delivery via our truck rack to TransMontaigne Inc. for redistribution to locations throughout west central Florida, including Tampa, St Petersburg, Sarasota and Fort Myers, and via the Central Florida Pipeline to Taft, Florida. TransMontaigne Inc. currently is our only customer at the terminal. TransMontaigne Inc. markets gasolines and distillates from the terminal to wholesale and retail marketers of refined products. Pursuant to the terminaling services agreement we will commit to provide TransMontaigne Inc. no less than 496,000 barrels of light oil storage capacity at this terminal. Competition to our terminal includes other terminals located in the Tampa area owned by BP p.l.c., Chevron U.S.A. Inc., CITGO Petroleum Corporation, Amerada Hess Corporation, Kinder Morgan, Inc. and its affiliate Kinder Morgan Energy Partners, L.P., Marathon Ashland Petroleum, LLC, Motiva Enterprises LLC and Murphy Oil Corporation, as well as our Port Manatee terminal.

Southwest Missouri and Northwest Arkansas Operations

In Southwest Missouri and Northwest Arkansas we own and operate the Razorback Pipeline and terminals in Rogers, Arkansas, at the terminus of the pipeline, and Mt. Vernon, Missouri, at the origin of the pipeline.

The following sets forth information about our existing terminaling assets in Southwest Missouri and Northwest Arkansas:

	Active Storage Capacity (shell bbls)	Number of Tanks	Supply Modes	Delivery Modes	Products Handled

Rogers and Mt. Vernon	400,000	9	Pipeline	Truck	Gasolines, distillates

The following map shows our existing Southwest Missouri and Northwest Arkansas operations:

 Razorback Pipeline.    Our Razorback Pipeline is a 67 mile, 8-inch diameter interstate common carrier pipeline that transports light oil refined product on behalf of TransMontaigne Inc. from Mt. Vernon, Missouri, where it is interconnected with a pipeline system owned by Magellan Midstream Partners, to Rogers, Arkansas. The pipeline has a capacity of approximately 30,000 barrels per day. The FERC regulates the transportation tariffs for interstate shipments on the Razorback Pipeline. TransMontaigne Inc. currently is the only shipper on the Razorback Pipeline.

 Mt. Vernon and Rogers Terminals.    Our Mt. Vernon, Missouri terminal is located in southwestern Missouri and is the origin of the Razorback Pipeline. Our Rogers, Arkansas terminal, the only refined petroleum products terminal located in northwest Arkansas, is located at the terminus of the Razorback Pipeline. The Mt. Vernon terminal has five active tanks with an aggregate storage capacity of approximately 220,000 barrels of storage, and the Rogers terminal has four active tanks with an aggregate storage capacity of approximately 180,000 barrels of storage. Each terminal is equipped with a truck rack. The Mt. Vernon terminal receives gasolines and distillates from Magellan and ConocoPhillips pipelines for delivery via our truck rack to TransMontaigne Inc. for redistribution to locations throughout southwest Missouri and to the Razorback Pipeline for shipment to our Rogers terminal. The Rogers terminal receives gasolines and distillates from the Razorback Pipeline for delivery via our truck loading rack to TransMontaigne Inc. for redistribution to locations throughout northwest Arkansas. TransMontaigne Inc. currently is the only customer of the two terminals. TransMontaigne Inc. market gasolines and distillates from the facilities to wholesale and retail marketers of refined products. Competition to our facilities includes the Magellan Pipeline terminals in Carthage and Springfield, Missouri and Fort Smith, Arkansas; the ConocoPhillips terminal in Mt Vernon, Missouri; various terminals in North Little Rock, Arkansas; and the Sunoco and Sinclair refineries and terminal facilities in Tulsa, Oklahoma.

TRANSMONTAIGNE INC.'S OPERATIONS

Although we do not own or operate any distribution or marketing operations, our terminals and pipeline are used by TransMontaigne Inc.'s distribution and marketing business. In addition, after the closing of this offering TransMontaigne Inc. will continue to own its remaining refined product terminals, including those subject to our exclusive options to purchase. Accordingly, we have included the following discussion of TransMontaigne Inc.'s operations.

 Terminaling.    TransMontaigne Inc.'s terminaling assets include the following, all of which are subject to our exclusive options to purchase:

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a terminal complex located in Brownsville, Texas with a current aggregate storage capacity of approximately 2.3 million barrels;

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refined product terminals located at various points along the Plantation and Colonial pipeline corridors, which extend from the Gulf Coast through the Southeast and Mid-Atlantic regions, with a current aggregate storage capacity of approximately 9.0 million barrels; and

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refined product terminals located along the Mississippi and Ohio River areas, with a current aggregate storage capacity of approximately 3.0 million barrels.

TransMontaigne Inc.'s network of terminals is geographically diverse, with its largest terminal, the Brownsville complex, accounting for approximately 14.9% of its total storage capacity after the closing of this offering. The Brownsville complex handles a large volume of liquid product movements between Mexico and south Texas. TransMontaigne Inc. also owns and operates a dock facility in Baton Rouge, Louisiana that is interconnected with the Colonial Pipeline. This connection provides the ability to load refined products originating from the Colonial Pipeline onto barges for distribution up the Mississippi River, while also serving as an injection point into the Colonial Pipeline for refined products unloaded from barges transporting them down the Mississippi River.

In Florida, TransMontaigne Inc. also currently owns and operates 11 tugboats and 14 barges, which it uses to transport refined products to cruise ships and other marine vessels for refueling. TransMontaigne Inc. also uses the tugs and barges to transport third party products from terminal storage tanks and to relocate refined products among the Florida terminals it utilizes when needed to augment its capacity. TransMontaigne Inc. also currently owns a proprietary pipeline in Port Everglades, which it uses to blend distillates and residual fuel oil at dockside for direct delivery into its customers' vessels.

TransMontaigne Inc. earns throughput fees for each barrel of refined petroleum product that is distributed at its terminals. Terminal throughput fees are based on the volume of products distributed at the facility's truck loading racks, generally at a standard rate per barrel of product. Unlike common-carrier pipeline services, throughput fees are not subject to tariff regulations, allowing the marketplace to determine the prices that are charged for services.

 Distribution and Marketing.    TransMontaigne Inc.'s distribution and marketing operations generally consist of the distribution and marketing of refined petroleum products through contract sales, rack spot sales and bulk sales in the physical and derivative markets, and providing related value-added fuel procurement and supply chain management services. The substantial majority of gasolines and distillates for TransMontaigne Inc.'s distribution and marketing business is supplied by Morgan Stanley pursuant to a product supply agreement that terminates on December 31, 2011. Pursuant to this supply agreement, Morgan Stanley is the principal supplier of gasolines and distillates to TransMontaigne Inc. at the terminals we own in Florida. TransMontaigne Inc. generally purchases its inventory of residual fuel oil products at prevailing prices from refiners and marketers at production points and common trading locations along the Gulf Coasts of Texas and Louisiana. Once TransMontaigne Inc. or Morgan Stanley purchases these products, TransMontaigne Inc. or Morgan Stanley schedules them for delivery via pipelines and vessels to our terminals and TransMontaigne Inc.'s terminals, as well as terminals owned by third parties with which TransMontaigne Inc. has storage or throughput agreements, in the Gulf Coast, Midwest and East Coast regions. From these terminal locations, TransMontaigne Inc. then sells the products to customers primarily through three types of arrangements: contract sales, rack spot sales and bulk sales.

Contract sales are made pursuant to negotiated contracts, generally ranging from one to twelve months in duration, that TransMontaigne Inc. enters into with local market wholesalers, independent gasoline station chains, heating oil suppliers, cruise ships and other customers. Contract sales provide these customers with a specified volume of product during the agreement term. Delivery of product sold under these arrangements generally is at truck racks or via marine fueling equipment. For example, TransMontaigne Inc. may enter into an agreement with a retail heating oil supplier in the Northeast to provide the supplier with heating oil for delivery at a truck rack during the high demand winter months at a fixed price.

Rack spot sales are sales that do not involve continuing contractual obligations to purchase or deliver product. Rack spot sales are priced and delivered on a daily basis through truck loading racks or marine fueling equipment. At the end of each day TransMontaigne Inc. establishes the next day selling price for each product for each of its delivery locations. It announces or "posts" to independent local jobbers via facsimile, website, e-mail, and telephone communications the rack spot sale price of various products for the following morning. Typical rack spot sale purchasers include commercial and industrial end-users, independent retailers and small, independent marketers, referred to as "jobbers,"

who resell product to retail gasoline stations or other end-users. TransMontaigne Inc.'s selling price of a particular product on a particular day is a function of its supply at that delivery location or terminal, its estimate of the costs to replenish the product at that delivery location, and its desire to reduce inventory levels at that particular location that day.

TransMontaigne Inc. manages the physical quantity of its inventories of product through rack spot sales. TransMontaigne Inc.'s rack spot sales volume for a particular product is sensitive to changes in price. If TransMontaigne Inc.'s objective is to increase rack spot sales volume for a particular product at a specific delivery location, then it would post the selling price of that product at the low end of the range of competitive prices being offered in the applicable market to induce purchasers in that market to choose to buy its product as opposed to product offered by competitors in that market.

Bulk sales generally involve the sale of products in large quantities (for example, 25,000-barrel lots) in major cash markets including the Houston Gulf Coast, New York Harbor, Chicago, Illinois and the Tulsa, Oklahoma refining area.

 Supply Chain Management.    In addition to the distribution and marketing operations described above, TransMontaigne Inc. provides supply chain management services to companies and governmental entities with significant ground fleets that desire to outsource their fuel supply function to focus their efforts on their core competencies and to reduce the price volatility associated with their fuel supplies for budgetary reasons. These services often include price management solutions that provide customers an assured source of fuel at a predictable price. Customers use TransMontaigne Inc.'s proprietary web-based technology, which provides them the ability to budget their fuel costs while outsourcing all or a portion of their procurement, scheduling, routing, excise tax and payment processes. Using electronic metering equipment, TransMontaigne Inc. can monitor the amounts of product stored and delivered at its customers' proprietary refueling locations. In addition, through its strategic relationship with a credit card processing company, TransMontaigne Inc. can monitor the volume of fuel purchased by customers' ground fleet vehicles at retail truck stops and service stations.

COMPETITION

We face competition from other terminals and pipelines that may be able to supply TransMontaigne Inc. and our other customers with refined product integrated terminaling and pipeline services on a more competitive basis. We compete with national, regional and local terminal and pipeline companies, including the major integrated oil companies, of widely varying sizes, financial resources and experience. These competitors include BP p.l.c., Chevron U.S.A. Inc., CITGO Petroleum Corporation, Exxon Mobil Corporation, Amerada Hess Corporation, Magellan Midstream Partners, L.P., Marathon Ashland Petroleum, LLC, Motiva Enterprises LLC, Murphy Oil Corporation and terminals in the Caribbean. Several of our competitors conduct portions of their operations through publicly traded partnerships with structures similar to ours, including Sunoco, Inc. and its affiliate Sunoco Logistics Partners L.P., Holly Corporation and its affiliate Holly Energy Partners, L.P., Valero Energy Corporation and its affiliate Valero L.P., and Kinder Morgan, Inc. and its affiliate Kinder Morgan Energy Partners, L.P. In particular, our ability to compete could be harmed by factors we cannot control, including:

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price competition from terminal and pipeline companies, some of which are substantially larger than us and have greater financial resources, and control substantially greater refined product storage capacity, than we do;

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the perception that another company can provide better service; and

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the availability of alternative supply points, or supply points located closer to TransMontaigne Inc.'s customers' operations.

If we are unable to compete with services offered by other petroleum enterprises, our ability to make distributions to our unitholders may be adversely affected.

We also compete with national, regional and local terminal and pipeline companies for asset acquisition and expansion opportunities. Some of these competitors are substantially larger than us and have greater financial resources and lower costs of capital than we do.

TERMINALS AND PIPELINE CONTROL OPERATIONS

Our pipeline is operated via geosynchronous satellite, microwave, radio and frame relay communication systems from a central control room located in Atlanta, Georgia. We also monitor activity at our terminals from this control room.

The control center operates with state-of-the-art System Control and Data Acquisition, or SCADA, systems. Our control center is equipped with computer systems designed to continuously monitor operational data, including refined product throughput, flow rates and pressures. In addition, the control center monitors alarms and throughput balances. The control center operates remote pumps, motors, engines, and valves associated with the receipt of refined products. The computer systems are designed to enhance leak-detection capabilities, sound automatic alarms if operational conditions outside of pre-established parameters occur, and provide for remote-controlled shutdown of pump stations on the pipeline. Pump stations and meter-measurement points on the pipeline are linked by satellite or telephone communication systems for remote monitoring and control, which reduces our requirement for full-time on-site personnel at most of these locations.

SAFETY AND MAINTENANCE

We perform preventive and normal maintenance on our pipeline and terminal system and make repairs and replacements when necessary or appropriate. We also conduct routine and required inspections of our pipeline and terminal tanks as required by code or regulation. External coatings and impressed current cathodic protection systems are used to protect against external corrosion. We conduct all cathodic protection work in accordance with National Association of Corrosion Engineers standards. We continually monitor, test, and record the effectiveness of these corrosion inhibiting systems.

We monitor the structural integrity of selected segments of our Razorback Pipeline system through a program of periodic internal inspections using both "dent pigs" and electronic "smart pigs," as well as hydrostatic testing that conforms to Federal standards. Beginning in 2002, the Department of Transportation, or DOT, required smart pigging or other integrity testing of all DOT-regulated crude oil and refined product pipelines. We smart pigged the Razorback Pipeline in 2004 and have completed all necessary repairs and maintenance.

Maintenance facilities containing equipment for pipe repairs, spare parts, and trained response personnel are located along the Razorback Pipeline. Employees participate in simulated spill deployment exercises on a regular basis. They also participate in actual spill response boom deployment exercises in planned spill scenarios in accordance with Oil Pollution Act of 1990 requirements. We believe that the Razorback Pipeline has been constructed and is maintained in all material respects in accordance with applicable federal, state, and local laws and the regulations and standards prescribed by the American Petroleum Institute, the DOT, and accepted industry practice.

At our terminals, tanks designed for gasoline storage are equipped with internal or external floating roofs that minimize emissions and prevent potentially flammable vapor accumulation between fluid levels and the roof of the tank. Our terminal facilities have facility response plans, spill prevention and control plans, and other plans and programs to respond to emergencies.

Many of our terminal loading racks are protected with water deluge systems activated by either heat sensors or an emergency switch. Several of our terminals also are protected by foam systems that are activated in case of fire. All of our terminals are subject to participation in a comprehensive environmental management program to assure compliance with applicable air, solid waste, and wastewater regulations.

SAFETY REGULATION

We are subject to regulation by the United States Department of Transportation under the Accountable Pipeline and Safety Partnership Act of 1996, sometimes referred to as the Hazardous Liquid Pipeline Safety Act or HLPSA, and comparable state statutes relating to the design, installation, testing, construction, operation, replacement and management of our pipeline facilities. HLPSA covers petroleum and petroleum products and requires any entity that owns or operates pipeline facilities to comply with such regulations and also to permit access to and copying of records and to make certain reports and provide information as required by the Secretary of Transportation. We believe that we are in material compliance with these HLPSA regulations.

The United States Department of Transportation Office of Pipeline Safety, or OPS, has promulgated regulations that require qualification of pipeline personnel. These regulations require pipeline operators to develop and maintain a written qualification program for individuals performing covered tasks on pipeline facilities. The intent of this regulation is to ensure a qualified work force and to reduce the probability and consequence of incidents caused by human error. The regulation establishes qualification requirements for individuals performing covered tasks, and amends certain training requirements in existing regulations. We believe that we are in material compliance with these OPS regulations.

We also are subject to OPS regulation for High Consequence Areas, or HCAs, for Category 2 pipeline systems (companies operating less than 500 miles of jurisdictional pipeline). This regulation specifies how to assess, evaluate, repair and validate the integrity of pipeline segments that could impact populated areas, areas unusually sensitive to environmental damage and commercially navigable waterways, in the event of a release. The Razorback Pipeline is subject to these requirements. The regulation requires an integrity management program that utilizes internal pipeline inspection, pressure testing, or other equally effective means to assess the integrity of pipeline segments in HCAs. The program requires periodic review of pipeline segments in HCAs to ensure adequate preventative and mitigative measures exist. Through this program, we evaluated a range of threats to each pipeline segment's integrity by analyzing available information about the pipeline segment and consequences of a failure in an HCA. The regulation requires prompt action to address integrity issues raised by the assessment and analysis. The complete baseline assessment of all segments must be performed by February 17, 2009, with intermediate compliance deadlines prior to that date. We believe that we are in material compliance with the OPS regulation of HCAs.

Our Florida terminals also are subject to state regulations regarding our storage of refined product in aboveground storage tanks. These regulations require, among other things, registration of tanks, financial assurances and inspection and testing, consistent with the standards established by the American Petroleum Institute. We believe that we are in material compliance with these aboveground storage tank regulations.

We also are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act, and comparable state statutes require us to organize and disclose information about the hazardous materials used in our operations. Certain parts of this information must be reported to employees, state and local governmental authorities, and local citizens upon request. We believe that we are in material compliance with OSHA and state requirements, including general industry standards, record keeping requirements and monitoring of occupational exposures.

In general, we expect to increase our expenditures during the next decade to comply with higher industry and regulatory safety standards such as those described above. Although we cannot estimate the magnitude of such expenditures at this time, we do not believe that they will have a material adverse impact on our results of operations.

ENVIRONMENTAL MATTERS

Our operations are subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of refined petroleum product terminals and pipelines, we must comply with these laws and regulations at federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

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requiring remedial action to mitigate releases of hydrocarbons, hazardous substances or wastes caused by our operations or attributable to former operators;

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requiring capital expenditures to comply with environmental control requirements; and

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enjoining the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hydrocarbons, hazardous substances or wastes have been released or disposed of. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hydrocarbons, hazardous substances or other wastes into the environment.

The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. As a result, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and to plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance.

We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations. In addition, we believe that the various environmental activities in which we are presently engaged are not expected to materially interrupt or diminish our operational ability. We cannot assure you, however, that future events, such as changes in existing laws, the promulgation of new laws, or the development or discovery of new facts or conditions will not cause us to incur significant costs. The following is a discussion of certain material environmental and safety concerns that relate to our business.

Water

The Federal Water Pollution Control Act of 1972, renamed and amended as the Clean Water Act or CWA, imposes strict controls against the discharge of oil and its derivates into navigable waters. The CWA provides penalties for any discharges of petroleum products in reportable quantities and imposes substantial potential liability for the costs of removing an oil or hazardous substance spill. State laws for the control of water pollution also provide for various civil and criminal penalties and liabilities in the event of a release of petroleum or its derivatives in surface waters or into the groundwater. Spill prevention control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum tank spill, rupture or leak. A containment berm is an earthen or cement barrier, impervious to liquids, which surrounds a storage tank holding between 1,000 and 500,000 gallons of petroleum products or other hazardous materials and used to prevent spilling and extensive damage to the environment. The berm is a form of secondary containment with the storage tank itself being the primary instrument of containment.

Contamination resulting from spills or releases of refined petroleum products is an inherent risk in the petroleum terminal and pipeline industry. To the extent that groundwater contamination requiring remediation exists around the assets we own as a result of past operations, we believe any such contamination can be controlled or remedied without having a material adverse effect on our financial condition. However, such costs are often unpredictable and are site specific and, therefore, the effect may be material in the aggregate.

The primary federal law for oil spill liability is the Oil Pollution Act of 1990, as amended, or OPA, which addresses three principal areas of oil pollution—prevention, containment and cleanup. It applies to vessels, offshore platforms, and onshore facilities, including terminals, pipelines and transfer facilities. In order to handle, store or transport oil, shore facilities are required to file oil spill response plans with the United States Coast Guard, the OPS, or the EPA. Numerous states have enacted laws similar to OPA. Under OPA and similar state laws, responsible parties for a regulated facility from which oil is discharged may be liable for removal costs and natural resources damages. We believe that we are in substantial compliance with regulations pursuant to OPA and similar state laws.

We do not have any terminal location that discharges any type of process wastewater. We are, however, subject to various types of terminal storm water discharge requirements. The EPA has adopted regulations that require us to obtain permits to discharge certain storm water run-off. Storm water discharge permits also may be required by certain states in which we operate. Such permits may require us to monitor and sample the effluent from our operations. We believe that we are in substantial compliance with effluent limitations at our facilities and with the CWA generally.

Our storm water discharges generally fall into two categories: petroleum contact and non-contact. The sources of contact water are the truck loading operations at some of the terminals. Some of our terminal locations do not have contact water discharges because of the use of closed-loop water handling systems, thus obviating the need for discharge permits. The water generated in these closed-loop systems is transported offsite and disposed of properly. At locations where contact water is discharged on site, permit conditions dictate control technology requirements, effluent limitations and confirmation sampling. Non-contact storm water is generated at most terminal locations, primarily from rainfall collection in aboveground storage tank secondary containment enclosures or dikes. Various types of storm water permits regulate these discharges, with most being "General" state-wide industry specific mechanisms. The cost involved in obtaining and renewing these storm water permits is not material.

Air emissions

Our operations are subject to the federal Clean Air Act and comparable state and local statutes. The Clean Air Act Amendments of 1990 require most industrial operations in the United States to incur capital expenditures to meet the air emission control standards that are developed and implemented by the EPA and state environmental agencies. Pursuant to the Clean Air Act, any of our facilities that emit volatile organic compounds or nitrogen oxides and are located in ozone non-attainment areas face increasingly stringent regulations, including requirements to install various levels of control technology on sources of pollutants. Some of our facilities have been included within the categories of hazardous air pollutant sources. The Clean Air Act regulations are still being implemented by the EPA and state agencies. We believe that we are in substantial compliance with existing standards and regulations pursuant to the Clean Air Act and similar state and local laws, and we do not anticipate that implementation of additional regulations will have a material adverse effect on us.

Air permits are required for our terminaling operations that result in the emission of regulated air contaminants. These operations in general include fugitive volatile organic compounds (primarily hydrocarbons) from truck loading activities and tank working losses. The sources of these emissions are strictly regulated through the permitting process. Such regulation includes stringent control technology and extensive permit review and periodic renewal. The cost involved in obtaining and renewing these permits is not material.

Hazardous and solid waste

Our operations are subject to the federal Resource Conservation and Recovery Act, as amended, or RCRA, and comparable state laws, which impose detailed requirements for the handling, storage, treatment, and disposal of hazardous and solid waste. All of our terminal facilities are classified by the U.S. EPA as Conditionally Exempt Small Quantity Generators. Our terminals do not generate hazardous waste except on isolated and infrequent cases. At such times, only third party disposal sites which have been audited and approved by us are used. Our operations also generate solid wastes which are regulated under state law or the less stringent solid waste requirements of RCRA. We believe that we are in substantial compliance with the existing requirements of RCRA and similar state and local laws, and the cost involved in complying with these requirements is not material.

Site remediation

The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or CERCLA, also known as the "Superfund" law, and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations such as landfills. In the course of our operations we will generate wastes or handle substances that may fall within the definition of a "hazardous substance." CERCLA authorizes the U.S. EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. Under CERCLA, we could be subject to joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released, for damages to natural resources, and for the costs of certain health studies. We believe that we are in substantial compliance with the existing requirements of CERCLA.

We currently own, lease, or operate numerous properties and facilities that for many years have been used for industrial activities, including refined product terminaling operations. Hazardous substances, wastes, or hydrocarbons may have been released on or under the properties owned or leased by us, or on or under other locations where such substances have been taken for disposal. In addition, some of these properties have been operated by third parties or by previous owners whose treatment and disposal or release of hazardous substances, wastes, or hydrocarbons, was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes (including substances disposed of or released by prior owners or operators), remediate contaminated property (including groundwater contamination, whether from prior owners or operators or other historic activities or spills), or perform remedial plugging or pit closure operations to prevent future contamination.

In connection with its acquisition of five Florida terminals from an affiliate of El Paso Corporation, TransMontaigne Inc. agreed to assume responsibility for known environmental conditions at the acquired terminals. TransMontaigne Inc. currently is undertaking, or evaluating the need for, remediation of subsurface hydrocarbon contamination at the acquired Florida terminals. The total cost for remediating the contamination at these acquired terminal locations currently is estimated by TransMontaigne Inc. to be between $2.5 million and $4.1 million. TransMontaigne Inc.'s activities are being administered by the Florida Department of Environmental Protection under state-administered programs that encourage and help to fund all or a portion of the cleanup of contaminated sites. Under these programs, TransMontaigne Inc. believes that it is eligible to receive state reimbursement of the majority of the costs associated with the remediation of the acquired sites. As such, TransMontaigne Inc. believes that its share of the total liability after state reimbursement, as estimated by it, is between $527,000 and $1.1 million. Costs incurred to remediate existing contamination at the Florida terminals historically owned by TransMontaigne Inc. have been, and are expected in the future to be, insignificant. As part of the omnibus agreement, TransMontaigne Inc. will retain 100% of these liabilities. Additionally, TransMontaigne Inc. will agree to indemnify us for other remediation liabilities in some circumstances, subject to a deductible, maximum liability, and time limit. Please read "Certain relationships and related party transactions—Omnibus agreement" beginning on page 104 for more information.

Endangered Species Act

The Endangered Species Act restricts activities that may affect endangered species or their habitats. While some of our facilities are in areas that may be designated as habitat for endangered species, we believe that we are in substantial compliance with the Endangered Species Act. However, the discovery of previously unidentified endangered species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area.

OPERATIONAL HAZARDS AND INSURANCE

Our terminal and pipeline facilities may experience damage as a result of an accident or natural disaster. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We maintain insurance of various types that we consider adequate to cover our operations and properties.

The insurance covers all of our assets in amounts that we consider to be reasonable. The insurance policies are subject to deductibles that we consider reasonable and not excessive. Our insurance does not cover every potential risk associated with operating terminals, pipelines and other facilities, including the potential loss of significant revenues. Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences. The events of September 11, 2001, and their overall effect on the insurance industry have adversely impacted the availability and cost of coverage. Due to these events, insurers have excluded acts of terrorism and sabotage from our insurance policies.

We share some insurance policies, including our general liability policy, with TransMontaigne Inc. These policies contain caps on the insurer's maximum liability under the policy, and claims made by either of TransMontaigne Inc. or us are applied against the caps. The possibility exists that, in any event in which we wish to make a claim under a shared insurance policy, our claim could be denied or only partially satisfied due to claims made by TransMontaigne Inc. against the policy cap.

TARIFF REGULATION

The Razorback Pipeline, which runs between Mt. Vernon, Missouri and Rogers, Arkansas, is an interstate petroleum products pipeline and is subject to regulation by the FERC under the Interstate Commerce Act and the Energy Policy Act of 1992 and rules and orders promulgated under those statutes. FERC regulation requires that interstate oil pipeline rates be posted publicly and that these rates be "just and reasonable" and nondiscriminatory. Rates of interstate oil pipeline companies are currently regulated by the FERC primarily through an index methodology, whereby a pipeline is allowed to change its rates based on the change from year to year in the Producer Price Index for finished goods. In the alternative, interstate oil pipeline companies may elect to support rate filings by using a cost-of-service methodology, competitive market showings or actual agreements between shippers and the oil pipeline company.

Under current FERC regulations, we are permitted to charge "just and reasonable," non-discriminatory tariffs for the transportation of refined products through the Razorback Pipeline. The FERC generally has not investigated interstate rates on its own initiative when those rates have not been the subject of a protest or a complaint by a shipper. A shipper or other party having a substantial economic interest in our rates could, however, challenge our rates. In response to such challenges, the FERC could investigate our rates. If our rates were successfully challenged, the amount of cash available for distribution to unitholders could be materially reduced. In the absence of a challenge to our rates, given our ability to utilize either posted rates subject to increases tied to the Producer Price Index, to utilize rates tied to cost of service methodology, competitive market showing or actual agreements between shippers and us, we do not believe that these regulations would have any negative material monetary impact on us unless the regulations were substantially modified in such a manner so as to prevent a pipeline transportation company's ability to earn a fair return for the shipment of petroleum products utilizing its transportation system, which we believe to be an unlikely scenario.

On July 20, 2004, the United States Court of Appeals for the District of Columbia Circuit issued its opinion in BP West Coast Products, LLC v. FERC, which may have an impact on our rates. Among other things, the court vacated and remanded to the FERC the FERC's Lakehead policy, under which the FERC had allowed a regulated entity organized as a master limited partnership to include in its cost of service an income tax allowance on income attributable to corporate unit holders subject to income tax. In response, FERC issued a Notice of Inquiry instituting a proceeding to examine the proper income tax allowances for regulated entities having various ownership forms. It is not known what action the FERC will take on remand. Moreover, it is not clear whether FERC's action taken in response to BP West Coast will be challenged and, if so, whether it will withstand further FERC or judicial review.

TITLE TO PROPERTIES

Our pipeline is constructed on rights-of-way granted by the apparent record owners of the property and in some instances these rights-of-way are revocable at the election of the grantor. Several rights-of-way for our pipeline and other real property assets are shared with other pipelines and other assets owned by affiliates of TransMontaigne Inc. and by third parties. In many instances, lands over which rights-of-way have been obtained are subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained permits from public authorities to cross over or under, or to lay facilities in or along, watercourses, county roads, municipal streets, and state highways and, in some instances, these permits are revocable at the election of the grantor. We have also obtained permits from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor's election. In some cases, property for pipeline purposes was purchased in fee.

Some of the leases, easements, rights-of-way, permits, licenses and franchise ordinances that will be transferred to us will require the consent of the grantor to transfer these rights, which in some instances is a governmental entity. Our general partner believes that it has obtained or will obtain sufficient third-party consents, permits, and authorizations for the transfer of the assets necessary for us to operate our business in all material respects as described in this prospectus. With respect to any consents, permits, or authorizations that have not been obtained, our general partner believes that these consents, permits, or authorizations will be obtained after the closing of this offering, or that the failure to obtain these consents, permits, or authorizations would not have a material adverse effect on the operation of our business.

Our general partner believes that we have satisfactory title to all of our assets. Record title to some of our assets may continue to be held by affiliates of TransMontaigne Inc. until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that are not obtained prior to transfer. We will make these filings and obtain these consents upon completion of this offering. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens that can be imposed in some jurisdictions for government-initiated action to clean up environmental contamination, liens for current taxes and other burdens, and easements, restrictions, and other encumbrances to which the underlying properties were subject at the time of acquisition by TransMontaigne Partners (Predecessor) or us, our general partner believes that none of these burdens should materially detract from the value of these properties or from our interest in these properties or should materially interfere with their use in the operation of our business.

EMPLOYEES

At April 30, 2005, TransMontaigne Services Inc., the sole member of our general partner, had approximately 625 full-time employees. To carry out our operations, TransMontaigne Services Inc. employs the people who will provide direct support to our operations. None of these employees is covered by collective bargaining agreements. TransMontaigne Services Inc. considers its employee relations to be good.

LEGAL PROCEEDINGS

TransMontaigne Inc. has agreed to indemnify us for any losses we may suffer as a result of currently pending legal actions against TransMontaigne Partners (Predecessor).

We currently are not a party to any material litigation. Our operations are subject to a variety of risks and disputes normally incident to our business. As a result, at any given time we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in amounts and with coverage and deductibles as the general partner believes are reasonable and prudent. However, we cannot assure that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that the levels of insurance will be available in the future at economical prices.

Management

MANAGEMENT OF TRANSMONTAIGNE PARTNERS

TransMontaigne GP L.L.C., our general partner, will manage our operations and activities on our behalf. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not be entitled to elect the directors of TransMontaigne GP L.L.C. or directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to incur indebtedness or other obligations that are nonrecourse.

The directors of our general partner oversee our operations. Our general partner intends to appoint seven members to its board of directors, three of whom will be independent as defined under the independence standards established by the New York Stock Exchange, three of whom will be directors or executive officers of TransMontaigne Inc., and one of whom will not, at the time of his or her appointment and for as long as he or she remains a director of our general partner, serve as a director or employee of TransMontaigne Inc. or its affiliates, or have a significant commercial relationship, as determined by the board, with TransMontaigne Inc. or its affiliates. The New York Stock Exchange does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating governance committee.

At least two members of the board of directors of TransMontaigne GP L.L.C. will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of TransMontaigne GP L.L.C. or directors, officers, or employees of its affiliates, and must meet the independence and experience standards established by the New York Stock Exchange and the Securities Exchange Act of 1934, as amended, to serve on an audit committee of a board of directors, and certain other requirements. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our general partner of any duties it may owe us or our unitholders.

In addition, our general partner will have an audit committee of at least three directors who meet the independence and experience standards established by the New York Stock Exchange and the Securities Exchange Act of 1934, as amended, subject to the initial phase-in period described in the next paragraph. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee also will be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee. Our general partner will also have a compensation committee, which will, among other things, oversee the compensation plans described below.

Three independent members of our general partner's board of directors, Messrs. Masters, Utsler and Peters, will serve as the initial members of the audit committee. Messrs. Masters, Peters, Shaffer and Utsler will serve as the initial members of the conflicts committee.

The officers of our general partner, all of whom are employees of TransMontaigne Services Inc., manage the day-to-day affairs of our business.

All of the officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of TransMontaigne Inc. The officers of our general partner may face a conflict regarding the allocation of their time between our business and the other business interests of TransMontaigne Inc. The sole member of our general partner intends to seek to cause the officers to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows information for the directors and officers of TransMontaigne GP L.L.C.:

Name	Age	Position

Donald H. Anderson	56	Chairman of the Board and Chief Executive Officer
William S. Dickey	46	Executive Vice President, Chief Operating Officer and Director
Randall J. Larson	47	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Director
Frederick W. Boutin	49	Senior Vice President and Treasurer
Erik B. Carlson	58	Senior Vice President, Corporate Secretary and General Counsel
Jerry R. Masters	47	Director nominee
David A. Peters	46	Director nominee
D. Dale Shaffer	61	Director nominee
Rex L. Utsler	59	Director nominee

Donald H. Anderson was elected Chairman of the board of directors and Chief Executive Officer of our general partner in February 2005. Mr. Anderson has been Director, Vice Chairman and Chief Executive Officer of TransMontaigne Inc. since September 1999, and has served as President since January 2000. From 1997 through September 1999, Mr. Anderson was the Executive Director and a Principal of Western Growth Capital LLC, a Colorado-based private equity investment and consulting firm. From December 1994 until March 1997, Mr. Anderson was Chairman, President and Chief Executive Officer of PanEnergy Services, PanEnergy's non-jurisdictional operating subsidiary. From December 1994 until March 1997, Mr. Anderson also served as a Director of TEPPCO Partners, L.P. Mr. Anderson was previously President, Chief Operating Officer and Director of Associated Natural Gas Corporation from 1989 until its merger with PanEnergy Corporation in 1994. Mr. Anderson is a director of Bear Paw Energy, LLC.

William S. Dickey was elected Executive Vice President, Chief Operating Officer and Director of our general partner in February 2005. Mr. Dickey has been an Executive Vice President and Chief Operating Officer of TransMontaigne Inc. since May 2000. From January 1999 until May 2000, Mr. Dickey was a Vice President of TEPPCO Partners, L.P. From 1994 to 1998, Mr. Dickey served as Vice President and Chief Financial Officer of Associated Natural Gas, Inc. and its successor, Duke Energy Field Services.

Randall J. Larson was elected Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Director of our general partner in February 2005. Mr. Larson has been an Executive Vice President and Chief Accounting Officer of TransMontaigne Inc. since May 2002. Mr. Larson served as Executive Vice President, Chief Accounting Officer and Controller of TransMontaigne Inc. from May 2002 until January 2003 and was appointed Chief Financial Officer on January 1, 2003. From July 1994 through April 2002, Mr. Larson was a partner with KPMG LLP, most recently in KPMG's San Jose, California office. Prior to joining the San Jose office in 1996, Mr. Larson was a partner in KPMG's Department of Professional Practice in the national office in New York City. From July 1992 to June 1994, Mr. Larson served as a Professional Accounting Fellow in the Office of Chief Accountant of the Securities and Exchange Commission. Mr. Larson began his accounting career with KPMG in 1981 in the Denver, Colorado office.

Frederick W. Boutin was elected Senior Vice President and Treasurer of our general partner in February 2005. Mr. Boutin has been Senior Vice President and Treasurer of TransMontaigne Inc. since June 2003. Mr. Boutin also served as Senior Vice President of TransMontaigne Inc. from September 1996 to March 2002. In addition, Mr. Boutin served as Vice President of TransMontaigne Product Services Inc. from February 2002 to June 2003; Vice President of Coastal Tug and Barge, Inc. from February 2003 to June 2003; Vice President of Coastal Fuels Marketing, Inc. from February 2003 to June 2003; and Senior Vice President and Director of TransMontaigne Transport Inc. from February 2002 to the present. From 1985 to 1995, Mr. Boutin served as a Vice President of Associated Natural Gas, Inc. and its successor, Duke Energy Field Services.

Erik B. Carlson was elected Senior Vice President, Corporate Secretary and General Counsel of our general partner in February 2005. Mr. Carlson has been the Senior Vice President, Corporate Secretary and General Counsel of TransMontaigne Inc. since January 1998. From February 1983 until January 1998, Mr. Carlson served as Senior Vice President, General Counsel and Corporate Secretary of Associated Natural Gas Corporation and its successor, Duke Energy Field Services.

Jerry R. Masters will serve as a director of our general partner upon completion of this offering, and will serve as a member of the compensation and conflicts committees, and as chair of the audit committee, of the board of directors of our general partner. Mr. Masters is a private investor and was a part-time consultant to Microsoft Corporation from April 2000 to August 2002. From February 1991 to April 2000, Mr. Masters held various executive positions within the financial organization at Microsoft Corporation. In his last position as Senior Director, Mr. Masters was responsible for external financial reporting, budgeting and forecasting, and financial modeling of mergers and acquisitions.

David A. Peters will serve as a director of our general partner upon completion of this offering, and will serve as a member of the audit, compensation and conflicts committees of the board of directors of our general partner. Since 1999 Mr. Peters has been a business consultant with a primary client focus in the energy sector; in addition, Mr. Peters also served as a member of the board of directors of QDOBA Restaurant Corporation from 1998 to 2003. From 1997 to 1999 Mr. Peters was a managing director of a private investment fund, and from 1995 to 1997 he served as an executive vice president at DukeEnergy/PanEnergy Field Services responsible for natural gas gathering, processing and storage operations. Prior to joining DukeEnergy/PanEnergy Field Services, Mr. Peters held various positions with Associated Natural Gas Corp., and from 1980 to 1984 he worked in the audit department of Peat Marwick Mitchell & Co. Mr. Peters holds a bachelor's degree in business administration from the University of Michigan.

D. Dale Shaffer will serve as a director of our general partner upon completion of this offering and will serve as a member of the conflicts committee and as chair of the compensation committee of the board of directors of our general partner. Since 1992, Mr. Shaffer has served as President of National Water Company, a privately held firm formed by Mr. Shaffer to provide a broad range of water consulting and operating services to clients using raw water. From 2001 through 2002, Mr. Shaffer also served as Director of Development for Kinder Morgan Power Company, a subsidiary of Kinder Morgan Inc., a publicly traded company. From 1988 to 1992, Mr. Shaffer served as President of First Colorado Corporation, a privately held firm engaged in developing natural resources and a cattle ranching operation. From 1988 to 1992, Mr. Shaffer was a principal in Kirkpatrick Energy Associates, a financial advisory firm to the oil and gas industry, and from 1983 to 1986, Mr. Shaffer served as Executive Vice President of Premier Resources, Ltd., a publicly traded oil and gas exploration and production company. Between 1975 and 1983, Mr. Shaffer served in several different capacities at Western Crude Oil, Inc., a subsidiary of Reserve Oil and Gas, a publicly traded company involved in the gathering, transportation and marketing of crude oil, serving as Senior Vice President and General Counsel of Western Crude Oil, Inc. and Assistant General Counsel of Reserve Oil and Gas. Mr. Shaffer holds a Bachelor of Science degree from the University of Colorado and a Juris Doctor degree from the University of Denver.

Rex L. Utsler will serve as a director of our general partner upon completion of this offering, and will serve as a member of the audit committee and as chair of the conflicts committee of the board of directors of our general partner. Mr. Utsler became President and Chief Executive Officer of Grease Monkey International, Inc. (GMI) and Grease Monkey Holding Corporation (GMHC), a franchisor of automotive preventive maintenance centers, in December 1999. Mr. Utsler previously served as Senior Vice President of GMI and GMHC from September 1998 to January 2001; as President and Chief Operations Officer of GMI and GMHC from September 1998 to December 1999; as a consultant to GMI and GMHC from February 1997 to September 1998; and as Chairman of the Board of Directors and President of GMI and GMHC from March 1991 to February 1997. From 1980 to June 1997 Mr. Utsler was the President and Chief Executive Officer of First of September Corporation, a Denver-based company engaged in crude oil purchasing, transportation and marketing.

REIMBURSEMENT OF EXPENSES OF OUR GENERAL PARTNER

Our general partner will not receive any management fee or other compensation for its management of TransMontaigne Partners. Under the terms of the omnibus agreement, we will pay TransMontaigne Inc. an annual administrative fee in the amount of $2.8 million for the provision of various general and administrative services for our benefit with respect to the assets contributed to us at the closing of this offering. The omnibus agreement will further provide that we will pay TransMontaigne Inc. an annual insurance reimbursement of $1.0 million for premiums on insurance policies covering the initially-contributed assets. The administrative fee may increase in the second and third years by the percentage increase in the consumer price index, and the insurance reimbursement will increase in accordance with increases in the premiums payable under the relevant policies. In addition, if we acquire or construct additional assets during the term of the agreement, TransMontaigne Inc. will propose a revised administrative fee covering the provision of services for such additional assets. If the conflicts committee of our general partner agrees to the revised administrative fee, TransMontaigne Inc. will provide services for the additional assets pursuant to the agreement. Our general partner and its affiliates will be reimbursed for expenses incurred on our behalf. These expenses include the costs of employee, officer, and director compensation and benefits properly allocable to TransMontaigne Partners, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, TransMontaigne Partners. The partnership agreement provides that our general partner will determine the expenses that are allocable to TransMontaigne Partners. There is no limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. Please read "Certain relationships and related transactions—Omnibus agreement" beginning on page 104.

EXECUTIVE COMPENSATION

TransMontaigne Partners and our general partner were formed in February 2005. We have not accrued any obligations with respect to management incentive or retirement benefits for the directors and officers for the 2004 fiscal year. Because they are employees of TransMontaigne Services Inc., the compensation of the executive officers of our general partner (other than any awards under the benefit plans described below) will be set and paid by TransMontaigne Services Inc. The officers of our general partner, as well as the employees of our general partner's sole member who provide services to us, may participate in employee benefit plans and arrangements sponsored by TransMontaigne Inc., our general partner or their affiliates, including plans that may be established in the future. Neither we, our general partner nor TransMontaigne Services Inc. have entered into any employment agreements with any officers of our general partner. At the closing of this offering, affiliates of TransMontaigne Inc. will transfer approximately 120,000 of their common units to TransMontaigne Services Inc. for its subsequent grant of restricted units to key employees and executive officers of TransMontaigne Services Inc., and non-employee directors of our general partner. At the closing of this offering, TransMontaigne Services Inc. will grant 11,000, 11,000, 11,000, 8,500, and 8,500 restricted units to Messrs. Anderson, Dickey, Larson, Boutin and Carlson, respectively.

COMPENSATION OF DIRECTORS

Officers and employees who also serve as directors of our general partner will not receive additional compensation. Our general partner anticipates that directors who are not officers or employees of our general partner or its affiliates will receive a $30,000 annual cash retainer and an annual grant of 2,000 restricted units, which will vest in 25% increments on each of the four successive anniversaries of the date of grant (with vesting to be accelerated upon a change of control). In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

LONG-TERM INCENTIVE PLAN

TransMontaigne Services Inc. intends to adopt a long-term incentive plan for employees and consultants of TransMontaigne Services Inc., and non-employee directors of our general partner. The summary of the proposed long-term incentive plan contained below does not purport to be complete, but outlines its material provisions. The long-term incentive plan consists of four components: restricted units, phantom units, unit options and unit appreciation rights. The long-term incentive plan currently permits the grant of awards covering an aggregate of 200,000 units, which amount will automatically increase on an annual basis by 2% of the total outstanding common and subordinated units at the end of the preceding fiscal year. The plan will be administered by the compensation committee of the board of directors of TransMontaigne GP L.L.C.

TransMontaigne GP L.L.C.'s board of directors in its discretion may terminate, suspend or discontinue the long-term incentive plan at any time with respect to any award that has not yet been granted. TransMontaigne GP L.L.C.'s board of directors also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant, unless the change is necessary to comply with certain tax requirements.

 Restricted Units and Phantom Units.    A restricted unit is a common unit subject to forfeiture prior to the vesting of the award. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. The compensation committee may determine to make grants under the plan of restricted units and phantom units to employees, consultants and non-employee directors containing such terms as the compensation committee shall determine. The compensation committee will determine the period over which restricted units and phantom units granted to employees, consultants and non-employee directors will vest. The compensation committee may base its determination upon the achievement of specified financial objectives. In addition, the restricted units and phantom units will vest upon a change of control of TransMontaigne Partners, our general partner or TransMontaigne Inc., unless provided otherwise by the compensation committee.

If a grantee's employment, service relationship or membership on the board of directors terminates for any reason, the grantee's restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise. Common units to be delivered in connection with the grant of restricted units or upon the vesting of phantom units may be common units acquired by our general partner on the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. TransMontaigne Services Inc. will be entitled to reimbursement by us for the cost incurred in acquiring common units. Thus, the cost of the restricted units and delivery of common units upon the vesting of phantom units will be borne by us. If we issue new common units in connection with the grant of restricted units or upon vesting of the phantom units, the total number of common units outstanding will increase. The compensation committee, in its discretion, may grant tandem distribution rights with respect to restricted units and tandem distribution equivalent rights with respect to phantom units.

We intend the issuance of restricted units and common units upon the vesting of the phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, at this time it is not contemplated that plan participants will pay any consideration for restricted units or common units they receive, and at this time we do not contemplate that we will receive any remuneration for the restricted units and common units.

 Unit Options and Unit Appreciation Rights.    The long-term incentive plan will permit the grant of options covering common units and the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess may be paid in common units, cash, or a combination thereof, as determined by the compensation committee in its discretion. The compensation committee will be able to make grants of unit options and unit appreciation rights under the plan to employees, consultants and non-employee directors containing such terms as the compensation committee shall determine. Unit options and unit appreciation rights may have an exercise price that is equal to or greater than the fair market value of the common units on the date of grant. In general, unit options and unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit options and unit appreciation rights will become exercisable upon a change in control of

TransMontaigne Partners, our general partner or TransMontaigne Inc., unless provided otherwise by the compensation committee.

Upon exercise of a unit option (or a unit appreciation right settled in common units), our general partner will acquire common units on the open market or directly from us or any other person or use common units already owned by our general partner, or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the difference between the cost incurred by our general partner in acquiring these common units and the proceeds received from a participant at the time of exercise. Thus, the cost of the unit options (or a unit appreciation right settled in common units) will be borne by us. If we issue new common units upon exercise of the unit options (or a unit appreciation right settled in common units), the total number of common units outstanding will increase, and our general partner will pay us the proceeds it receives from an optionee upon exercise of a unit option. The availability of unit options and unit appreciation rights is intended to furnish additional compensation to employees, consultants and non-employee directors and to align their economic interests with those of common unitholders.

Security ownership of certain beneficial owners and management

The following table sets forth the beneficial ownership of units of TransMontaigne Partners that will be issued upon the consummation of this offering and the related transactions and held by beneficial owners of 5% or more of the units, by directors of TransMontaigne GP L.L.C., our general partner, by each named executive officer and by all directors and officers of TransMontaigne GP L.L.C. as a group. The address of TransMontaigne Inc. is 1670 Broadway, Suite 3100, Denver, Colorado 80202. The address of Morgan Stanley Capital Group, Inc. is 2000 Westchester Avenue, Floor 01, Purchase, New York 10577.

Name of beneficial owner	Common units to be beneficially owned	Percentage of common units to be beneficially owned	Subordinated units to be beneficially owned	Percentage of subordinated units to be beneficially owned	Percentage of total units to be beneficially owned

TransMontaigne Inc.(1)	622,500	15.7%	2,872,266	86.5%	47.9%
TransMontaigne Product Services Inc.(1)	—	—	500,000	15.0%	6.9%
Coastal Fuels Marketing, Inc.(1)	622,500	15.7%	2,372,266	71.5%	41.0%
Affiliate of Morgan Stanley Capital Group, Inc.	—	—	450,000	13.5%	6.2%
Donald H. Anderson	11,000	*	—	—	*
William S. Dickey	11,000	*	—	—	*
Randall J. Larson	11,000	*	—	—	*
Frederick W. Boutin	8,500	*	—	—	*
Erik B. Carlson	8,500	*	—	—	*
Jerry R. Masters	2,000	*	—	—	*
David A. Peters	2,000	*	—	—	*
D. Dale Shaffer	2,000	*	—	—	*
Rex L. Utsler	2,000	*	—	—	*
All directors and executive officers as a group (9 persons)	58,000	1.1%	—	—	0.8%

*
Less than 1%.

(1)
TransMontaigne Inc. is the ultimate parent company of TransMontaigne Product Services Inc. and Coastal Fuels Marketing, Inc. and may, therefore, be deemed to beneficially own the units held by TransMontaigne Product Services Inc. and Coastal Fuels Marketing, Inc. TransMontaigne Inc.'s common stock is listed on the New York Stock Exchange under the symbol "TMG." TransMontaigne Inc. files information with or furnishes information to the Securities and Exchange Commission pursuant to the information requirements of the Securities Exchange Act of 1934. The number of common units owned by TransMontaigne Inc. and Coastal Fuels Marketing, Inc. do not reflect the transfer of approximately 120,000 common units to TransMontaigne Services Inc. for its subsequent grant of restricted units to the employees and consultants of TransMontaigne Services Inc. and non-employee directors of our general partner.

Certain relationships and related party transactions

After this offering, our general partner and its affiliates will own 622,500 common units and 2,872,266 subordinated units representing a 46.9% limited partner interest in us. In addition, our general partner will own a 2% general partner interest in us and the incentive distribution rights.

DISTRIBUTIONS AND PAYMENTS TO OUR GENERAL PARTNER AND ITS AFFILIATES

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation, and liquidation of TransMontaigne Partners. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Formation stage

The consideration received by our general partner and its affiliates for the contribution of the assets and liabilities	–> –> –> –> –>

622,500 common units;
2,872,266 subordinated units;
2% general partner interest in TransMontaigne Partners;
the incentive distribution rights; and
$98.4 million cash payment from the proceeds of the offering and borrowings under our new credit facility, in part to reimburse them for certain capital expenditures.

Operational stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions 98% to the unitholders (including affiliates of our general partner, as holders of 622,500 common units and 2,872,266 subordinated units) and 2% to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $238,000 on the 2% general partner interest and approximately $5.6 million on their common units and subordinated units.

Payments to our general partner and its affiliates
We will pay TransMontaigne Inc. its affiliates an administrative fee of $2.8 million per year with an additional insurance reimbursement of $1.0 million per year for the provision of various general and administrative services for our benefit. For further information regarding the administrative fee, please read "—Payment of general and administrative services fee" beginning on page 104.
Withdrawal or removal of our general partner
If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The partnership agreement—Withdrawal or removal of our general partner" beginning on page 124.
Liquidation stage
Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

SALE TO AFFILIATE OF MORGAN STANLEY CAPITAL GROUP, INC.

Morgan Stanley Capital Group, Inc. has signed a letter of intent with TransMontaigne Partners, pursuant to which an affiliate of Morgan Stanley Capital Group, Inc. will purchase 450,000 subordinated units representing limited partner interests of TransMontaigne Partners. The closing of the purchase is subject to the negotiation of definitive terms, and will happen concurrently with the closing of this offering.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, the affiliate of Morgan Stanley Capital Group, Inc. would receive an annual distribution of approximately $720,000 on its subordinated units.

In connection with the sale, we expect to enter into a registration rights agreement with the affiliate of Morgan Stanley Capital Group, Inc. This agreement will give the affiliate the right to require us to register the common units issuable upon conversion of its subordinated units for sale under the Securities Act. The agreement will provide customary registration procedures.

In addition, we expect that the affiliate of Morgan Stanley Capital Group, Inc. will agree not to offer, sell, contract to sell or otherwise dispose of or hedge its subordinated units for a period of 180 days after the date of this prospectus.

AGREEMENTS GOVERNING THE TRANSACTIONS

We and other parties have entered into or will enter into the various documents and agreements that will effect the transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. These agreements will not be the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid from the proceeds of this offering.

OMNIBUS AGREEMENT

Upon the closing of this offering, we will enter into an omnibus agreement with TransMontaigne Inc. and our general partner that will address the following matters:

–>
our obligation to pay TransMontaigne Inc. an annual administrative fee in the amount of $2.8 million, with an annual insurance reimbursement in the amount of $1.0 million, for the provision by TransMontaigne Inc. of certain general and administrative services and insurance coverage with respect to the assets contributed to us at the closing of this offering;

–>
our options to purchase from TransMontaigne Inc. additional refined product terminals;

–>
TransMontaigne Inc.'s and its affiliates' agreement to offer to sell to us certain assets acquired or constructed by TransMontaigne Inc. in the future;

–>
TransMontaigne Inc.'s obligation to indemnify us for certain liabilities and our obligation to indemnify TransMontaigne Inc. for certain liabilities; and

–>
TransMontaigne Inc.'s right of first refusal to purchase our assets that are in the same line of business in which TransMontaigne Inc. is engaged, or any storage capacity that becomes available after the closing of this offering.

Any or all of the provisions of the omnibus agreement, other than the indemnification provisions described below, will be terminable by TransMontaigne Inc. at its option if our general partner is removed without cause and units held by our general partner and its affiliates are not voted in favor of that removal.

Payment of general and administrative services fee

Under the omnibus agreement we will pay TransMontaigne Inc. an annual administrative fee in the amount of $2.8 million for the provision of various general and administrative services for our benefit with respect to the assets contributed to us at the closing of this offering. The omnibus agreement will further provide that we will pay TransMontaigne Inc. an annual insurance reimbursement in the amount of $1.0 million for premiums on insurance policies covering the initially-contributed assets. The administrative fee may increase in the second and third years by the percentage increase in the consumer price index for the immediately preceding year, and the insurance reimbursement will increase in accordance with increases in the premiums payable under the relevant policies. In addition, if we acquire or construct additional assets during the term of the agreement, TransMontaigne Inc. will propose a revised administrative fee covering the provision of services for such additional assets. If the conflicts committee of our general partner agrees to the revised administrative fee, TransMontaigne Inc. will provide services for the additional assets pursuant to the agreement. After the three-year period, our general partner will determine the general and administrative expenses that will be allocated to us. Please read "Risk factors—Risks inherent in an investment in us" beginning on page 28.

The $2.8 million administrative fee includes expenses incurred by TransMontaigne Inc. to perform centralized corporate functions, such as legal, accounting, treasury, insurance administration and claims processing, health, safety and environmental, information technology, human resources, credit, payroll, taxes and engineering and other corporate services, to the extent such services are not outsourced by TransMontaigne Inc. The fee does not include reimbursements for direct expenses TransMontaigne Inc. incurs on our behalf, such as salaries of operational personnel performing services on-site at our terminals and pipeline and the cost of their employee benefits, including 401(k), pension, and health insurance benefits. In addition, we anticipate incurring approximately $2.7 million of additional general and administrative costs, including costs relating to operating as a separate publicly held entity, such as costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees and equity-based compensation awarded to key employees and consultants of TransMontaigne Services Inc., and non-employee directors of our general partner.

Exclusive options to purchase additional refined product terminals

The omnibus agreement contains the terms of our exclusive options, the first of which is exercisable beginning in January 2006, to purchase additional refined product terminals. Please read "Business—Our Relationship with TransMontaigne Inc.—Exclusive options to purchase additional refined product terminals" beginning on page 69.

Obligation to offer to sell acquired or constructed assets

Pursuant to the omnibus agreement, TransMontaigne Inc. will agree to offer to sell to us any tangible assets that it acquires or constructs (including assets subject to lease or joint venture arrangements controlled by TransMontaigne Inc. and extending for more than five years, to the extent of TransMontaigne Inc.'s interest in the assets), related to the storage, transportation or terminaling of refined petroleum products in the United States, provided such assets generate qualifying income as defined in Section 7704 of the Internal Revenue Code. At our request, TransMontaigne Inc. will be required to make such an offer within two years of the date of purchase or construction completion. We expect that TransMontaigne Inc. will operate the assets it offers to us pursuant to the omnibus agreement for this interim period, during which time TransMontaigne Inc.'s distribution and marketing operations will seek to achieve substantial utilization of the assets. We will have one year following receipt of TransMontaigne Inc.'s offer to notify TransMontaigne Inc. whether we are interested in pursuing the offer. If we are interested in pursuing the offer, TransMontaigne Inc. is obligated to submit a term sheet to us within 45 days after receipt of our notice specifying the fundamental terms of the proposed transaction, other than the purchase price. We would then have 45 days to propose a cash purchase price for the transaction, and we and TransMontaigne Inc. would then be obligated to negotiate in good faith for 60 days to reach an agreement. If we decline any such offer, TransMontaigne Inc. will be free to use the asset to compete with us. If we indicate our desire to purchase the assets but we and TransMontaigne Inc. do not agree to all of the terms of the transaction, including the purchase price, after negotiating in good faith, TransMontaigne Inc. would have the right to seek an alternative purchaser willing to pay at least 105% of the purchase price we proposed; if an alternative transaction on such terms has not been consummated within six months, we would have the right to purchase the assets at the purchase price we originally proposed and on the other fundamental terms specified in the term sheet previously provided by TransMontaigne Inc.

The obligation to offer does not apply to assets acquired by TransMontaigne Inc. in an asset exchange transaction, or to:

–>
any business operated by TransMontaigne Inc. or any of its subsidiaries at the closing of this offering;

–>
any business conducted by TransMontaigne Inc. with the approval of the conflicts committee of our general partner;

–>
tangible assets acquired by TransMontaigne Inc., including as part of a larger acquisition of other assets, if the fair value of the tangible assets, as determined in good faith by the board of directors of TransMontaigne Inc., does not exceed $10.0 million; and

–>
tangible assets, or capital improvements of tangible assets, constructed by TransMontaigne Inc., including as part of a larger construction project, if the construction cost of the tangible assets or capital improvements, as determined in good faith by the board of directors of TransMontaigne Inc., does not exceed $10.0 million.

In addition, any offer to sell tangible assets will be conditioned on obtaining various consents. Such consents may include consents of the holders of TransMontaigne Inc.'s equity or debt securities. In the event that TransMontaigne Inc. or its affiliates no longer control our partnership or there is a change of control of TransMontaigne Inc., TransMontaigne Inc.'s obligation to offer to sell assets to us will terminate.

Indemnification

Under the omnibus agreement, TransMontaigne Inc. will indemnify us for five years after the closing of this offering against certain potential environmental claims, losses and expenses associated with the operation of the assets and occurring before the closing date of this offering. TransMontaigne Inc.'s maximum liability for this indemnification obligation will not exceed $15 million and TransMontaigne Inc. will not have any obligation under this indemnification until our aggregate losses exceed $250,000, and then only to the extent that our aggregate losses exceed $250,000. TransMontaigne Inc. will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of this offering. We have agreed to indemnify TransMontaigne Inc. against environmental liabilities related to our assets to the extent TransMontaigne Inc. is not required to indemnify us.

Additionally, TransMontaigne Inc. will indemnify us for losses attributable to title defects, retained assets and liabilities (including preclosing litigation relating to contributed assets) and income taxes attributable to pre-closing operations. We will indemnify TransMontaigne Inc. for all losses attributable to the postclosing operations of the assets contributed to us, to the extent not subject to TransMontaigne's indemnification obligations.

Rights of first refusal

The omnibus agreement also contains the terms under which TransMontaigne Inc. will have a right of first refusal to purchase our assets that are in the same line of business in which TransMontaigne Inc. is engaged, provided that TransMontaigne Inc. agrees to pay no less than 105% of the purchase price offered by the third party bidder. Before we enter into any contract to sell terminal or pipeline assets that are in the same line of business in which TransMontaigne Inc. is engaged, we must give written notice of the terms of such proposed sale to TransMontaigne Inc. The notice must set forth the name of the third party purchaser, the assets to be sold, the purchase price, reasonable details of the payment terms and all other material terms and conditions of the offer. To the extent the third party offer consists of consideration other than cash (or in addition to cash), the purchase price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration, determined as set forth in the omnibus agreement. TransMontaigne Inc. will then have the sole and exclusive option for a period of 45 days following receipt of the notice, to purchase the subject assets for no less than 105% of the purchase price on the terms specified in the notice. TransMontaigne Inc. will also have a right of first refusal, subject to comparable procedures, to purchase any petroleum product storage capacity that is put into commercial service after the closing of this offering, was subject to the terminaling services agreement prior to the termination or expiration thereof, or is subject to a contract which terminates or becomes terminable by us (excluding a contract renewable solely at the option of our customer), provided that TransMontaigne Inc. agrees to pay 105% of the fees offered by the third party customer.

The omnibus agreement will also provide us with a right of first refusal with respect to any proposed sale or transfer, other than in an asset exchange transaction, of:

–>
any tangible assets that TransMontaigne Inc. acquires or constructs related to the storage, transportation or terminaling of refined petroleum products, provided such assets generate qualifying income as defined in Section 7704 of the Internal Revenue Code, prior to TransMontaigne Inc.'s delivery to the conflicts committee of proposed terms as described in "—Obligation to Offer to Sell Acquired or Constructed Assets" above; and

–>
any of the assets subject to our exclusive options prior to the applicable exercise period and any assets acquired in asset exchange transaction that replace assets subject to our executive options;

provided, that in either case, we agree to pay at least 105% of the purchase price offered by the third party bidder.

TERMINALING SERVICES AGREEMENT

Concurrently with the closing of this offering, we will enter into a terminaling services agreement with TransMontaigne Inc. as described under "Business—Our Relationship with TransMontaigne Inc."

TransMontaigne Inc.'s obligations under this agreement will not terminate if TransMontaigne Inc. no longer owns our general partner. This agreement may be assigned by TransMontaigne Inc. only with the consent of the conflicts committee of our general partner.

Conflicts of interest and fiduciary duties

CONFLICTS OF INTEREST

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including TransMontaigne Inc., on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner, TransMontaigne GP L.L.C., have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

–>
approved by the conflicts committee, although our general partner is not obligated to seek such approval;

–>
approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

–>
on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

–>
fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth arrow points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

Conflicts of interest could arise in the situations described below, among others.

TransMontaigne Inc., as a user of our pipeline and terminals, has an economic incentive not to cause us to seek a higher tariff or higher terminaling service fees, even if such higher rates or terminaling service fees would reflect rates that could be obtained in arm's-length, third-party transactions.

Although the terminaling services agreement contains pricing methodologies for TransMontaigne Inc.'s use of our pipeline and integrated terminaling services, we may decrease our fees voluntarily at any time. Our general partner has the authority to determine if and to what extent our fees will be decreased. However, any proposals by our general partner to reduce our fees will be submitted to the conflicts committee for their approval. Our general partner also has the authority to determine whether we seek an increase to our fees, and if so, the size of the increase. In making such a decision, the directors and officers of our general partner will consider their fiduciary duties to manage our general partner in a manner beneficial to its owner, TransMontaigne Services Inc.

TransMontaigne Inc. may engage in competition with us under certain circumstances.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us and certain services the employees of TransMontaigne Services Inc. are currently providing to TransMontaigne Inc. In the omnibus agreement TransMontaigne Inc. will agree to certain exclusive options and obligations to offer to sell acquired or constructed assets; if we do not exercise our right to purchase the assets subject to these provisions, TransMontaigne Inc. will be permitted to retain or sell the assets without restriction. Except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Neither our partnership agreement nor any other agreement requires TransMontaigne Inc. to pursue a business strategy that favors us or utilizes our assets or what markets to pursue or grow. TransMontaigne Inc.'s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of TransMontaigne Inc., which may be contrary to our interests.

Because the officers and certain of the directors of our general partner are also directors and/or officers of TransMontaigne Inc., such directors and officers have fiduciary duties to TransMontaigne Inc. that may cause them to pursue business strategies that disproportionately benefit TransMontaigne Inc. or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as TransMontaigne Inc., in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

We will not have any employees and will rely on the employees of the sole member of our general partner and its affiliates.

We will not have any officers or employees and will rely solely on officers of our general partner and employees of TransMontaigne Services Inc., the sole member of our general partner, and its affiliates. Affiliates of our general partner and TransMontaigne Services Inc. will conduct businesses and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to TransMontaigne Services Inc. and its affiliates. The officers of our general partner will not be required to work full time on our affairs. These officers may devote significant time to the affairs of TransMontaigne Inc. or its affiliates and will be compensated by these affiliates for the services rendered to them.

Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

–>
provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

–>
generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

–>
provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities, and reserves, each of which can affect the amount of cash that is distributed to our unitholders.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

–>
the amount and timing of asset purchases and sales;

–>
cash expenditures;

–>
borrowings;

–>
the issuance of additional units; and

–>
the creation, reduction, or increase of reserves in any quarter.

In addition, our general partner may use an amount, initially equal to $11.9 million, which would not otherwise constitute operating surplus in order to permit the payment of cash distributions on the subordinated units or incentive distribution rights. Please read "Cash distribution policy" beginning on page 40.

Our general partner determines which costs incurred by TransMontaigne Inc. are reimbursable by us.

We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. Please read "Certain relationships and related transactions—Omnibus agreement" beginning on page 104.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, are or will be the result of arm's-length negotiations.

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements, such as our new credit facility, so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The partnership agreement—Limited call right" beginning on page 127.

Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including the terminaling services agreement with TransMontaigne Inc.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants, or others to perform services for us.

The attorneys, independent accountants, and others who perform services for us have been retained by our general partner. Attorneys, independent accountants, and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

FIDUCIARY DUTIES

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that otherwise would be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without such modifications, transactions such as the exercise of our exclusive options to purchase additional refined product terminals from TransMontaigne Inc. could result in violations of our general partner's state-law fiduciary duty standards. We believe this is appropriate and necessary because our general partner's board of directors has fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general standards partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.
Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
	–>	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

–>	"fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).
If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the arrow points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.
In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners, or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Description of the common units—Transfer of common units" beginning on page 115. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

We must indemnify our general partner and its officers, directors, and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons.

We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the fiduciary duties of our general partner, you should consult with your own counsel. Please read "The partnership agreement—Indemnification" beginning on page 129.

Description of the common units

THE UNITS

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Cash distribution policy" beginning on page 40. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The partnership agreement" beginning on page 117.

TRANSFER AGENT AND REGISTRAR

Duties

Equiserve Trust Company, N.A. will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

–>
surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

–>
special charges for services requested by a holder of a common unit; and

–>
other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF COMMON UNITS

By transfer of common units or the issuance of common units in a merger or consolidation in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee:

–>
represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

–>
automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

–>
gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

The partnership agreement

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. The partnership agreements and limited liability company agreements of our subsidiaries are included as exhibits to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of these agreements upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

–>
with regard to distributions of available cash, please read "Cash distribution policy" beginning on page 40;

–>
with regard to the fiduciary duties of our general partner, please read "Conflicts of interest and fiduciary duties" beginning on page 108;

–>
with regard to the transfer of common units, please read "Description of the common units—Transfer of common units" beginning on page 115; and

–>
with regard to allocations of taxable income and taxable loss, please read "Material tax consequences" beginning on page 133.

ORGANIZATION AND DURATION

We were organized on February 23, 2005 and have a perpetual existence.

PURPOSE

Our purpose under the partnership agreement is limited to any business activities that are approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us, the operating partnership or its subsidiaries to engage in activities other than the storage, terminaling, transportation and distribution of refined petroleum products, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

POWER OF ATTORNEY

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, the partnership agreement.

CAPITAL CONTRIBUTIONS

Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

VOTING RIGHTS

The following matters require the unitholder vote specified below. Various matters require the approval of a "unit majority," which means:

–>
during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

–>
after the subordination period, the approval of a majority of the common units.

In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us and the limited partners.

Issuance of additional units:	No approval right.
Amendment of the partnership agreement:
Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See "—Amendment of the partnership agreement" beginning on page 121.
Merger of our partnership or the sale of all or substantially all of our assets:	Unit majority in certain circumstances. See "—Merger, sale or other disposition of assets" beginning on page 123.
Dissolution of our partnership:	Unit majority. See "—Termination and dissolution" beginning on page 124.
Continuation of our partnership upon dissolution:	Unit majority. See "—Termination and dissolution" beginning on page 124.
Withdrawal of our general partner:
Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2015 in a manner that would cause a dissolution of our partnership. See "—Withdrawal or removal of our general partner" beginning on page 124.
Removal of our general partner:
Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. See "—Withdrawal or removal of our general partner" beginning on page 124.

Transfer of the general partner interest:
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2015. See "—Transfer of general partner interest" beginning on page 126.
Transfer of incentive distribution rights:
Except for transfers to an affiliate or another person as part of our general partner's merger or consolidation, sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2015. See " —Transfer of incentive distribution rights" beginning on page 126.
Transfer of ownership interests in our general partner:	No approval required at any time. See "—Transfer of ownership interests in general partner" beginning on page 126.

LIMITED LIABILITY

Participation in the control of our partnership

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

–>
to remove or replace our general partner;

–>
to approve some amendments to the partnership agreement; or

–>
to take other action under the partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

Unlawful partnership distributions

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Failure to comply with the limited liability provisions of jurisdictions in which we do business

Our subsidiaries conduct business in three states. Our subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in the operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

ISSUANCE OF ADDITIONAL SECURITIES

The partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities, our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner's 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

General

Amendments to the partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited amendments

No amendment may be made that would:

(1)
enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2)
enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of the partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, our general partner and its affiliates will own 47.9% of the outstanding units.

No unitholder approval

Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

(1)
a change in our name, the location of our principal place of business, our registered agent or our registered office;

(2)
the admission, substitution, withdrawal, or removal of partners in accordance with the partnership agreement;

(3)
a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating partnership, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4)
an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)
an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(6)
any amendment expressly permitted in the partnership agreement to be made by our general partner acting alone;

(7)
an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

(8)
any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by the partnership agreement;

(9)
a change in our year or taxable year and related changes;

(10)
mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

(11)
any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee in connection with a merger or consolidation approved in accordance with our partnership agreement, or if our general partner determines that those amendments:

(1)
do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

(2)
are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3)
are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4)
are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

(5)
are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of counsel and unitholder approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under "—No Unitholder Approval." No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

MERGER, SALE, OR OTHER DISPOSITION OF ASSETS

A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the units to be issued do not exceed 20% of our outstanding units immediately prior to the transaction.

If conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

TERMINATION AND DISSOLUTION

We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

(1)
the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

(2)
there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

(3)
the entry of a decree of judicial dissolution of our partnership; or

(4)
the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

(1)
the action would not result in the loss of limited liability of any limited partner; and

(2)
neither our partnership, the limited partnership, the operating partnership nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Cash distribution policy—Distributions of cash upon liquidation" beginning on page 47. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNER

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2015 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of general partner interest" beginning on page 126 and "—Transfer of incentive distribution rights" beginning on page 126.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and dissolution" beginning on page 124.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. At the closing of this offering, our general partner and its affiliates will own approximately 47.9% of the outstanding units.

The partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

–>
the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

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any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

–>
our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

TRANSFER OF GENERAL PARTNER INTEREST

Except for the transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

–>
an affiliate of our general partner (other than an individual), or

–>
another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to June 30, 2015 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

TRANSFER OF OWNERSHIP INTERESTS IN GENERAL PARTNER

At any time, TransMontaigne Services Inc. may sell or transfer all or part of its membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

TRANSFER OF INCENTIVE DISTRIBUTION RIGHTS

Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest of the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to June 30, 2015, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after June 30, 2015, the incentive distribution rights will be freely transferable.

CHANGE OF MANAGEMENT PROVISIONS

The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove TransMontaigne GP L.L.C. as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

–>
the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

–>
any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

–>
our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

LIMITED CALL RIGHT

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

–>
the highest cash price paid by either of our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

–>
the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material tax consequences—Disposition of common units" beginning on page 142.

MEETINGS; VOTING

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of additional securities" beginning on page 120. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

STATUS AS LIMITED PARTNER

By transfer of any common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

NON-CITIZEN ASSIGNEES; REDEMPTION

If we are or become subject to federal, state, or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship, or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship, or related status. If a limited partner fails to furnish information about his nationality, citizenship, or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

INDEMNIFICATION

Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

(1)
our general partner;

(2)
any departing general partner;

(3)
any person who is or was an affiliate of our general partner or any departing general partner;

(4)
any person who is or was a officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5)
any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; or

(6)
any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

REIMBURSEMENT OF EXPENSES

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf on-site at our terminals and pipeline, and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

BOOKS AND REPORTS

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year initially is June 30. We expect TransMontaigne Inc. to change its tax and fiscal reporting year to the calendar year after June 30, 2005. As a result, we expect our tax and fiscal reporting year that begins on July 1, 2005 to end on December 31, 2005. We expect to use the calendar year for all subsequent years.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

RIGHT TO INSPECT OUR BOOKS AND RECORDS

The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

(1)
a current list of the name and last known address of each partner;

(2)
a copy of our tax returns;

(3)
information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4)
copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

(5)
information regarding the status of our business and financial condition; and

(6)
any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

REGISTRATION RIGHTS

Under the partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units, or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of TransMontaigne GP L.L.C. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units eligible for future sale" beginning on page 131.

Units eligible for future sale

After the sale of the common units offered by this prospectus, our general partner and its affiliates will hold an aggregate of 622,500 common units and 2,872,266 subordinated units, and, assuming the completion of the separate private placement, an affiliate of Morgan Stanley Capital Group, Inc. will own 450,000 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period, and some may convert earlier. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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1% of the total number of the securities outstanding; or

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the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions, and notice requirements of Rule 144.

The partnership agreement does not restrict our ability to issue any partnership securities at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The partnership agreement—Issuance of additional securities" beginning on page 120.

Under the partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as a general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

In connection with the separate private placement of subordinated units to an affiliate of Morgan Stanley Capital Group, Inc., we expect to enter into a registration rights agreement with the affiliate. This agreement will give the affiliate the right to require us to register the common units issuable upon conversion of its subordinated units for sale under the Securities Act. The agreement will provide customary registration procedures.

TransMontaigne Inc., TransMontaigne Partners, our general partner, TransMontaigne Operating Company L.P. and the officers and directors of TransMontaigne GP L.L.C. have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" beginning on page 151 for a description of these lock-up provisions.

Material tax consequences

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to TransMontaigne Partners and our operating partnership.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax consequences of unit ownership—Treatment of short sales" beginning on page 139); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of common units—Allocations between transferors and transferees" beginning on page 143); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax consequences of unit ownership—Section 754 election" beginning on page 140 and "Uniformity of units" beginning on page 144).

PARTNERSHIP STATUS

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that approximately 5% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Baker Botts L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and the operating partnership will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker Botts L.L.P. has relied are:

(a)
Neither we, the general partner of the operating partnership nor the operating partnership has elected or will elect to be treated as a corporation; and

(b)
For each taxable year, more than 90% of our gross income will be income that Baker Botts L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net earnings would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Baker Botts L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

Unitholders who have become limited partners of TransMontaigne Partners will be treated as partners of TransMontaigne Partners for federal income tax purposes. Also:

(a)
assignees who are awaiting admission as limited partners, and

(b)
unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of TransMontaigne Partners for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax consequences of unit ownership—Treatment of short sales" beginning on page 139.

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in TransMontaigne Partners for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

 Flow-through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Please read "—Tax treatment of operations—Taxable year and accounting method" beginning on page 141.

 Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of common units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on deductibility of losses" beginning on page 136.

A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

 Ratio of Taxable Income to Distributions.    We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the year ended December 31, 2008, will be allocated an amount of federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2008, the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

 Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of common units—Recognition of gain or loss" beginning on page 142.

 Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder's share of our net earnings may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

 Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

–>
interest on indebtedness properly allocable to property held for investment;

–>
our interest expense attributed to portfolio income; and

–>
the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

 Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

 Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. Gross income may also be allocated to holders of subordinated units after the close of the subordination period to the extent necessary to give them economic rights at liquidation identical to the rights of common units. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

For tax purposes, we are required to "book" all assets contributed to us by our general partner and its affiliates at their fair market values at the time this offering closes and to adjust this book basis for each asset in proportion to tax depreciation or amortization we later claim with respect to the asset. Since we will be treated for tax purposes as purchasing a large portion of our initial assets from our general partner and its affiliates, a large portion of our assets will have tax bases equal to this "book" basis. As to the remaining portion of our initial assets, referred to below as "Contributed Property," Section 704(c) requires that subsequent allocations of depreciation, gain, loss and similar items with respect to the asset take into account the difference between the "book" and tax basis of the asset. In this context, we use the term "book" as that term is used in Treasury regulations relating to partnership allocations for tax purposes. The "book" value of our property for this purpose may not be the same as the book value of our property for financial reporting purposes.

For example, a substantial portion of our Contributed Property will be depreciable property with a "book" basis in excess of its tax basis. Section 704(c) generally will require that depreciation with respect to each such property be allocated disproportionately to holders of common units and away from our general partner and its affiliates. To the extent these disproportionate allocations do not produce a result to holders of common units similar to that which would be the case if all of our initial assets had a tax basis "stepped up" to their "book" basis on the date this offering closes, holders of common units will be allocated the additional tax deductions needed to produce that result as to any asset with respect to which we elect the 'remedial method' of taking into account differences between the 'book' and tax bases of the asset.

In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) allocations," similar to the Section 704(c) allocations described above, will be made to all holders of partnership interests, including purchasers of common units in this offering, to account for the difference between the "book" basis and the fair market value of all property held by us at the time of the future transaction.

In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by unitholders that did not receive the benefit of such deduction. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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his relative contributions to us;

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the interests of all the partners in profits and losses;

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the interest of all the partners in cash flow; and

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the rights of all the partners to distributions of capital upon liquidation.

Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election", "—Uniformity of Units" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

 Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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any cash distributions received by the unitholder as to those units would be fully taxable; and

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all of these distributions would appear to be ordinary income.

Baker Botts L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of common units—Recognition of gain or loss" beginning on page 142.

 Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

 Tax Rates.    In general, the highest United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual for is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

 Section 754 Election.    We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

The timing of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) or reverse Section 704(c) gain or loss with respect to an asset and certain elections we make as to the manner in which we will account for Section 704(c) or reverse Section 704(c) gain or loss with respect to an asset to which the adjustment is applicable. Please read "—Allocation of income, gain, loss and deduction" beginning on page 138. The timing of these deductions may affect the uniformity of our units. Please read "—Uniformity of units" beginning on page 144.

A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

TAX TREATMENT OF OPERATIONS

 Taxable Year and Accounting Method.    Our initial taxable year will end on June 30, 2005. Our taxable year may change after June 30, 2005, depending upon a number of factors. If holders of a majority of the interests in our capital and profits use a single taxable year, we must use that year. If there is no such majority interest taxable year, we must use the same taxable year as TransMontaigne Inc., provided that no person with a taxable year different from TransMontaigne Inc.'s owns a 5% or greater interest in our capital or profits. If there is no majority interest taxable year and there is an owner of 5% or more of our capital or profits other than TransMontaigne Inc., we must use the taxable year that produces the "least aggregate deferral" to holders of partnership interests. In general, these determinations will be made on the first date of each taxable year.

We expect TransMontaigne Inc. to change its taxable year to the calendar year after June 30, 2005. We expect to change our taxable year to the calendar year at the same time TransMontaigne Inc. does so. As a result, we expect our taxable year that begins on July 1, 2005 to end on December 31, 2005. We expect to use the calendar taxable year for all subsequent years.

If TransMontaigne Inc. does not change its taxable year to the calendar year as described above, our taxable year may remain a fiscal year ending June 30 or may change to the calendar year as described above or another taxable year, depending upon a number of factors. We believe it is unlikely that our taxable year will not change to the calendar year after June 30, 2005, as described above.

Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. For example, a unitholder who uses the calendar year will be required to include in his income for 2005 his share of our income, gain, loss and deduction for our taxable year ending June 30, 2005 and, if we change to the calendar year as described above, for our taxable year ending December 31, 2005. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of common units—Allocations between transferors and transferees" beginning on page 143. We use the accrual method of accounting for federal income tax purposes.

 Initial Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner and its affiliates. Please read "—Tax consequences of unit ownership—Allocation of income, gain, loss and deduction" beginning on page 138.

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Part or all of the goodwill, going concern value and other intangible assets we acquire in connection with this offering may not produce any amortization deductions, either because of the application of the "anti-churning" restrictions of Section 197 or because our general partner determines not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of such property immediately prior to this offering. Please read "—Uniformity of units" beginning on page 144. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax consequences of unit ownership—Allocation of income, gain, loss and deduction" beginning on page 138 and "—Disposition of common units—Recognition of gain or loss" beginning on page 142.

The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

 Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF COMMON UNITS

 Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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a short sale;

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an offsetting notional principal contract; or

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a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

 Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

 Transfer Notification Requirements.    A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A unitholder who acquires units generally is required to notify us in writing of that acquisition within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

 Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. Please read "—Tax treatment of operations—Taxable year and accounting method" beginning on page 141. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

UNIFORMITY OF UNITS

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units after this offering may affect the uniformity of our units. Please read "—Tax consequences of unit ownership—Section 754 election" beginning on page 140. For example, we may not elect the remedial allocation method for Section 704(c) gain or loss with respect to certain of our intangible assets (please read "—Tax consequences of unit ownership—Allocation of income, gain, loss and deduction" beginning on page 138), and it is possible that we own, or will acquire, certain assets that are not subject to the typical rules governing depreciation or amortization of assets. After a sale of units by TransMontaigne Inc., either or both of these factors could cause the timing of a purchaser's deductions to differ, depending on whether the unit he purchased was a unit originally held by TransMontaigne Inc. Similar differences could arise in a variety of other circumstances.

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Our counsel, Baker Botts L.L.P., is unable to opine as to validity of such filing positions. A unitholder's basis in units is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in his or her common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of common units—Recognition of gain or loss" beginning on page 142. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source, effective for taxable years of a regulated investment company beginning after the date of enactment, October 22, 2004. For taxable years of a regulated investment company beginning on or before the date of enactment, very little of our income will be treated as derived from such a permitted source. For any subsequent year, we anticipate that all of our net earnings will be treated as derived from such a permitted source.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net earnings or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS

 Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units. A unitholder that uses the calendar year will likely receive two Schedules K-1 relevant to its 2005 calendar year—one for our taxable year ending on June 30, 2005 and another for our taxable year that is expected to end on December 31, 2005. Please read "Tax treatment of operations—Taxable year and accounting method" beginning on page 141.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names TransMontaigne GP L.L.C. as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

 Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)
the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)
whether the beneficial owner is:

1.
a person that is not a United States person;

2.
a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3.
a tax-exempt entity;

(c)
the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)
specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

 Accuracy-related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)
for which there is, or was, "substantial authority;" or

(2)
as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

More stringent rules apply to "tax shelters," but we believe we are not a tax shelter. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

 Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

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accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties,"

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for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

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in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any "reportable transactions."

STATE, LOCAL, FOREIGN AND OTHER TAX CONSIDERATIONS

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We initially will own property or do business in Arkansas, Missouri and Florida. We may also own property or do business in other jurisdictions in the future. Please read "Business—Our relationship with TransMontaigne Inc.—Exclusive options to purchase additional refined products terminals" beginning on page 69. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. We may, but are not required to, treat amounts withheld as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax consequences of unit ownership—Entity-level collections" beginning on page 138. Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Investment in TransMontaigne Partners by employee benefit plans

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

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whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

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whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

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whether the investment will result in recognition of unrelated business taxable income (please read "Material tax consequences—Tax-exempt organizations and other investors" beginning on page 145 by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit our common units employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified prohibited transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our common units should consider whether the entity's purchase or ownership of such common units would or could result in the occurrence of such a prohibited transaction.

In addition to considering whether the purchase or ownership of common units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, any of the following applies (provided certain technical requirements are satisfied): (a) the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws; (b) the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

Underwriting

We are offering our common units described in this prospectus through the underwriters named below. UBS Securities LLC is the representative of the underwriters. We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of common units listed next to its name in the following table:

Underwriters	Number of common units

UBS Securities LLC
Citigroup Global Markets Inc.
A.G. Edwards & Sons, Inc.
Wachovia Capital Markets, LLC

Total	3,350,000

The underwriting agreement provides that the underwriters must buy all of the common units if they buy any of them. However, the underwriters are not required to take or pay for the common units covered by the underwriters' over-allotment option described below.

Our common units and the common units to be sold upon the exercise of the over-allotment option, if any, are offered subject to a number of conditions, including:

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receipt and acceptance of our common units by the underwriters, and

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the underwriters' right to reject orders in whole or in part.

We have been advised by the representative that the underwriters intend to make a market in our common units, but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate 502,500 additional common units. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional common units approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Common units sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount of up to $                    per common unit from the initial public offering price. Any of these securities dealers may resell any common units purchased from the underwriters to other brokers or dealers at a discount of up to $                    per common unit from the initial public offering price. If all the common units are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the common units at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per unit and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 502,500 units.

	No exercise	Full exercise

Per Unit
Total

In connection with financial advisory services performed for us related to our evaluation, analysis and structuring of our partnership, we will pay structuring fees to UBS Securities LLC equal to an aggregate of 0.5% of the gross proceeds of this offering (including any exercise of the underwriters' option to purchase additional common units).

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $3.2 million.

NO SALES OF SIMILAR SECURITIES

We, our subsidiaries, our general partner and its affiliates, including the executive officers and directors of our general partner, and the participants in our directed unit program have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of or hedge our common units or securities convertible into or exchangeable for our common units. These restrictions will be in effect for a period of 180 days after the date of this prospectus. The lock-up period will be extended for up to 18 days under certain circumstances where we release, or pre-announce a release of our earnings or material news or a material event shortly before or after the termination of the 180-day period.

At any time and without public notice, UBS Securities LLC may in its sole discretion, release all or some of the securities from these lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE

The common units have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "TLP." To meet New York Stock Exchange distribution standards, the underwriters have undertaken to cause the common units to be distributed in such a manner that as of the original listing date of the common units:

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there will be not less than 2,000 U.S. unitholders holding 100 or more common units;

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at least 1,100,000 publicly held common units will be outstanding in the United States; and

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the aggregate market value of publicly held common units in the United States will be at least $60 million.

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common units including:

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stabilizing transactions;

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short sales;

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purchases to cover positions created by short sales;

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imposition of penalty bids; and

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syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common units while this offering is in progress. These transactions may also include making short sales of our common units, which involves the sale by the underwriters of a greater number of common units than they are required to purchase in this offering, and purchasing common units on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing common units in the open market. In making this determination, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased common units sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our common units. The initial public offering price will be determined by negotiation by us and the representative of the underwriters. The principal factors to be considered in determining the initial public offering price include:

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the information set forth in this prospectus and otherwise available to the representative;

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our history and prospects, and the history and prospects of the industry in which we compete;

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our past and present financial performance and an assessment of the directors and officers of our general partner;

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our prospects for future earnings and cash flow and the present state of our development;

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the general condition of the securities markets at the time of this offering;

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the recent market prices of, and demand for, publicly traded common units of generally comparable master limited partnerships; and

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other factors deemed relevant by the underwriters and us.

DIRECTED UNIT PROGRAM

At our request, certain of the underwriters have reserved up to 250,000 common units (less than 8% of the aggregate common units being offered by this prospectus) for sale at the initial public offering price to the officers, directors and employees of our general partner and its sole member. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, through a directed unit program. The minimum investment amount for participation in the program is $2,500. We do not know if these persons will choose to purchase all or any portion of these reserved units, but any purchases they do make will reduce the number of units available to the general public. These persons must commit to purchase no later than before the open of business on the day following the date of this prospectus, but in any event these persons are not obligated to purchase common units and may not commit to purchase common units prior to the effectiveness of the registration statement relating to this offering.

Any director, officer or employee purchasing reserved common units will be prohibited from offering, selling, contracting to sell or otherwise disposing of the common units for a period of 180 days after the date of this prospectus.

AFFILIATIONS

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business. In addition, some of the underwriters have engaged in, and may in the future engage in, transactions with TransMontaigne Inc. and perform services for TransMontaigne Inc. in the ordinary course of their business. In particular, affiliates of UBS Securities LLC and Wachovia Capital Markets, LLC are lenders under TransMontaigne Inc.'s working capital credit facility, and an affiliate of Wachovia Capital Markets, LLC is a lender under our credit facility.

Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. In no event will the maximum amount of compensation to be paid to NASD members in connection with this offering exceed ten percent. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on the New York Stock Exchange or a national securities exchange.

Validity of the common units

The validity of the common units will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

Experts

The combined financial statements of TransMontaigne Partners (Predecessor) as of June 30, 2003 and 2004 and for each of the years in the three-year period ended June 30, 2004 appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of TransMontaigne Partners L.P. as of February 28, 2005 and the balance sheet of TransMontaigne GP L.L.C. as of February 28, 2005 appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We have filed with the Securities and Exchange Commission a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

TransMontaigne Inc. is subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports and other information with the SEC. You may read TransMontaigne Inc.'s filings on the SEC's web site and at the public reference room described above. TransMontaigne Inc.'s common stock trades on the New York Stock Exchange under the symbol "TMG." Reports TransMontaigne Inc. files with the New York Stock Exchange may be inspected and copied at the offices of the New York Stock Exchange described above.

Forward-looking statements

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

Unaudited Pro Forma Financial Statements:
TransMontaigne Partners L.P.
Introduction
Unaudited pro forma combined balance sheet as of March 31, 2005
Unaudited pro forma combined statement of operations for the year ended June 30, 2004
Unaudited pro forma combined statement of operations for the nine months ended March 31, 2005
Notes to unaudited pro forma combined financial statements
Historical Financial Statements:
TransMontaigne Partners (Predecessor)
Report of Independent Registered Public Accounting Firm
Combined balance sheets as of June 30, 2003 and 2004 and March 31, 2005 (unaudited)
Combined statements of operations and changes in equity for the years ended June 30, 2002, 2003 and 2004, and nine months ended March 31, 2004 and 2005 (unaudited)
Combined statements of cash flows for the years ended June 30, 2002, 2003 and 2004, and nine months ended March 31, 2004 and 2005 (unaudited)
Notes to combined financial statements
TransMontaigne Partners L.P.
Report of Independent Registered Public Accounting Firm
Balance sheet as of February 28, 2005
Note to balance sheet
TransMontaigne GP L.L.C.
Report of Independent Registered Public Accounting Firm
Balance sheet as of February 28, 2005
Note to balance sheet

TransMontaigne Partners L.P.
Unaudited pro forma financial statements

Introduction

Effective with the closing of this offering, certain terminal and pipeline operations of TransMontaigne Inc. will be contributed to TransMontaigne Partners, a newly formed Delaware limited partnership. The assets, liabilities and results of operations of the specific TransMontaigne Inc. terminal and pipeline operations for periods prior to their actual contribution to TransMontaigne Partners are presented as TransMontaigne Partners (Predecessor). The specific TransMontaigne Inc. terminal and pipeline operations that will be contributed to TransMontaigne Partners are composed of seven Florida terminals, including terminals located in Tampa, Port Manatee, Fisher Island, Port Everglades (North), Port Everglades (South), Cape Canaveral, and Jacksonville; and the Razorback Pipeline system, including the terminals located at Mt. Vernon, Missouri and Rogers, Arkansas. On February 28, 2003, TransMontaigne Inc. acquired the Port Manatee, Fisher Island, Port Everglades (North), Cape Canaveral and Jacksonville terminal operations from an affiliate of El Paso Corporation.

The accompanying unaudited pro forma combined financial statements of TransMontaigne Partners should be read together with the historical combined financial statements of TransMontaigne Partners (Predecessor) included elsewhere in this prospectus. The accompanying unaudited pro forma combined financial statements of TransMontaigne Partners were derived by making certain adjustments to the historical combined financial statements of TransMontaigne Partners (Predecessor). The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments.

The accompanying unaudited pro forma financial statements give effect to the contribution of certain TransMontaigne Inc. terminal and pipeline operations, the execution of the terminaling services agreement and omnibus agreement, and the related transactions in connection with the closing of this offering. The unaudited pro forma combined balance sheet assumes that the contribution, offering and related transactions occurred on March 31, 2005 and the unaudited pro forma combined statements of operations assume that the contribution, offering and related transactions occurred on July 1, 2003. The contribution of certain TransMontaigne Inc. terminal and pipeline operations to TransMontaigne Partners will be recorded at carryover basis in a manner similar to a reorganization of entities under common control.

TransMontaigne Partners L.P.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
March 31, 2005
(In thousands)

	TransMontaigne Partners (Predecessor)	Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$14	$68,340 (7,984 7,574 30,500 (98,430	(a) )(b) (c) (d) )(e)	$14
Trade accounts receivable, net	617	—		617
Other current assets	298	—		298

Total current assets	929	—		929
Property, plant and equipment, net	115,955	—		115,955
Other assets, net	1,467	1,000	(d)	2,467

	$118,351	$1,000		$119,351

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$1,080	$—		$1,080
Other accrued liabilities	844	—		844

Total current liabilities	1,924	—		1,924
Long-term debt	—	31,500	(d)	31,500
Equity	116,427	(98,430) (17,997	(e) )(f)	—
Partners' Equity:
Limited partner interests:
Common unitholders:
Public unitholders	—	68,340 (7,984	(a) )(b)	60,356
TransMontaigne Inc. and affiliates	—	3,075	(f)	3,075
Subordinated units:	—
TransMontaigne Inc. and affiliates	—	14,187	(f)	14,187
Affiliate of Morgan Stanley Capital Group, Inc.	—	7,574	(c)	7,574
General partner's interest	—	735	(f)	735

	$118,351	$1,000		$119,351

See accompanying notes to unaudited pro forma combined financial statements.

TransMontaigne Partners (Predecessor)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
Year ended June 30, 2004
(In thousands, except per unit amounts)

	TransMontaigne Partners (Predecessor)	Adjustments		Pro Forma

Revenues	$34,329	$3,178 (1,661)	(g) (g)	$35,846
Direct operating costs and expenses	(14,123)	—		(14,123)

Net operating margins	20,206	1,517		21,723

Costs and expenses:
Allocated general and administrative expense	(3,300)	500	(h)	(2,800)
Allocated insurance expense	(900)	(100	)(h)	(1,000)
Depreciation and amortization	(5,903)	(612	)(i)	(6,515)
Gain on disposition of assets, net	6	—		6

Total costs and expenses	(10,097)	(212)		(10,309)

Operating income	10,109	1,305		11,414
Interest income (expense), net	6	(1,575	)(j)	(1,569)

Net earnings	$10,115	$(270)		$9,845

Computation of net earnings per limited partner unit:
Net earnings				$9,845
Less—Earnings allocable to general partner				(197)

Earnings allocable to limited partners				$9,648

Net earnings per limited partner unit				$1.32

Weighted average limited partner units outstanding				7,295

See accompanying notes to unaudited pro forma combined financial statements.

TransMontaigne Partners (Predecessor)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
Nine months ended March 31, 2005
(In thousands, except per unit amounts)

	TransMontaigne Partners (Predecessor)	Adjustments		Pro Forma

Revenues	$26,312	$1,045 (1,310)	(g) (g)	$26,047
Direct operating costs and expenses	(11,545)			(11,545)

Net operating margins	14,767	(265)		14,502

Costs and expenses:
Allocated general and administrative expense	(2,475)	375(h)		(2,100)
Allocated insurance expense	(750)	—		(750)
Depreciation and amortization	(4,551)	(459	)(i)	(5,010)

Total costs and expenses	(7,776)	(84)		(7,860)

Operating income	6,991	(349)		6,642
Interest income (expense), net	—	(1,181	)(j)	(1,181)

Net earnings	$6,991	$(1,530)		$5,461

Computation of net earnings per limited partner unit:
Net earnings				$5,461
Less—Earnings allocable to general partner				(109)

Earnings allocable to limited partners				$5,352

Net earnings per limited partner unit				$0.73

Weighted average limited partner units outstanding				7,295

See accompanying notes to unaudited pro forma combined financial statements.

TransMontaigne Partners L.P.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) Basis of presentation

The unaudited pro forma financial information is derived from the historical combined financial statements of TransMontaigne Partners (Predecessor). The historical combined financial statements of TransMontaigne Partners (Predecessor) include the assets, liabilities and results of operations of certain TransMontaigne Inc. terminal and pipeline operations. The specific TransMontaigne Inc. terminal and pipeline operations that will be contributed to TransMontaigne Partners are composed of seven Florida terminals, including terminals located in Tampa, Port Manatee, Fisher Island, Port Everglades (North), Port Everglades (South), Cape Canaveral, and Jacksonville; and the Razorback Pipeline system, including the terminals located at Mt. Vernon, Missouri and Rogers, Arkansas. On February 28, 2003, TransMontaigne Inc. acquired the Port Manatee, Fisher Island, Port Everglades (North), Cape Canaveral and Jacksonville terminal operations from an affiliate of El Paso Corporation.

The unaudited pro forma combined financial statements reflect the following transactions:

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The contribution of certain terminal and pipeline operations of TransMontaigne Inc. to TransMontaigne Partners in exchange for the issuance by TransMontaigne Partners to TransMontaigne Inc. and its affiliates of 622,500 common units, 2,872,266 subordinated units, the 2% general partner interest in TransMontaigne Partners represented by 148,873 general partner units, and the incentive distribution rights.

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The issuance by TransMontaigne Partners of 3,350,000 common units to the public at an assumed initial offering price of $20.40 per common unit resulting in aggregate gross proceeds to TransMontaigne Partners of $68.3 million.

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The payment of estimated underwriting discount and structuring fees of $4.8 million and offering expenses of $3.2 million.

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Subject to the negotiation of definitive terms, the issuance by TransMontaigne Partners of 450,000 subordinated units to an affiliate of Morgan Stanley Capital Group, Inc. in a separate private placement at an assumed price of $16.83 per subordinated unit, resulting in proceeds to TransMontaigne Partners of $7.6 million.

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The borrowing of $31.5 million by TransMontaigne Partners under a new credit facility to be effective concurrently with the public offering.

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The payment of $1.0 million of deferred debt issuance costs incurred in connection with TransMontaigne Partners' new credit facility.

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The payment of $98.4 million in cash to TransMontaigne Inc.

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The execution of a terminaling services agreement and an omnibus agreement with TransMontaigne Inc. as described in Note 4 of Notes to unaudited pro forma combined financial statements.

Upon completion of this offering, TransMontaigne Partners anticipates incurring incremental general and administrative costs related to becoming a separate public entity (e.g., cost of tax return preparation, annual and quarterly reports to unitholders, stock exchange listing fees, registrar and transfer agent fees, and equity-based compensation awarded to key employees and consultants of TransMontaigne Services Inc., and non-employee directors of the general partner) at an annual rate of approximately $2.7 million. The unaudited pro forma combined financial statements do not reflect this $2.7 million in incremental general and administrative costs.

In addition, TransMontaigne Partners will pay TransMontaigne Inc. an annual administrative fee of $2.8 million for the provision of general and administrative services for our benefit. TransMontaigne Partners also will pay TransMontaigne Inc. an annual insurance reimbursement of $1.0 million for premiums on insurance policies related to the initially-contributed terminal and pipeline operations. The administrative fee and insurance reimbursement may increase in future years pursuant to the terms of the omnibus agreement.

(2) Pro forma adjustments and assumptions

a)
Reflects the gross proceeds to TransMontaigne Partners of $68.3 million for the issuance and sale of 3,350,000 common units at an assumed initial public offering price of $20.40 per unit.

b)
Reflects the payment of the estimated underwriting discount and structuring fee of $4.8 million and other expenses of the offering of $3.2 million.

c)
Reflects the gross proceeds to TransMontaigne Partners of $7.6 million for the issuance and sale of 450,000 subordinated units at an assumed price of $16.83 per unit.

d)
Reflects the borrowing of $31.5 million under the credit facility at the closing of the offering to fund deferred debt issuance costs of $1.0 million and a portion of the cash distribution to TransMontaigne Inc.

e)
Reflects the payment to TransMontaigne Inc. of $98.4 million in proceeds from the public offering of common units and borrowings under the credit facility.

f)
Reflects the allocation of $18.0 million of TransMontaigne Partners (Predecessor) equity in TransMontaigne Partners, of which $3.1 million is allocated to the 622,500 common units, $14.2 million is allocated to the 2,872,266 subordinated units, and $0.7 million is allocated to the 2% general partner interest.

g)
Reflects recognition of incremental revenues for the terminal and pipeline operations contributed to TransMontaigne Partners based on the historical volumes throughput or transported by TransMontaigne Inc. in the terminal and pipeline operations using the terminaling service fees and tariff established in the terminaling services agreement to be entered into in connection with the offering.

  Year ended June 30, 2004

  –>
  Increase in revenues of $3.2 million due to change in terminaling service rates on light oil volumes throughput and transported at the Florida terminals and Razorback Pipeline system.

  –>
  Decrease in revenues of $1.7 million due to converting heavy oil volumes to a throughput rate structure from a storage rate at the Florida terminals.

  Nine months ended March 31, 2005

  –>
  Increase in revenues of $1.0 million due to change in terminaling services rates on light oil volumes throughput and transported at the Florida terminals and Razorback Pipeline system.

  –>
  Decrease in revenues of $1.3 million due to converting heavy oil volumes to a throughput rate structure from a storage rate at the Florida terminals.

h)
Reflects annual administrative fee of $2.8 million for the provision of various general and administrative services and an annual insurance reimbursement of $1.0 million for premiums on insurance policies covering the initially-contributed assets.

i)
Reflects annual amortization expense of $0.6 million for the amortization of deferred compensation associated with 120,000 common units awarded to key employees and consultants of TransMontaigne Services Inc., and non-employee directors of the general partner at the closing of the offering at an assumed initial public offering price of $20.40 per unit. For purposes of this calculation, common units are assumed to vest over 4 years at 25% per year.

j)
Reflects interest expense at 5.0% on the $31.5 million borrowing described in (c) above. Should the actual interest rate increase or decrease by 50 basis points, pro forma interest expense would increase or decrease by $157,500 for the year ended June 30, 2004, and $118,125 for the nine months ended March 31, 2005.

(3) Pro forma net earnings per unit

Pro forma net earnings per unit is determined by dividing the pro forma net earnings available to common and subordinated unitholders of TransMontaigne Partners by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, the number of common and subordinated units outstanding was assumed to be 7,294,766. All units were assumed to have been outstanding since July 1, 2003. Basic and diluted pro forma net earnings per unit are the same, as there are no potentially dilutive units expected to be outstanding at the closing of the offering.

Pursuant to the partnership agreement, the general partner is entitled to receive certain incentive distributions that will result in less net earnings allocable to common and subordinated unitholders provided that the quarterly distributions exceed certain targets. The pro forma net earnings per unit computations assume that no incentive distributions were made to the general partner because no such distributions would have been paid based upon the calculation of pro forma available cash from operating surplus for the periods presented.

(4) Pro forma taxable income per unit

The unaudited pro forma financial information does not reflect federal or state income taxes, as income taxes will be the responsibility of unitholders and not TransMontaigne Partners. The historical taxable income of TransMontaigne Partners (Predecessor) bears no material relationship to the amount of federal taxable income that TransMontaigne Partners L.P. will allocate to unitholders. Among other considerations, depreciation allocable to the unitholders will significantly exceed the historical depreciation on the assets because the unitholders effectively will have a stepped-up basis in their share of at least a large part of the assets of TransMontaigne Partners L.P. Please read "Material tax consequences—Tax consequences of unit ownership—Allocation of income, gain, loss and deduction" beginning on page 138.

TransMontaigne Partners estimates that through the year ended December 31, 2008, unitholders who purchase in this offering will be allocated, on a cumulative basis, an amount of federal taxable income that will be 20% or less of the cash distributed to them. For example, if TransMontaigne Partners pays an annual distribution of $1.60 per unit, TransMontaigne Partners estimates that a unitholder would be allocated no more than $0.32 of federal taxable income for that annual period. Please read

"Material tax consequences—Tax consequences of unit ownership—Ratio of taxable income to distributions" beginning on page 136.

(5) Agreements with TransMontaigne Inc.

Concurrently with the closing of this offering, TransMontaigne Partners will enter into a terminaling services agreement with TransMontaigne Inc. that will expire on December 31, 2011. Under this agreement, TransMontaigne Inc. will agree to transport on the Razorback Pipeline and throughput in TransMontaigne Partners' terminals a volume of refined products that will, at the fee and tariff schedule contained in the agreement, result in minimum revenues to TransMontaigne Partners of $20.0 million per year. In exchange for TransMontaigne Inc.'s minimum revenue commitment, TransMontaigne Partners will agree to provide TransMontaigne Inc. approximately 2.0 million barrels of light oil storage capacity and approximately 1.4 million barrels of heavy oil storage capacity at certain of its Florida terminals. TransMontaigne Partners will charge a product loss allowance of 0.10% of the refined product it receives from TransMontaigne Inc. at its terminals. TransMontaigne Partners will be responsible for all refined product losses in excess of 0.10% of the refined product we receive from TransMontaigne Inc. at our terminals. TransMontaigne Partners will be entitled to retain all product gains, including 0.10% of the refined product it receives from TransMontaigne Inc. at its terminals.

Upon the closing of this offering, TransMontaigne Partners also will enter into an omnibus agreement with TransMontaigne Inc. and the general partner. Under the omnibus agreement TransMontaigne Partners will pay TransMontaigne Inc. an annual administrative fee, initially in the amount of $2.8 million, for the provision of various general and administrative services for its benefit with respect to the assets contributed to it at the closing of this offering. The omnibus agreement will further provide that TransMontaigne Partners will pay TransMontaigne Inc. an annual insurance reimbursement of $1.0 million for premiums on insurance policies covering the initially-contributed assets. The contract provides that the administrative fee may increase in the second and third years following this offering by the percentage increase in the consumer price index for the immediately preceding year, and the insurance reimbursement will increase in accordance with increases in the premiums payable under the relevant policies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Member
TransMontaigne GP L.L.C.:

We have audited the accompanying combined balance sheets of TransMontaigne Partners (Predecessor) as of June 30, 2003 and 2004, and the related combined statements of operations and changes in equity, and cash flows for each of the years in the three-year period ended June 30, 2004. These combined financial statements are the responsibility of TransMontaigne Partners (Predecessor) management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of TransMontaigne Partners (Predecessor) as of June 30, 2003 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles.

KPMG LLP
Denver, Colorado March 7, 2005

TransMontaigne Partners (Predecessor)

COMBINED BALANCE SHEETS
(In thousands)

	June 30, 2003	June 30, 2004	March 31, 2005

			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18	$2	$14
Trade accounts receivable, net	959	782	617
Other current assets	334	248	298

	1,311	1,032	929
Property, plant and equipment, net	120,153	118,012	115,955
Other assets, net	2,342	1,842	1,467

	$123,806	$120,886	$118,351

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$1,346	$946	$1,080
Accrued liabilities	626	1,283	844

Total current liabilities	1,972	2,229	1,924
Equity	121,834	118,657	116,427

	$123,806	$120,886	$118,351

See accompanying notes to combined financial statements.

TransMontaigne Partners (Predecessor)

COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN EQUITY
(In thousands)

	Years ended June 30,			Nine months ended March 31,
	2002	2003	2004	2004	2005

				(unaudited)	(unaudited)
Revenues	$8,901	$17,043	$34,329	$25,553	$26,312
Direct operating costs and expenses	(2,894)	(5,874)	(14,123)	(10,379)	(11,545)

Net operating margins	6,007	11,169	20,206	15,174	14,767

Costs and expenses:
Allocated general and administrative expense	(1,400)	(2,500)	(3,300)	(2,475)	(2,475)
Allocated insurance expense	(200)	(500)	(900)	(675)	(750)
Depreciation and amortization	(1,728)	(3,588)	(5,903)	(4,346)	(4,551)
Gain on disposition of assets, net	—	—	6	6	—

Total costs and expenses	(3,328)	(6,588)	(10,097)	(7,490)	(7,776)

Operating income	2,679	4,581	10,109	7,684	6,991

Other income (expense):
Interest income	—	—	6	—	—
Minority interest share in earnings of Razorback Pipeline	(525)	—	—	—	—

Total other income (expense)	(525)	—	6	—	—

Net earnings	$2,154	$4,581	$10,115	$7,684	$6,991

Combined Changes in Equity:
Balance at beginning of period	$24,534	$29,805	$121,834		$118,657
Net earnings	2,154	4,581	10,115		6,991
Net contributions and advances (distributions and repayments)	3,117	87,448	(13,292)		(9,221)

Balance at end of period	$29,805	$121,834	$118,657		$116,427

See accompanying notes to combined financial statements.

TransMontaigne Partners (Predecessor)

COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended June 30, 2002	Year ended June 30, 2003	Year ended June 30, 2004	Nine months ended March 31, 2004	Nine months ended March 31, 2005

				(unaudited)	(unaudited)
Cash flows from operating activities:
Net earnings	$2,154	$4,581	$10,115	$7,684	$6,991
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	1,728	3,588	5,903	4,346	4,551
Gain on disposition of assets, net	—	—	(6)	(6)	—
Minority interest share in earnings of Razorback Pipeline	525	—	—	—	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Trade accounts receivable, net	(20)	(840)	177	14	165
Other current assets	12	(211)	86	24	(50)
Trade accounts payable	110	1,083	(400)	(475)	134
Accrued liabilities	36	268	657	(61)	(439)

Net cash provided by operating activities	4,545	8,469	16,532	11,526	11,352

Cash flows from investing activities:
Acquisition of Coastal Fuels assets	—	(95,366)	—	—	—
Acquisition of minority interest in Razorback Pipeline	(7,115)	—	—	—	—
Additions to property, plant and equipment—expansion of facilities	—	(211)	(1,327)	(635)	(1,380)
Additions to property, plant and equipment—maintain existing facilities	—	(372)	(1,955)	(1,628)	(739)
Proceeds from sale of assets	—	—	26	26	—

Net cash (used) by investing activities	(7,115)	(95,949)	(3,256)	(2,237)	(2,119)

Cash flows from financing activities:
Distribution to minority interest	(525)	—	—	—	—
Net contributions and advances by (distributions and repayments to) TransMontaigne Inc.	3,117	87,448	(13,292)	(9,298)	(9,221)

Net cash provided (used) by financing activities	2,592	87,448	(13,292)	(9,298)	(9,221)

Increase (decrease) in cash and cash equivalents	22	(32)	(16)	(9)	12
Cash and cash equivalents at beginning of period	28	50	18	18	2

Cash and cash equivalents at end of period	$50	$18	$2	$9	$14

See accompanying notes to combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS
Years ended June 30, 2002, 2003 and 2004, and nine months ended March 31, 2004 and 2005 (Unaudited)

(1) Summary of significant accounting policies

(a) Nature of business

TransMontaigne Partners (Predecessor) includes the assets, liabilities and results of operations of certain terminal and transportation operations of TransMontaigne Inc. prior to their contribution by TransMontaigne Inc. to TransMontaigne Partners. TransMontaigne Partners was formed in 2005 as a Delaware master limited partnership initially to own and operate refined petroleum products terminaling and pipeline assets.

TransMontaigne Partners (Predecessor) conducts its operations in the United States primarily in Florida, Southwest Missouri and Northwest Arkansas. TransMontaigne Partners (Predecessor) provides integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc.

(b) Basis of presentation and use of estimates

Our accounting and financial reporting policies conform to accounting principles and practices generally accepted in the United States of America. The accompanying combined financial statements include the assets, liabilities and results of operations of certain terminal and pipeline operations of TransMontaigne Inc. that will be contributed to TransMontaigne Partners at the closing of TransMontaigne Partners' initial public offering. Specifically, the TransMontaigne Inc. terminal and pipeline operations to be contributed to TransMontaigne Partners are composed of seven Florida terminals, including terminals located in Tampa, Port Manatee, Fisher Island, Port Everglades (North), Port Everglades (South), Cape Canaveral, and Jacksonville; and the Razorback Pipeline system, including the terminals located at Mt. Vernon, Missouri and Rogers, Arkansas. On February 28, 2003, TransMontaigne Inc. acquired the Port Manatee, Fisher Island, Port Everglades (North), Cape Canaveral and Jacksonville terminal operations from an affiliate of El Paso Corporation (see Note 2 of Notes to combined financial statements). All significant inter-company accounts and transactions have been eliminated in the preparation of the accompanying combined financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The following estimates, in management's opinion, are subjective in nature, require the exercise of judgment, and involve complex analysis: allowance for doubtful accounts and accrued environmental obligations. Changes in these estimates and assumptions will occur as a result of the passage of time and the occurrence of future events. Actual results could differ from these estimates.

The accompanying combined financial statements as of and for the nine months ended March 31, 2004 and 2005 are unaudited. These interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these interim financial statements reflect adjustments (consisting only of normal recurring entries) which are, in management's opinion, necessary for a fair presentation of the financial results of the interim periods presented. Certain information and notes normally included in annual financial statements have been condensed in or omitted from these interim financial statements pursuant to such rules and regulations. Results of operations for the nine months ended March 31, 2005, are not necessarily indicative of the results of operations that will be realized for the year ended June 30, 2005.

The accompanying combined financial statements include allocated general and administrative charges from TransMontaigne Inc. for indirect corporate overhead to cover costs of functions such as legal, accounting, treasury, engineering, environmental safety, information technology, and other corporate services. The allocated general and administrative charges were $1.4 million, $2.5 million and $3.3 million for the years ended June 30, 2002, 2003 and 2004, respectively, and $2.5 million and $2.5 million for the nine months ended March 31, 2004 and 2005 (unaudited), respectively. The accompanying combined financial statements also include allocated insurance charges from TransMontaigne Inc. for insurance premiums to cover costs of insuring activities such as property casualty, pollution, automobile, directors and officers, and other insurable risks. The allocated insurance charges were $0.2 million, $0.5 million and $0.9 million for the years ended June 30, 2002, 2003 and 2004, respectively, and $0.7 million and $0.8 million for the nine months ended March 31, 2004 and 2005 (unaudited), respectively. Management believes that the allocated general and administrative expense and insurance expense are representative of the costs and expenses incurred by TransMontaigne Inc. for the contributed terminal and pipeline operations.

(c) Accounting for terminal and pipeline operations

In connection with our terminal and pipeline operations, we utilize the accrual method of accounting for revenue and expenses. We generate revenues in our terminal and pipeline operations from throughput fees, storage fees, transportation fees, and fees from other ancillary services. Throughput revenue is recognized when the product is delivered to the customer; storage revenue is recognized ratably over the term of the storage contract; transportation revenue is recognized when the product has been delivered to the customer at the specified delivery location; and ancillary service revenue is recognized as the services are performed.

(d) Cash and cash equivalents

We consider all short-term investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents.

(e) Property, plant and equipment

Depreciation is computed using the straight-line and double-declining balance methods. Estimated useful lives are 20 to 25 years for plant, which includes buildings, storage tanks, and pipelines, and 3 to 20 years for equipment. All items of property, plant and equipment are carried at cost. Expenditures that increase capacity or extend useful lives are capitalized. Routine repairs and maintenance are expensed as incurred.

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. If an asset is impaired, the impairment loss to be recognized is the excess of the carrying amount of the asset over its estimated fair value.

(f) Environmental obligations

We accrue for environmental costs that relate to existing conditions caused by past operations when estimable. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as fines, damages and other costs, including direct internal and legal costs. Liabilities for environmental costs at a specific site are initially recorded, on an undiscounted basis, when it is probable that we will be liable for such costs, and a reasonable estimate of the associated costs can be made based on available information. Such an estimate includes our share of the liability for each specific site and the sharing of the amounts related to each site that will not be paid by other potentially responsible parties, based on enacted laws and adopted regulations and policies. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of our ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation, technology changes, alternatives available and the evolving nature of environmental laws and regulations. We periodically file claims for insurance recoveries of certain environmental remediation costs with our insurance carriers under our comprehensive liability policies. Due to the uncertainty of obtaining recoveries from our insurance carriers, we recognize our insurance recoveries as a credit to income in the period the insurance recoveries are received.

At June 30, 2003 and 2004 and March 31, 2005, we are not aware of any existing conditions that may cause us to incur significant expenditures in the future for the remediation of existing contamination. As such, we have not reflected in the accompanying combined financial statements any liabilities for environmental obligations to be incurred in the future based on existing contamination. Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

(g) Income taxes

No provision for income taxes has been reflected in the accompanying combined financial statements because TransMontaigne Partners will be treated as a partnership for federal and state income taxes. As a partnership, all income, gains, losses, expenses, deductions and tax credits generated by TransMontaigne Partners will flow through to the partners of the partnership.

(h) Adoption of new accounting pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, a gain or loss is recognized on settlement. We adopted the provisions of SFAS No. 143 effective July 1, 2002. In connection with the adoption of SFAS No. 143, we reviewed current laws and regulations governing obligations for asset retirements. Based on that review we did not identify any significant legal obligations associated with the retirement of our tangible long-lived assets. Therefore, the adoption of SFAS No. 143 did not have an impact on our combined financial statements.

(2) Acquisitions

Effective June 30, 2002, TransMontaigne Inc. acquired for cash consideration of approximately $7.1 million the remaining 40% interest that it previously did not own in the Razorback Pipeline. The step-acquisition of Razorback Pipeline was accounted for using the purchase method of accounting as of the effective date of the transaction.

On February 28, 2003, TransMontaigne Inc. acquired all of the outstanding shares of capital stock of Coastal Fuels Marketing, Inc. and its subsidiary, Coastal Tug and Barge, Inc., along with the rights to and operations of the Southeast marketing division of El Paso Merchant Energy Petroleum Company, from an affiliate of El Paso Corporation. The acquisition included five Florida terminals, with aggregate active storage capacity of approximately 4.4 million barrels, and a related tug and barge operation (collectively, the "Coastal Fuels assets"). The Coastal Fuels assets primarily handle gasolines, distillates (including heating oils), jet fuels, residual fuel oils, asphalt and crude oil at Cape Canaveral, Port Manatee/Tampa, Port Everglades/Ft. Lauderdale, Fisher Island/Miami and Jacksonville, Florida. The adjusted purchase price for the acquisition, including approximately $37.0 million of product inventory, was approximately $156.0 million. The accompanying combined financial statements include the results of operations of the Coastal Fuels assets to be contributed to TransMontaigne Partners from the closing date of the acquisition by TransMontaigne Inc. (February 28, 2003).

The adjusted purchase price was allocated to the assets and liabilities acquired based upon the estimated fair value of the assets and liabilities as of the acquisition date. The applicable portion of the adjusted purchase price that was allocated to the Coastal Fuels assets to be contributed to TransMontaigne Partners is as follows (in thousands):

Coastal Fuels

Property, plant and equipment	$93,006
Other assets—acquired intangible	2,500
Acquisition related liabilities	(140)

Cash paid	$95,366

Coastal Fuels acquisition-related liabilities includes accrued property taxes of approximately $140,000.

(3) Concentration of credit risk and trade accounts receivable

Our primary market areas are located in Florida, Southwest Missouri and Northwest Arkansas. We have a concentration of trade receivable balances due from companies engaged in the distribution and marketing of refined products and crude oil, and the United States government. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. Our customers' historical and future credit positions are analyzed prior to extending credit. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions we may request letters of credit, prepayments or guarantees. We maintain allowances for potentially uncollectible accounts receivable. During the years ended June 30, 2002, 2003 and 2004 and the nine months ended March 31, 2005, we increased the allowance for doubtful accounts through a charge to income of approximately $nil, $nil, $0.1 million and $50,000 (unaudited), respectively.

Trade accounts receivable, net consists of the following (in thousands):

	June 30, 2003	June 30, 2004	March 31, 2005

			(unaudited)
Trade accounts receivable	$959	$882	$767
Less allowance for doubtful accounts	—	(100)	(150)

	$959	$782	$617

TransMontaigne Inc. accounted for approximately 96%, 70% and 59% of our total revenues for the years ended June 30, 2002, 2003 and 2004, respectively. Trigeant EP, Ltd. accounted for nil%, nil% and 24% of our total revenues for the years ended June 30, 2002, 2003 and 2004, respectively.

(4) Other current assets

Other current assets are as follows (in thousands):

	June 30, 2003	June 30, 2004	March 31, 2005

			(unaudited)
Additive detergent	$218	$227	$290
Deposits and other assets	116	21	8

	$334	$248	$298

(5) Property, plant and equipment

Property, plant and equipment, net is as follows (in thousands):

	June 30, 2003	June 30, 2004	March 31, 2005

			(unaudited)
Land	$25,024	$25,024	$25,024
Terminals, pipelines and equipment	111,302	113,715	114,781
Furniture, fixtures and equipment	155	317	342
Construction in progress	399	1,085	2,113

	136,880	140,141	142,260
Less accumulated depreciation	(16,727)	(22,129)	(26,305)

	$120,153	$118,012	$115,955

(6) Other assets

Other assets are as follows (in thousands):

	June 30, 2003	June 30, 2004	March 31, 2005

			(unaudited)
Acquired intangible, net of accumulated amortization of $167, $667 and $1,042, respectively	$2,333	$1,833	$1,458
Deposits and other assets	9	9	9

	$2,342	$1,842	$1,467

Acquired intangible represents the right to use the Coastal Fuels trade name for a period of five years. The cost of the acquired intangible is being amortized on a straight-line basis over five years.

(7) Accrued liabilities

Accrued liabilities are as follows (in thousands):

	June 30, 2003	June 30, 2004	March 31, 2005

			(unaudited)
Accrued property taxes	$593	$699	$414
Accrued expenses and other	33	584	430

	$626	$1,283	$844

(8) Commitments and contingencies

 Operating Leases.    We lease property and equipment under non-cancelable operating leases that extend through April 2010. At June 30, 2004, future minimum lease payments under these non-cancelable operating leases are as follows (in thousands):

Years ending June 30:	Property and equipment

2005	$140
2006	140
2007	127
2008	122
2009	117
Thereafter	88

$734

Rental expense under operating leases was approximately $30, $91, and $223 for the years ended June 30, 2002, 2003 and 2004, respectively.

(9) Disclosures about fair value of financial instruments

The following methods and assumptions were used to estimate the fair value of financial instruments at June 30, 2004 and 2003.

 Cash and Cash Equivalents, Trade Receivables and Trade Accounts Payable.    The carrying amount approximates fair value because of the short-term maturity of these instruments.

(10) Business segments

We provide integrated terminaling, storage, pipeline and related services to companies engaged in the distribution and marketing of refined petroleum products and crude oil. Our chief operating decision maker is TransMontaigne Inc.'s chief executive officer ("CEO"). TransMontaigne Inc.'s CEO reviews the financial performance of our business segments using disaggregated financial information about "net operating margins" for purposes of making operating decisions and assessing financial performance. "Net operating margins" is composed of revenues less direct operating costs and expenses. Accordingly, we present "net operating margins" for each of our two business segments: (i) Florida terminals and (ii) Razorback Pipeline system.

The financial performance of our business segments is as follows (in thousands):

	Year ended June 30, 2002	Year ended June 30, 2003	Year ended June 30, 2004	Nine Months ended March 31, 2005

				(unaudited)
Florida Terminals:
Throughput and additive injection fees, net	$4,020	$6,002	$9,186	$6,971
Storage	329	6,135	17,711	13,801
Pipeline transportation fees	—	—	—	—
Other	260	1,215	3,302	2,351

Revenues	4,609	13,352	30,199	23,123
Direct operating costs and expenses	(1,351)	(5,067)	(12,936)	(10,642)

Net operating margins	3,258	8,285	17,263	12,481

Razorback Pipeline System:
Throughput and additive injection fees, net	1,368	1,358	1,431	1,317
Storage	626	—	—	—
Pipeline transportation fees	2,040	2,032	2,141	1,632
Other	258	301	558	240

Revenues	4,292	3,691	4,130	3,189
Direct operating costs and expenses	(1,543)	(807)	(1,187)	(903)

Net operating margins	2,749	2,884	2,943	2,286

Total net operating margins	6,007	11,169	20,206	14,767
Allocated general and administrative expenses	(1,400)	(2,500)	(3,300)	(2,475)
Allocated insurance expense	(200)	(500)	(900)	(750)
Depreciation and amortization	(1,728)	(3,588)	(5,903)	(4,551)
Gain on disposition of assets, net	—	—	6	—

Operating income	2,679	4,581	10,109	6,991
Other income (expense), net	(525)	—	6	—

Net earnings	$2,154	$4,581	$10,115	$6,991

Supplemental information about our business segments is summarized below (in thousands):

	Year ended June 30, 2002
	Florida Terminals	Razorback Pipeline System	Total combined

Revenues from external customers	$329	$—	$329
Revenues from TransMontaigne Inc.	4,280	4,292	8,572

Revenues	$4,609	$4,292	$8,901

Identifiable assets	$17,610	$12,676	$30,286

Capital expenditures	$—	$7,115	$7,115

	Year ended June 30, 2003
	Florida Terminals	Razorback Pipeline System	Total combined

Revenues from external customers	$5,051	$—	$5,051
Revenues from TransMontaigne Inc.	8,301	3,691	11,992

Revenues	$13,352	$3,691	$17,043

Identifiable assets	$112,185	$11,621	$123,806

Capital expenditures	$95,989	$100	$96,089

	Year ended June 30, 2004
	Florida Terminals	Razorback Pipeline System	Total combined

Revenues from external customers	$14,151	$—	$14,151
Revenues from TransMontaigne Inc.	16,048	4,130	20,178

Revenues	$30,199	$4,130	$34,329

Identifiable assets	$110,227	$10,659	$120,886

Capital expenditures	$3,175	$107	$3,282

	Nine Months ended March 31, 2005 (unaudited)
	Florida Terminals	Razorback Pipeline System	Total combined

Revenues from external customers	$10,192	$—	$10,192
Revenues from TransMontaigne Inc.	12,931	3,189	16,120

Revenues	$23,123	$3,189	$26,312

Identifiable assets	$108,369	$9,982	$118,351

Capital expenditures	$2,113	$6	$2,119

(11) Financial results by quarter (unaudited)

(in thousands)

	Three months ended
					Year ended June 30, 2003
	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003

Revenues	$2,032	$2,336	$4,457	$8,218	$17,043

Net operating margins	$1,514	$1,860	$3,028	$4,767	$11,169

Net earnings	$187	$591	$1,788	$2,015	$4,581

	Three months ended
					Year ended June 30, 2004
	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004

Revenues	$8,787	$7,999	$8,767	$8,776	$34,329

Net operating margins	$4,982	$5,104	$5,088	$5,032	$20,206

Net earnings	$2,644	$2,523	$2,523	$2,425	$10,115

On February 28, 2003, TransMontaigne Inc. acquired all of the outstanding shares of capital stock of Coastal Fuels Marketing, Inc. and its subsidiary, Coastal Tug and Barge, Inc., along with the rights to and operations of the southeast marketing division of El Paso Merchant Energy Petroleum Company, from an affiliate of El Paso Corporation. The accompanying combined financial statements include the results of operations of the Coastal Fuels assets to be contributed by TransMontaigne Inc. to TransMontaigne Partners from the closing date of the acquisition by TransMontaigne Inc. (February 28, 2003).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Member
TransMontaigne GP L.L.C.:

We have audited the accompanying balance sheet of TransMontaigne Partners L.P. (a Delaware limited partnership) as of February 28, 2005. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of TransMontaigne Partners L.P. as of February 28, 2005, in conformity with U.S. generally accepted accounting principles.

KPMG LLP
Denver, Colorado March 7, 2005

TransMontaigne Partners L.P.

BALANCE SHEET

February 28, 2005

ASSETS
Cash	$1,000

$1,000

PARTNERS' EQUITY
Partners' equity:
Limited partner's equity	$980
General partner's equity	20

$1,000

See accompanying note to balance sheet.

NOTE TO BALANCE SHEET
February 28, 2005

(1) Nature of business

TransMontaigne Partners L.P., a Delaware limited partnership, was formed on February 23, 2005 to own and operate certain terminal and pipeline assets of TransMontaigne Inc. Concurrently with the closing of its initial public offering, TransMontaigne Partners will receive a contribution from TransMontaigne Inc. of TransMontaigne Inc.'s existing Florida terminals, including those located in Tampa, Port Manatee, Fisher Island, Port Everglades (North), Port Everglades (South), Cape Canaveral, and Jacksonville; and the Razorback Pipeline system, including the terminals located at Mt. Vernon, Missouri and Rogers, Arkansas.

TransMontaigne GP L.L.C., the general partner of TransMontaigne Partners, and TransMontaigne Product Services Inc., the limited partner of TransMontaigne Partners, are both wholly-owned subsidiaries of TransMontaigne Inc. On February 24, 2005, TransMontaigne GP L.L.C. contributed $20 for its 2% general partner interest and TransMontaigne Product Services Inc. contributed $980 for its 98% limited partnership interest. There have been no other transactions involving TransMontaigne Partners as of February 28, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Member
TransMontaigne GP L.L.C.:

We have audited the accompanying balance sheet of TransMontaigne GP L.L.C. (a Delaware limited liability company) as of February 28, 2005. This balance sheet is the responsibility of TransMontaigne Partners L.P.'s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of TransMontaigne GP L.L.C. as of February 28, 2005, in conformity with U.S. generally accepted accounting principles.

KPMG LLP
Denver, Colorado March 7, 2005

TransMontaigne GP L.L.C.

BALANCE SHEET

February 28, 2005

ASSETS
Cash	$980
Investment in TransMontaigne Partners L.P.	20

$1,000

MEMBER'S EQUITY
Equity	$1,000

$1,000

See accompanying note to balance sheet.

NOTE TO BALANCE SHEET
February 28, 2005

(1) Nature of business

TransMontaigne GP L.L.C., a Delaware limited liability company, was formed on February 23, 2005 to become the general partner of TransMontaigne Partners L.P. On February 23, 2005, TransMontaigne Services Inc., a wholly-owned subsidiary of TransMontaigne Inc., contributed $1,000 for its 100% interest in TransMontaigne GP L.L.C. On February 24, 2005, TransMontaigne GP L.L.C. contributed $20 for its 2% general partner interest in TransMontaigne Partners. There have been no other transactions involving TransMontaigne GP L.L.C. as of February 28, 2005.

Appendix A

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
TRANSMONTAIGNE PARTNERS L.P.

A-i

A-ii

A-iii

A-iv

First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P.

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF TRANSMONTAIGNE PARTNERS L.P. dated as of                           , 2005, is entered into by and among TransMontaigne GP L.L.C., a Delaware limited liability company, as the General Partner, TransMontaigne Product Services Inc., a Delaware corporation, as the Organizational Limited Partner, and Coastal Fuels Marketing, Inc., a Florida corporation, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1    Definitions.    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

"Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

"Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a)   Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

"Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

"Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

"Adjusted Operating Surplus" means, with respect to any period, Generated Operating Surplus with respect to such period (a) less any decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) any decreases made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period, and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium.

"Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

"Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

"Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

"Agreement" means this First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P., as it may be amended, supplemented or restated from time to time.

"Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

"Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

(a)   the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash or cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter, less

(b)   the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

"Board of Directors" means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

"Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

"Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

"Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital

Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

"Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

"Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Colorado shall not be regarded as a Business Day.

"Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

"Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

"Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including pipelines, terminals, docks, truck racks, tankage or other storage, distribution or transportation facilities or related assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

"Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

"Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

"Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

"Certificate" means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

"Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

"Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

"claim" (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).

"Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

"Closing Price" has the meaning assigned to such term in Section 15.1(a).

"Coastal Fuels" means Coastal Fuels Marketing, Inc., a Florida corporation.

"Coastal Terminals LLC" means Coastal Terminals L.L.C., a Delaware limited liability company.

"Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

"Combined Interest" has the meaning assigned to such term in Section 11.3(a).

"Commission" means the United States Securities and Exchange Commission.

"Common Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

"Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

"Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

"Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

"Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

"Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

"Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

"Current Market Price" has the meaning assigned to such term in Section 15.1(a).

"Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

"Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

"Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

"Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

"Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

"Estimated Incremental Quarterly Tax Amount" has the meaning assigned to such term in Section 6.9.

"Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

"Expansion Capital Expenditures" means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures.

"Final Subordinated Units" has the meaning assigned to such term in Section 6.1(d)(x).

"First Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(D).

"First Target Distribution" means $0.44 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2005, it means the product of $0.44 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 91), subject to adjustment in accordance with Sections 6.6 and 6.9.

"Fully Diluted Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

"General Partner" means TransMontaigne GP L.L.C., a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

"General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

"General Partner Unit" means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

"Generated Operating Surplus" means, with respect to any period ending prior to the Liquidation Date and without duplication,

(a)   the sum of (i) all cash receipts of the Partnership Group during such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5); and (ii) the amount of all decreases made during such period in cash reserves established by the General Partner to provide funds for future Operating Expenditures; less

(b)   the sum of (i) Operating Expenditures for such period; and (ii) the amount of all increases made during such period in cash reserves established by the General Partner to provide funds for future Operating Expenditures.

"Group" means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

"Group Member" means a member of the Partnership Group.

"Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

"Holder" as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

"Incentive Distribution Right" means a non-voting Limited Partner Interest issued to the General Partner in connection with the transfer by the General Partner of its interests in Coastal Terminals LLC, Razorback LLC and TPSI Terminals LLC to the Partnership pursuant to the Contribution Agreement, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

"Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).

"Indemnified Persons" has the meaning assigned to such term in Section 7.12(d).

"Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary, or custodial services, and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement.

"Initial Common Units" means the Common Units sold in the Initial Offering.

"Initial Limited Partners" means TPSI, the General Partner and Coastal Fuels (with respect to the Common Units, Subordinated Units and Incentive Distribution Rights received by them pursuant to Section 5.2), an affiliate of Morgan Stanley Capital Group, Inc. (with respect to the Subordinated Units received by it pursuant to Section 5.2(a)) and the Underwriters upon the issuance by the Partnership of Common Units as described in Section 5.2 in connection with the Initial Offering.

"Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

"Initial Unit Price" means (a) with respect to the Common Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective, (b) with respect to the Subordinated Units, the price per Subordinated Unit at which an affiliate of Morgan Stanley Capital Group, Inc. purchased Subordinated Units pursuant to the Subordinated Unit Purchase Agreement or (c) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

"Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

"Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

"Limited Partner" means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

"Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

"Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

"Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

"Maintenance Capital Expenditures" means cash expenditures (including expenditures for the addition or improvement to the capital assets owned by any Group Member or for the acquisition of existing, or the construction of new, capital assets) if such expenditures are made to maintain, including over the long term, the operating capacity or revenues of the Partnership Group.

"Merger Agreement" has the meaning assigned to such term in Section 14.1.

"Minimum Quarterly Distribution" means $0.40 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on June 30, 2005, it means the product of $0.40 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Sections 6.6 and 6.9.

"National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute, or The Nasdaq Stock Market or any successor thereto.

"Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

"Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

"Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

"Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

"Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

"Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

"Non-citizen Assignee" means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.9.

"Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

"Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

"Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

"Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

"Omnibus Agreement" means that certain Omnibus Agreement, dated as of the Closing Date, among TransMontaigne Inc., the General Partner, the Partnership, TransMontaigne Operating GP L.L.C., the Operating Company and certain other parties thereto, as such may be amended, supplemented or restated from time to time.

"Operating Company" means TransMontaigne Operating Company L.P., a Delaware limited partnership, and any successors thereto.

"Operating Expenditures" means all Partnership Group expenditures, including taxes, reimbursements of the General Partner, interest payments, Maintenance Capital Expenditures and non-Pro Rata repurchases of Units, but excluding the following:

(a)   payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness;

(b)   Expansion Capital Expenditures;

(c)    payment of transaction expenses relating to Interim Capital Transactions; and

(d)   distributions to Partners, including taxes paid on behalf of Partners that are deemed to be distributions to Partners pursuant to Section 6.3(c).

Where capital expenditures consist of both Maintenance Capital Expenditures and Expansion Capital Expenditures, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the portion consisting of Maintenance Capital Expenditures and the portion consisting of Expansion Capital Expenditures.

"Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)   Generated Operating Surplus with respect to such period; plus

(b)   an amount equal to four times the amount needed for any one Quarter for the Partnership to pay a distribution on all Units, General Partner Units and Incentive Distribution Rights at the same per-Unit amount as was distributed in the immediately preceding Quarter (or with respect to the period commencing on the Closing Date and ending on June 30, 2005, it means the product of (i) $1.60 multiplied by (ii) a fraction of which the numerator is the number of days in such period and the denominator is 91 multiplied by (iii) the number of Units and General Partner Units Outstanding on the Record Date with respect to such period and with respect to the Quarter ending September 30, 2005, it means the product of (i) $1.60 and (ii) the number of Units and General Partner Units Outstanding on the Record Date with respect to such Quarter).

Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

"Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

"Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

"Organizational Limited Partner" means TPSI in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

"Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors.

"Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

"Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

"Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

"Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

"Partners" means the General Partner and the Limited Partners.

"Partnership" means TransMontaigne Partners L.P., a Delaware limited partnership.

"Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity.

"Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

"Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

"Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

"Percentage Interest" means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of all Outstanding Units and all General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

"Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

"Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

"Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders, as the case may be, in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

"Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

"Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the first fiscal quarter of the Partnership after the Closing Date, the portion of such fiscal quarter after the Closing Date.

"Razorback LLC" means Razorback L.L.C., a Delaware limited liability company.

"Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

"Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

"Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

"Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

"Registration Statement" means the Registration Statement on Form S-1 as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

"Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

"Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

"Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

"Retained Converted Subordinated Unit" has the meaning assigned to such term in Section 5.5(c)(ii).

"Second Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(E).

"Second Target Distribution" means $0.50 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2005, it means the product of $0.50 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Sections 6.6 and 6.9.

"Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

"Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

"Special Approval" means approval by a majority of the members of the Conflicts Committee.

"Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

"Subordinated Unit Purchase Agreement" means that certain purchase agreement dated as of                           , 2005 between an affiliate of Morgan Stanley Capital Group, Inc. and the Partnership, providing for the purchase of Subordinated Units by an affiliate of Morgan Stanley Capital Group, Inc.

"Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a)   the first day of any Quarter beginning after June 30, 2010 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units during such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, and the General Partner Units, with respect to each such period and (ii) there are no Cumulative Common Unit Arrearages; and

(b)   the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

"Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

"Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

"Terminaling Services Agreement" means that certain Terminaling Services Agreement, dated as of the Closing Date, among TransMontaigne Inc., the General Partner, the Partnership, TransMontaigne Operating GP L.L.C., the Operating Company and certain other parties thereto, as such may be amended, supplemented or restated from time to time.

"Third Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(F).

"Third Target Distribution" means $0.60 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2005, it means the product of $0.60 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Sections 6.6 and 6.9.

"TPSI" means TransMontaigne Product Services Inc., a Delaware corporation.

"TPSI Terminals LLC" means TPSI Terminals L.L.C., a Delaware limited liability company.

"Trading Day" has the meaning assigned to such term in Section 15.1(a).

"transfer" has the meaning assigned to such term in Section 4.4(a).

"Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

"TSI" means TransMontaigne Services Inc., a Delaware corporation.

"Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

"Underwriting Agreement" means that certain Underwriting Agreement dated as of                           , 2005 among the Underwriters, the Partnership, the General Partner, the Operating Company and other parties thereto, providing for the purchase of Common Units by the Underwriters.

"Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

"Unitholders" means the holders of Units.

"Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

"Unpaid MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

"Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

"Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

"Unrecovered Initial Unit Price" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

"U.S. GAAP" means United States generally accepted accounting principles consistently applied.

"Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

SECTION 1.2    Construction.    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and

Sections refer to Articles and Sections of this Agreement; (c) the terms "include", "includes", "including" or words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof", "herein" or "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION

SECTION 2.1    Formation.    The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of TransMontaigne Partners L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

SECTION 2.2    Name.    The name of the Partnership shall be "TransMontaigne Partners L.P." The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

SECTION 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.    Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1670 Broadway, Suite 3100, Denver, Colorado 80202 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 1670 Broadway, Suite 3100, Denver, Colorado 80202 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

SECTION 2.4    Purpose and Business.    The purpose and nature of the business to be conducted by the Partnership shall be to engage directly in, or enter into or form, hold or dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

SECTION 2.5    Powers.    The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

SECTION 2.6    Power of Attorney.

(a)   Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

    (i)  execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

   (ii)  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner's Limited Partner Interest and shall extend to such Limited Partner's heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

SECTION 2.7    Term.    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

SECTION 2.8    Title to Partnership Assets.    Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

SECTION 3.1    Limitation of Liability.    The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

SECTION 3.2    Management of Business.    No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the

Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

SECTION 3.3    Outside Activities of the Limited Partners.    Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

SECTION 3.4    Rights of Limited Partners.

(a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner's own expense:

    (i)  to obtain true and full information regarding the status of the business and financial condition of the Partnership;

   (ii)  promptly after its becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

   (iii)  to obtain a current list of the name and last known business, residence or mailing address of each Partner;

   (iv)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

   (v)  to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

   (vi)  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)   The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

SECTION 4.1    Certificates.    Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7.

SECTION 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

(a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

    (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

   (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

   (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

   (iv)  satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer

Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

SECTION 4.3    Record Holders.    The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

SECTION 4.4    Transfer Generally.

(a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c)    Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

SECTION 4.5    Registration and Transfer of Limited Partner Interests.

(a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b)   Except as otherwise provided in Section 4.9, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c)    Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests (other than the Incentive Distribution Rights) shall be freely transferable.

(d)   The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

SECTION 4.6    Transfer of the General Partner's General Partner Interest.

(a)   Subject to Section 4.6(c) below, prior to June 30, 2015, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b)   Subject to Section 4.6(c) below, on or after June 30, 2015, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

SECTION 4.7    Transfer of Incentive Distribution Rights.    Prior to June 30, 2015, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all the ownership interests in such holder. Any other transfer of the Incentive Distribution Rights prior to June 30, 2015, shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after June 30, 2015, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

SECTION 4.8    Restrictions on Transfers.

(a)   Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)    The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c).

(d)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(e)    In the event that any Partnership Interest is evidenced in certificated form, each such certificate shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF TRANSMONTAIGNE PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF TRANSMONTAIGNE PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE TRANSMONTAIGNE PARTNERS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). TRANSMONTAIGNE GP L.L.C., THE GENERAL PARTNER OF TRANSMONTAIGNE PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE

TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF TRANSMONTAIGNE PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

SECTION 4.9    Citizenship Certificates; Non-citizen Assignees.

(a)   If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-Citizen Assignee's Limited Partner Interests.

(b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)    Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d)   At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

SECTION 4.10    Redemption of Partnership Interests of Non-citizen Assignees.

(a)   If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a

Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

    (i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

   (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

   (iii)  Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

   (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)   The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

(c)    Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

SECTION 5.1    Organizational Contributions.    In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00 for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date,

after consummation of the contributions referenced in Section 5.3(a) and the admission of such contributing Persons as Limited Partners pursuant to Section 10.1, the Limited Partner Interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement; and the initial Capital Contribution of the Organizational Limited Partner shall thereupon be refunded. Ninety eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

SECTION 5.2    Contributions by the General Partner and its Affiliates

(a)   On the Closing Date and pursuant to the Contribution Agreement: (i) the General Partner shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in Coastal Terminals LLC, Razorback LLC and TPSI Terminals LLC in exchange for (A) 148,873 General Partner Units representing the 2% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and (B) the Incentive Distribution Rights; (ii) TPSI shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in Razorback LLC and TPSI Terminals LLC in exchange for (A) [    ] Subordinated Units, (B) the issuance to TSI of 120,000 Common Units, to be used for grants of restricted Common Units to directors and employees of the General Partner, and (C) $[    ] in cash, of which $[    ] is intended to reimburse TPSI for certain capital expenditures; (iii) Coastal Fuels shall contribute to the Partnership, as a Capital Contribution, all of its ownership interest in Coastal Terminals LLC in exchange for (A) 502,500 Common Units, (B) [    ] Subordinated Units and (C) $[    ] in cash, of which $[    ] is intended to reimburse Coastal Fuels for certain capital expenditures; and (iv) the Partnership shall make a cash contribution to Operating Company to replenish working capital. On the Closing Date and pursuant to the Subordinated Unit Purchase Agreement, an affiliate of Morgan Stanley Capital Group, Inc. shall contribute to the Partnership, as a Capital Contribution, [$             ] in exchange for 450,000 Subordinated Units.

(b)   Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued in the Initial Offering, the Common Units issued pursuant to the Over-Allotment Option and Subordinated Units issued pursuant to Section 5.2(a)), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner's Percentage Interest by (B) 100 less the General Partner's Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

SECTION 5.3    Contributions by Initial Limited Partners.

(a)   On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

(b)   Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. Upon receipt by the Partnership of the Capital Contributions from the Underwriters as provided in this Section 5.3(b), the Partnership shall use such cash to redeem from Coastal Fuels that number of Common Units equal to the number of Common Units issued to the Underwriters as provided in this Section 5.3(b).

(c)    No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 3,350,000, (ii) the "Additional Units" as such term is used in the Underwriting Agreement in an aggregate number up to 502,500 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof, (iii) the 2,872,266 Subordinated Units issuable pursuant to Section 5.2 hereof, (iv) the 622,500 Common Units issuable pursuant to Section 5.2 hereof, (v) the Incentive Distribution Rights, and (vi) Common Units issuable under, or to satisfy the obligations of the Partnership or any of its Affiliates under, the employee benefit plans of the General Partner or its Affiliates, the Partnership or any other Group Member and (vii) the Subordinated Units issued pursuant to the Subordinated Unit Purchase Agreement.

SECTION 5.4    Interest and Withdrawal.    No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

SECTION 5.5    Capital Accounts.

(a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b)   For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

    (i)  Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by any other Group Member that is classified as a partnership for federal income tax purposes.

   (ii)  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

   (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

   (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

   (v)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the General Partner may adopt.

   (vi)  If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c)    (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

   (ii)  Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units ("Retained Converted Subordinated Units"). Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(d)   (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

   (ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to

  Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

SECTION 5.6    Issuances of Additional Partnership Securities.

(a)   The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)   Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities) as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) reflecting the admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest, and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

SECTION 5.7    Conversion of Subordinated Units.    A total of 25% of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after June 30, 2008, in respect of which:

    (i)  distributions of Available Cash from Operating Surplus under Section 6.4 (a) on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of

  the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units during such periods;

   (ii)  the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis and the General Partner Units, with respect to such periods; and

   (iii)  there are no Cumulative Common Unit Arrearages.

(b)   An additional 25% of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after June 30, 2009, in respect of which:

    (i)  distributions of Available Cash from Operating Surplus under Section 6.4 (a) on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units during such periods;

   (ii)  the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis and the General Partner Units, with respect to such periods; and

   (iii)  there are no Cumulative Common Unit Arrearages;

provided, however, that the conversion of Subordinated Units pursuant to this Section 5.7(b) may not occur until at least one year following the end of the last four-Quarter period in respect of which conversion of Subordinated Units pursuant to Section 5.7(a) occurred.

(c)    An additional 25% of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after June 30, 2008, in respect of which:

    (i)  distributions of Available Cash from Operating Surplus under Section 6.4 (a) on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units with respect to each of the two consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of $2.00 (125% of the annualized Minimum Quarterly Distribution) on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units during such periods;

   (ii)  the Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of $2.00 (125% of the annualized Minimum Quarterly Distribution) on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis and the General Partner Units, with respect to such periods; and

   (iii)  there are no Cumulative Common Unit Arrearages.

(d)   An additional 25% of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after June 30, 2009, in respect of which:

    (i)  distributions of Available Cash from Operating Surplus under Section 6.4 (a) on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units with respect to each of the two consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of $2.24 (140% of the annualized Minimum Quarterly Distribution) on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units and the General Partner Units during such periods;

   (ii)  the Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of $2.24 (140% of the annualized Minimum Quarterly Distribution) on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis and the General Partner Units, with respect to such periods; and

   (iii)  there are no Cumulative Common Unit Arrearages.

(e)    In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.7(a), (b), (c) or (d) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder.

(f)    Any Subordinated Units that are not converted into Common Units pursuant to Section 5.7(a), (b), (c) or (d) shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

(g)   Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

(h)   A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(c).

SECTION 5.8    Limited Preemptive Right.    Except as provided in this Section 5.8 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General

Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

SECTION 5.9    Splits and Combinations.

(a)   Subject to Sections 5.9(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

(b)   Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

SECTION 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303 and 17-607 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.1    Allocations for Capital Account Purposes.    For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a)   Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

    (i)  First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

   (ii)  Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

   (iii)  Third, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.

(b)   Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

    (i)  First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

   (ii)  Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

   (iii)  Third, the balance, if any, 100% to the General Partner.

(c)    Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under

Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

    (i)  If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

    (A)  First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

    (B)   Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

    (C)  Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (c), until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

    (D)  Fourth, 100% to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter defined as the "First Liquidation Target Amount");

    (E)   Fifth, (x) to the General Partner in accordance with its Percentage Interest and (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the "Second Liquidation Target Amount");

    (F)   Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(vi)and 6.4(b)(iv) (the sum of (1) and (2) is hereinafter defined as the "Third Liquidation Target Amount"); and

    (G)  Finally, (x) to the General Partner in accordance with its Percentage Interest and (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (G).

   (ii)  If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

    (A)  First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (A), until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

    (B)   Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

    (C)  Third, the balance, if any, 100% to the General Partner.

(d)   Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

    (i)  Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

   (ii)  Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

   (iii)  Priority Allocations.

    (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner's Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner's Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

    (B)   After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner's Percentage Interest by (y) the sum of 100 less the General Partner's Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

   (iv)  Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

   (v)  Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

   (vi)  Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

   (vii)  Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

   (viii)  Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

   (ix)  Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

   (x)  Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit

  Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

   (xi)  Curative Allocation.

    (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

    (B)   The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

   (xii)  Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

    (A)  In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership

    Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

    (B)   In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

    (C)  In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).

SECTION 6.2    Allocations for Tax Purposes.

(a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

    (i)  (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

   (ii)  (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

   (iii)  The General Partner shall apply the principles of Treasury Regulation Section 1.704-3 to eliminate Book-Tax Disparities, using the method or methods it elects thereunder.

(c)    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e)    In accordance with Treasury Regulation Section 1.1245-1(e), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g)   Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

SECTION 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)   Within 45 days following the end of each Quarter commencing with the Quarter ending on June 30, 2005, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)    The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

SECTION 6.4    Distributions of Available Cash from Operating Surplus.

(a)   During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise contemplated by Section 5.6 in respect of other Partnership Securities issued pursuant thereto:

    (i)  First, to the General Partner and the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

   (ii)  Second, to the General Partner and the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

   (iii)  Third, to the General Partner and the Unitholders holding Subordinated Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

   (iv)  Fourth, to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

   (v)  Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

   (vi)  Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this subclause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

   (vii)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b)   After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

    (i)  First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

   (ii)  Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

   (iii)  Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

   (iv)  Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

   (v)  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

SECTION 6.5    Distributions of Available Cash from Capital Surplus.    Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed to the General Partner and all Unitholders holding Common Units in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

SECTION 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

(b)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 6.9.

SECTION 6.7    Special Provisions Relating to the Holders of Subordinated Units.

(a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(c).

(b)   A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

(c)    The Unitholder holding a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person that is not an Affiliate of the holder, until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In providing such advice, counsel may rely upon the fact that the General Partner will take positions in filing the tax returns of the Partnership (including information returns to unitholders) which are intended to preserve the uniformity of units, as described at "Material tax consequences—Uniformity of Units" in the Registration Statement, and may assume the validity of such positions. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

SECTION 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.    Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), 6.4(b)(iii), (iv) and (v), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

SECTION 6.9    Entity Level Taxation.    If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity level tax for federal, state or local income tax purposes, then the General Partner shall estimate for each Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all such income taxes that are payable by reason of any such new legislation or interpretation; provided that any difference between such estimate and the actual tax liability for such Quarter that is owed by reason of any such new legislation or interpretation shall be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times

(b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

SECTION 7.1    Management.

(a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

    (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

   (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

   (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

   (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

   (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

   (vi)  the distribution of Partnership cash;

   (vii)  the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

   (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

   (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

   (x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

   (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

   (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

   (xiii)  the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

   (xiv)  the undertaking of any action in connection with the Partnership's participation in any Group Member; and

   (xv)  the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Terminaling Services Agreement, the Contribution Agreement, the Subordinated Unit Purchase Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

SECTION 7.2    Certificate of Limited Partnership.    The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the

Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

SECTION 7.3    Restrictions on the General Partner's Authority.    Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership's Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

SECTION 7.4    Reimbursement of the General Partner.

(a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c)    The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner or its Affiliates (including any member of the General Partner but excluding any Group Member), or any Group Member or its Affiliates, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.

SECTION 7.5    Outside Activities.

(a)   After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b)   Except as specifically restricted by the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee.

(c)    Subject to the terms of Section 7.5(a), Section 7.5(b) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) except as set forth in the Omnibus Agreement, the Indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership.

(d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership

Securities acquired by them. The term "Affiliates" when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

(e)    Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

SECTION 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c)    No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

SECTION 7.7    Indemnification.

(a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement, the Terminaling Services Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.8    Liability of Indemnitees.

(a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

(b)   Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

(b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

(c)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, "at the option of the General Partner," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, or refrains from voting or transferring its Units, it shall be acting in its individual capacity.

(d)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(e)    Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

SECTION 7.10    Other Matters Concerning the General Partner.

(a)   The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)   The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

SECTION 7.11    Purchase or Sale of Partnership Securities.    The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

SECTION 7.12    Registration Rights of the General Partner and its Affiliates.

(a)   If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Sections 7.12(a) and 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder's request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. The Partnership shall be deemed not to have used all reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)   If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a "shelf" registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder's request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. The Partnership shall be deemed not to have used all reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c)    If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(d)   If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated

therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(e)    The provisions of Section 7.12(a), 7.12(b) and 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

(f)    The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(g)   Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

SECTION 7.13    Reliance by Third Parties.    Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 8.1    Records and Accounting.    The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

SECTION 8.2    Fiscal Year.    The fiscal year of the Partnership shall be a fiscal year ending June 30.

SECTION 8.3    Reports.

(a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

SECTION 9.1    Tax Returns and Information.    The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined in good faith by the General Partner. In the event the Partnership is required to use a taxable year other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable year of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

SECTION 9.2    Tax Elections.

(a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

SECTION 9.3    Tax Controversies.    Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

SECTION 9.4    Withholding.    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may, but is not required to, treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

SECTION 10.1    Admission of Limited Partners.

(a)   By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.9 hereof.

(b)   The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

(c)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

SECTION 10.2    Admission of Successor General Partner.    A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

SECTION 10.3    Amendment of Agreement and Certificate of Limited Partnership.    To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file and amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

SECTION 11.1    Withdrawal of the General Partner.

(a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

    (i)  The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

   (ii)  The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

   (iii)  The General Partner is removed pursuant to Section 11.2;

   (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) - (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

   (v)  A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

   (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Mountain Standard Time, on June 30, 2015, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Mountain Standard Time, on June 30, 2015, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

SECTION 11.2    Removal of the General Partner.    The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and a majority of the outstanding Subordinated Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

SECTION 11.3    Interest of Departing General Partner and Successor General Partner.

(a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing General Partner's Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c)    If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the Percentage Interest of the Departing General Partner and the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

SECTION 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.    Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor.

SECTION 11.5    Withdrawal of Limited Partners.    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

SECTION 12.1    Dissolution.    The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)   At any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

SECTION 12.2    Continuation of the Business of the Partnership After Dissolution.    Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

    (i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

   (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

   (iii)  shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement, provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

SECTION 12.3    Liquidator.    Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

SECTION 12.4    Liquidation.    The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

SECTION 12.5    Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 12.6    Return of Contributions.    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

SECTION 12.7    Waiver of Partition.    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

SECTION 12.8    Capital Account Restoration.    No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

SECTION 13.1    Amendments to be Adopted Solely by the General Partner.    Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)    a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)   a change that the General Partner, determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)    a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k)   a merger or conveyance pursuant to Section 14.3(d); or

(l)    any other amendments substantially similar to the foregoing.

SECTION 13.2    Amendment Procedures.    Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

SECTION 13.3    Amendment Requirements.

(a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)    Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

SECTION 13.4    Special Meetings.    All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited

Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

SECTION 13.5    Notice of a Meeting.    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

SECTION 13.6    Record Date.    For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

SECTION 13.7    Adjournment.    When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

SECTION 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.    The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

SECTION 13.9    Quorum and Voting.    The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

SECTION 13.10    Conduct of a Meeting.    The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

SECTION 13.11    Action Without a Meeting.    If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

SECTION 13.12    Right to Vote and Related Matters.

(a)   Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)   With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER

SECTION 14.1    Authority.    The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

SECTION 14.2    Procedure for Merger or Consolidation.    Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a)   the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b)   the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

(c)    the terms and conditions of the proposed merger or consolidation;

(d)   the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(g)   such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

SECTION 14.3    Approval by Limited Partners of Merger or Consolidation.

(a)   Except as provided in Sections 14.3(d) and 14.3(e), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)   Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

(c)    Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group

Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e)    Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

SECTION 14.4    Certificate of Merger.    Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

SECTION 14.5    Amendment of Partnership Agreement.    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

SECTION 14.6    Effect of Merger.

(a)   At the effective time of the certificate of merger:

    (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

   (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

   (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

   (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)   A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

SECTION 15.1    Right to Acquire Limited Partner Interests.

(a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than The Nasdaq Stock Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange (other than The Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed is open for the transaction of business or, if Limited Partner Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the

General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c)    At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS

SECTION 16.1    Addresses and Notices.    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

SECTION 16.2    Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 16.3    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 16.4    Integration.    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 16.5    Creditors.    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 16.6    Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 16.7    Counterparts.    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

SECTION 16.8    Applicable Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 16.9    Invalidity of Provisions.    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 16.10    Consent of Partners.    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER: TRANSMONTAIGNE GP L.L.C.
By:
Name:
Title:
ORGANIZATIONAL LIMITED PARTNER: TRANSMONTAIGNE PRODUCT SERVICES INC.
By:
Name:
Title:
COASTAL FUELS MARKETING, INC.
By:
Name:
Title:
[Affiliate of Morgan Stanley Capital Group, Inc.]
By:
Name:
Title:

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.1(a) hereof.

EXHIBIT A
to the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P.
Certificate Evidencing Common Units Representing Limited Partner Interests in TransMontaigne Partners L.P.

No.	Common Units

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), TransMontaigne Partners L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1670 Broadway, Suite 3100, Denver, Colorado 80202. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF TRANSMONTAIGNE PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF TRANSMONTAIGNE PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE TRANSMONTAIGNE PARTNERS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). TRANSMONTAIGNE GP L.L.C., THE GENERAL PARTNER OF TRANSMONTAIGNE PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF TRANSMONTAIGNE PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	TransMontaigne Partners L.P.
Countersigned and Registered by: as Transfer Agent and Registrar	By:	TransMontaigne GP L.L.C., its General Partner
By:	By:
Name:
Authorized Signature	By:
Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common

TEN ENT—as tenants by the entireties

JT TEN—as joint tenants with right of survivorship and under Uniform gifts/Transfers to CD Minors Act (State) not as tenants in common

UNIF GIFT/ TRANSFERS MIN ACT

(Cust)            (Minor)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS IN TRANSMONTAIGNE PARTNERS L.P.

FOR VALUE RECEIVED

(Please print or typewrite name and address of Assignee)

hereby assigns, conveys, sells and transfers unto

(Please insert Social Security or other identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of TransMontaigne Partners L.P.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE17d 15	(Signature) (Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

Appendix B

GLOSSARY OF TERMS

 adjusted operating surplus:    With respect to any period, generated operating surplus with respect to such period as adjusted to:

(a)
increase generated operating surplus by any decreases made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period;

(b)
decrease generated operating surplus by any decrease in cash reserves for operating expenditures with respect to such period not relating to an operating expenditure made with respect to such period; and

(c)
increase generated operating surplus by any net increase in cash reserves for operating expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium.

 available cash:    With respect to any quarter ending prior to liquidation:

(a)
the sum of:

(1)
all cash and cash equivalents of TransMontaigne Partners and its subsidiaries on hand at the end of that quarter; and

(2)
if our general partner so determines, all or a portion of any additional cash or cash equivalents of TransMontaigne Partners and its subsidiaries on hand on the date of determination of available cash for that quarter;

(b)
less the amount of cash reserves established by our general partner to:

(1)
provide for the proper conduct of the business of TransMontaigne Partners and its subsidiaries (including reserves for future capital expenditures and for future credit needs of TransMontaigne Partners and its subsidiaries) after that quarter;

(2)
comply with applicable law or any debt instrument or other agreement or obligation to which TransMontaigne Partners or any of its subsidiaries is a party or its assets are subject; and

(3)
provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that our general partner may not establish cash reserves pursuant to clause (3) above unless our general partner has determined that the establishment of reserves will not prevent TransMontaigne Partners from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and provided, further, that disbursements made by TransMontaigne Partners or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the general partner so determines.

 barrel:    One barrel of petroleum products equals 42 U.S. gallons.

 bbls:    Barrels.

 capital account:    The capital account maintained for a partner under the partnership agreement. The capital account in respect of a general partner interest, a common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that general partner interest, common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in TransMontaigne Partners held by a partner.

 capital surplus:    All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.

 closing price:    The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, as reported in the principal consolidated transaction reporting system for securities listed on the principal national securities exchange on which the units of that class are listed. If the units of that class are not listed on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our general partner.

 common carrier pipeline:    A pipeline engaged in the transportation of petroleum as a public utility and common carrier for hire.

 common unit arrearage:    The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

 current market price:    For any class of units listed on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

 EBITDA:    Earnings before interest, taxes, depreciation and amortization.

 GAAP:    Generally accepted accounting principles in the United States.

 general and administrative expenses:    General and administrative expenses consist of employment costs, cost of facilities, as well as legal, audit and other administrative costs.

 generated operating surplus:    With respect to any period ending prior to liquidation and without duplication:

(a)
all cash receipts during such period, excluding cash from interim capital transactions; less

(b)
all operating expenditures during such period; less

(c)
the amount of all increases made during such period in cash reserves established by our general partner to provide funds for future operating expenditures; plus

(d)
the amount of all decreases made during such period in cash reserves established by our general partner to provide funds for future operating expenditures.

 incentive distribution right:    A non-voting limited partner partnership interest issued to the general partner. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

 incentive distributions:    The distributions of available cash from operating surplus initially made to the general partner that are in excess of the general partner's aggregate 2% general partner interest.

 interim capital transactions:    The following transactions if they occur prior to liquidation:

(a)
borrowings, refinancings or refundings of indebtedness (other than for items purchased on open account in the ordinary course of business) by TransMontaigne Partners or any of its subsidiaries, and sales of debt securities of TransMontaigne Partners or any of its subsidiaries;

(b)
sales of equity interests by TransMontaigne Partners or any of its subsidiaries (including common units sold to the underwriters pursuant to the exercise of the overallotment option); and

(c)
sales or other voluntary or involuntary dispositions of any assets of TransMontaigne Partners or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as a part of normal retirements or replacements).

 operating expenditures:    All expenditures of TransMontaigne Partners and its subsidiaries, including, but not limited to, taxes, reimbursements of our general partner, interest payments, maintenance capital expenditures and non-pro rata repurchases of units of TransMontaigne Partners, but excluding the following:

(a)
payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness;

(b)
expansion capital expenditures;

(c)
payment of transaction expenses relating to interim capital transactions; and

(d)
distributions to partners, including taxes paid on behalf of partners that are deemed to be distributions to partners.

Where capital expenditures consist of both maintenance capital expenditures and expansion capital expenditures, the general partner, with the concurrence of the conflicts committee, shall determine the allocation between the amounts paid for each.

 operating surplus:    With respect to any period prior to liquidation, on a cumulative basis and without duplication:

(a)
generated operating surplus with respect to such period; plus

(b)
an amount equal to four times the amount needed for any one quarter for TransMontaigne Partners to pay a distribution on all units (including general partner units) and incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter.

 residual fuel oils:    The heavier oils that remain after the distillate fuel oils and lighter hydrocarbons are boiled off in refinery operations.

 subordination period:    The subordination period will generally extend from the closing of the initial public offering until the first to occur of:

(a)
the first day of any quarter beginning after June 30, 2010 for which:

(1)
distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

(2)
the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units and subordinated units that were outstanding during those periods on a fully diluted basis, and the general partner units; and

(3)
there are no outstanding cumulative common units arrearages; and

(b)
the date on which the general partner is removed as general partner of TransMontaigne Partners upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal.

 throughput:    The volume of refined product transported or passing through a pipeline, plant, terminal or other facility.

 units:    Refers to both common units and subordinated units, but not general partner units.

Appendix C

PRO FORMA, AS ADJUSTED, AVAILABLE CASH FROM OPERATING SURPLUS

The following table shows the calculation of estimated available cash from operating surplus and should be read in conjunction with "Cash available for distribution" beginning on page 50, the TransMontaigne Partners (Predecessor) Historical Financial Statements, and the TransMontaigne Partners Unaudited Pro Forma Financial Statements.

	Year ended June 30, 2004	Nine months ended March 31, 2005

	(In thousands)
Pro forma net earnings(a)	$9,845	$5,461
Add:
Pro forma depreciation and amortization	6,515	5,010
Pro forma interest expense, net	1,569	1,181

Pro forma EBITDA(b)	17,929	11,652
Less:
Pro forma maintenance capital expenditures(c)	1,955	739
Pro forma interest expense, net	1,569	1,181

Pro forma available cash from operating surplus	14,405	9,732
Less:
Estimated incremental general and administrative expense	2,700	2,025

Pro forma, as adjusted, available cash from operating surplus(a)(d)	$11,705	$7,707

(a)
The pro forma items in this table are derived from the pro forma financial statements are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present the financial position or results of operations of TransMontaigne Partners had the transactions to be effected at the closing of this offering actually been completed as of the date indicated. Furthermore, the pro forma financial statements are based on accrual accounting concepts. In the partnership agreement, available cash from operating surplus is defined on a cash basis rather than an accrual basis. As a consequence, the amount of pro forma, as adjusted, available cash from operating surplus shown above should be viewed as a general indication of the amounts of available cash from operating surplus that may in fact have been generated by TransMontaigne Partners had it been formed on July 1, 2003.

(b)
EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

(c)
Reflects actual maintenance capital expenditures.

Footnotes continued on following page.

C-1

(d)
The amounts of available cash from operating surplus needed to distribute the minimum quarterly distributions for four quarters and one quarter on the common units, subordinated units and general partner units to be outstanding immediately after this offering are approximately:

	One quarter	Four quarters

	(In thousands)
Common units and related distribution on general partner units	$1,621	$6,486
Subordinated units and related distribution on general partner units	1,356	5,424

Total	$2,977	$11,910

The amount of pro forma, as adjusted, available cash from operating surplus for the fiscal year ended June 30, 2004 would have been sufficient to allow us to pay the full minimum quarterly distribution on all of the common units and 96.2% of the minimum quarterly distribution on the subordinated units. The amount of estimated available cash from operating surplus for the nine months ended March 31, 2005 would have been sufficient to allow us to pay the full minimum quarterly distribution on all of the common units and 69.9% of the minimum quarterly distribution on the subordinated units. For further discussion of these calculations, please read "Cash available for distribution" beginning on page 50.

The reduction in pro forma, as adjusted, available cash from operating surplus during the nine-month period ended March 31, 2005 was attributable to TransMontaigne Inc. distributing and transporting fewer barrels of discretionary inventories during this period. Due to concerns expressed by rating agencies regarding TransMontaigne Inc.'s level of debt borrowings to support its discretionary inventory volumes, the overall high level of commodity prices, and the possibility of an increase in the cost of managing the commodity price risk associated with its discretionary inventories, TransMontaigne Inc. distributed and transported fewer barrels of product during the nine months ended March 31, 2005. During the three months ended September 30, 2004, TransMontaigne Inc. decided to explore the possibility of outsourcing its light oils origination activities with the objectives of reducing inventory volumes and related debt borrowings. On November 4, 2004, TransMontaigne Inc. executed a product supply agreement with Morgan Stanley Capital Group, Inc. Since the commencement of TransMontaigne Inc.'s product supply agreement with Morgan Stanley Capital Group, Inc. in January 2005, volumes distributed and transported by TransMontaigne Inc. have returned to historical averages.

C-2

Florida Terminals

Port Everglades, North & South

Fisher Island, Miami

Manatee, Bradenton

Jacksonville

Cape Canaveral

Tampa

        Until                           , 2005 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II
Information not required in the prospectus

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee	$12,391
NASD filing fee	11,028
NYSE listing fee	150,000
Printing and engraving expenses	765,000
Fees and expenses of legal counsel	1,600,000
Accounting fees and expenses	350,000
Transfer agent and registrar fees	5,000
Miscellaneous	306,581

Total	$3,200,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The section of the prospectus entitled "The partnership agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section 10(a) of the Underwriting Agreement to be filed as an exhibit to this registration statement in which TransMontaigne Inc. will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On February 23, 2005, in connection with the formation of the partnership, TransMontaigne Partners L.P. issued to (i) TransMontaigne GP L.L.C. the 2% general partner interest in the partnership for $20 and (ii) to TransMontaigne Product Services Inc. the 98% limited partner interest in the partnership for $980 in an offering exempt from registration under Section 4(2) of the Securities Act.

In connection with the closing of this offering, TransMontaigne Partners L.P. expects to issue 450,000 subordinated units to an affiliate of Morgan Stanley Capital Group, Inc. at a cash purchase price equal to the initial public offering price for TransMontaigne Partners L.P.'s common units, less 17.5%. There will be no underwriters involved in this sale. The issuance of the subordinated units described above is expected to be exempt from registration under Section 4(2) of the Securities Act.

There have been no other sales of unregistered securities within the past three years.

ITEM 16. EXHIBITS

The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description

1.1	***	—	Form of Underwriting Agreement
3.1	**	—	Certificate of Limited Partnership of TransMontaigne Partners L.P.
3.2	**	—	Form of First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. (included as Appendix A to the Prospectus)
5.1	**	—	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered
8.1	**	—	Opinion of Baker Botts L.L.P. relating to tax matters
10.1	*	—
Senior Secured Credit Facility dated as of May 9, 2005 among TransMontaigne Operating Company L.P., each of the financial institutions party thereto, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Syndication Agents, BNP Paribas and Société Générale, as Documentation Agents, and Wachovia Bank, National Association, as Administrative Agent.
10.2	*	—	Form of Contribution, Conveyance and Assumption Agreement
10.3	*	—	Form of Omnibus Agreement
10.4	*	—	Form of Terminaling Services Agreement
10.5	*	—	Form of TransMontaigne GP L.L.C. Long-Term Incentive Plan
10.6	***	—	Form of Purchase Agreement between TransMontaigne Partners L.P. and [Affiliate of Morgan Stanley Capital Group, Inc.]
21.1	*	—	List of Subsidiaries of TransMontaigne Partners L.P.
23.1	*	—	Consent of KPMG LLP
23.2	*	—	Consent of KPMG LLP
23.3	*	—	Consent of KPMG LLP
23.4	**	—	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1)
23.5	**	—	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)
24.1	**	—	Powers of Attorney (contained on signature page)
99.1	**	—	Consent of Director Nominee
99.2	**	—	Consent of Director Nominee
99.3	**	—	Consent of Director Nominee
99.4	**	—	Consent of Director Nominee

*
Filed herewith.

**
Previously filed.

***
To be filed by amendment.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 13, 2005.

TRANSMONTAIGNE PARTNERS L.P.
By:	TransMontaigne GP L.L.C., its General Partner
By:	/s/ DONALD H. ANDERSON Donald H. Anderson Chairman of the Board and Chief Executive Officer,

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 13, 2005.

Signature	Title
/s/ DONALD H. ANDERSON	President, Chief Executive Officer, Chief Operating Officer, Vice Chairman and Director (Principal Executive Officer)
/s/ WILLIAM S. DICKEY	Executive Vice President, Chief Operating Officer and Director
/s/ RANDALL J. LARSON	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Director (Principal Financial and Accounting Officer)

Exhibit index

Exhibit Number		Description

1.1	***	—	Form of Underwriting Agreement
3.1	**	—	Certificate of Limited Partnership of TransMontaigne Partners L.P.
3.2	**	—	Form of First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. (included as Appendix A to the Prospectus)
5.1	**	—	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered
8.1	**	—	Opinion of Baker Botts L.L.P. relating to tax matters
10.1	*	—
Senior Secured Credit Facility dated as of May 9, 2005 among TransMontaigne Operating Company L.P., each of the financial institutions party thereto, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Syndication Agents, BNP Paribas and Société Générale, as Documentation Agents, and Wachovia Bank, National Association, as Administrative Agent.
10.2	*	—	Form of Contribution, Conveyance and Assumption Agreement
10.3	*	—	Form of Omnibus Agreement
10.4	*	—	Form of Terminaling Services Agreement
10.5	*	—	Form of TransMontaigne GP L.L.C. Long-Term Incentive Plan
10.6	***	—	Form of Purchase Agreement between TransMontaigne Partners L.P. and [Affiliate of Morgan Stanley Capital Group, Inc.]
21.1	*	—	List of Subsidiaries of TransMontaigne Partners L.P.
23.1	*	—	Consent of KPMG LLP
23.2	*	—	Consent of KPMG LLP
23.3	*	—	Consent of KPMG LLP
23.4	**	—	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1)
23.5	**	—	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)
24.1	**	—	Powers of Attorney (contained on signature page)
99.1	**	—	Consent of Director Nominee
99.2	**	—	Consent of Director Nominee
99.3	**	—	Consent of Director Nominee
99.4	**	—	Consent of Director Nominee

*
Filed herewith.

**
Previously filed.

***
To be filed by amendment.